UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
LIBERTY GLOBAL PLC

 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

 ☐    Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

May 21, 2020
Dear Shareholder:
You are invited to attend the 2020 Annual General Meeting of Shareholders (the AGM) of Liberty Global plc. This year our AGM will be held in Denver, Colorado at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time and 4:00 p.m. British Summer Time) on Tuesday, June 30, 2020, at 1550 Wewatta St., Suite 1000, Denver, Colorado 80202 U.S., telephone number +1 (303) 220 6600.
As a result of U.S. federal, state and local regulations and guidelines related to the COVID-19 pandemic, physical attendance at the meeting may be subject to restrictions or limitations based upon company policy. In order to provide shareholders with the ability to join remotely, the company intends to webcast the AGM for shareholders. The webcast can be accessed at https://www.libertyglobal.com/investors/investor-relations/presentations-and-webcasts/. For up-to-date information, please refer to our website at https://www.libertyglobal.com/investors/investor-relations/.
The accompanying notice of the annual general meeting of shareholders and proxy statement describes the meeting, the resolutions you will be asked to consider and vote upon and related matters.
Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the 2020 Annual General Meeting, please read the enclosed proxy materials and vote as soon as possible to make sure that your shares are represented. You may vote via the internet or, if you receive a printed copy of your proxy materials, you may vote by mail by signing, dating and returning your proxy card in the envelope provided.
Thank you for your continued support and interest in our company.
Sincerely,
Michael T. Fries
President and Chief Executive Officer
Liberty Global plc

161 Hammersmith Road, London W6 8BS, United Kingdom, Registered in England Nr 8379990, www.libertyglobal.com

LIBERTY GLOBAL PLC
Notice of Annual General Meeting of Shareholders
to be Held June 30, 2020
The 2020 Annual General Meeting of Shareholders (the AGM) of Liberty Global plc (Liberty Global) will be held at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time and 4:00 p.m. British Summer Time) on Tuesday, June 30, 2020, at 1550 Wewatta St., Suite 1000, Denver, Colorado 80202 U.S., telephone number +1 (303) 220 6600, for the following purposes:

1.	Elect Miranda Curtis as a director of Liberty Global for a term expiring at the annual general meeting to be held in 2023 or until a successor in interest is appointed.

2.	Elect John W. Dick as a director of Liberty Global for a term expiring at the annual general meeting to be held in 2023 or until a successor in interest is appointed.

3.	Elect JC Sparkman as a director of Liberty Global for a term expiring at the annual general meeting to be held in 2023 or until a successor in interest is appointed.

4.	Elect J. David Wargo as a director of Liberty Global for a term expiring at the annual general meeting to be held in 2023 or until a successor in interest is appointed.

5.
Approve, on an advisory basis, the annual report on the implementation of the directors’ compensation policy for the year ended December 31, 2019, contained in Appendix A of the proxy statement (in accordance with requirements applicable to U.K. companies).

6.
Approve the director’s compensation policy contained in Appendix A of Liberty Global’s proxy statement for the 2020 AGM (in accordance with requirements applicable to United Kingdom (U.K.) companies) to be effective as of the date of the 2020 AGM.

7.
Approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Liberty Global’s proxy statement for the 2020 AGM pursuant to the compensation disclosure rules of the Securities and Exchange Commission, under the heading “Executive Officers and Directors Compensation”.

8.
Choose, on an advisory basis, the frequency at which future advisory votes on the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, will be held.

9.	Ratify the appointment of KPMG LLP (U.S.) as Liberty Global’s independent auditor for the year ending December 31, 2020.

10.
Appoint KPMG LLP (U.K.) as Liberty Global’s U.K. statutory auditor under the U.K. Companies Act 2006 (the Companies Act) (to hold office until the conclusion of the next annual general meeting at which accounts are laid before Liberty Global).

11.	Authorize the audit committee of Liberty Global’s board of directors to determine the U.K. statutory auditor’s compensation.

12.
Authorize Liberty Global’s board of directors in accordance with Section 570 of the Companies Act to allot equity securities (as defined in Section 560 of the Companies Act) for cash pursuant to the authority conferred under section 551 of the Companies Act by resolution 10 passed at the Annual General Meeting of Liberty Global held on June 11, 2019, without the rights of preemption provided by Section 561 of the Companies Act.

13.
Authorize Liberty Global and its subsidiaries to make political donations to political parties, independent election candidates and/or political organizations other than political parties and/or incur political expenditures of up to $1,000,000 under the Companies Act.

14.
Approve the form agreements and counterparties pursuant to which Liberty Global may conduct the purchase of its ordinary shares in the capital of Liberty Global and authorize all or any of Liberty Global’s directors and senior officers to enter into, complete and make purchases of ordinary shares in the capital of Liberty Global pursuant to the form of agreements and with any of the approved counterparties, which approvals will expire on the fifth anniversary of the 2020 AGM.

Please refer to the proxy statement for detailed information on each of these resolutions. We encourage you to read the proxy statement in its entirety before voting. Our board of directors has approved each resolution and recommends that the shareholders entitled to vote at the AGM vote “FOR” each of the resolutions, except resolution 8 where our board of directors recommends that shareholders vote in favor of the “3 Years” frequency. No shareholder has proposed, in accordance with sections 100 through 102 of our articles of association, any additional resolutions to be brought before the AGM.
Resolutions 1 through 7, 9 through 11 and 13 through 14 will be proposed as ordinary resolutions, which means that, assuming a quorum is present, each resolution will be approved if a simple majority of votes cast are cast in favor thereof. Resolution 12 will be proposed as a special resolution, which means that, assuming a quorum is present, the resolution will be approved if 75% of the votes cast are cast in favor thereof.
With respect to the advisory vote on resolution 5 regarding approving our U.K. statutory implementation report for the year ended December 31, 2019, and resolution 7 regarding our named executive officer compensation as reported in the proxy statement, the result of the vote for each resolution will not require our board of directors or any committee thereof to take any action. Our board of directors will, however, carefully consider the outcome of the advisory vote on the resolution as it values the opinions of our shareholders. Although resolution 8 on the frequency for the advisory vote on our named executive officers compensation is also an advisory vote, our board will follow the option (three years, two years or one year) receiving a majority of the votes cast.
During the AGM, our board of directors will lay before our company our U.K. annual report and accounts for the year ended December 31, 2019, which report includes our statutory accounts, the U.K. Statutory Directors’ Report and the statutory Auditors’ Report for the year ended December 31, 2019.
All shareholders of Liberty Global are invited to attend the AGM. As a result of U.S. federal, state and local regulations and guidelines related to the COVID-19 pandemic, physical attendance at the meeting may be subject to restrictions or limitations based upon company policy. In order to provide shareholders with the ability to join remotely, the company intends to webcast the AGM for shareholders. The webcast can be accessed at https://www.libertyglobal.com/investors/investor-relations/presentations-and-webcasts/. For up-to-date information, please refer to our website at https://www.libertyglobal.com/investors/investor-relations/.
All shareholders of record of Liberty Global Class A ordinary shares or Liberty Global Class B ordinary shares of Liberty Global (collectively, the voting shares) as of 5:00 p.m. Eastern Time (10:00 p.m. British Summer Time) on May 15, 2020, the record date for the AGM, are entitled to notice of the AGM or any adjournment thereof and are entitled to vote at the AGM or any adjournment thereof. The holders of our voting shares will vote together as a single class on each of the above resolutions. A list of shareholders entitled to vote at the AGM will be available at our offices at 161 Hammersmith Road, London W6 8BS, U.K., and at 1550 Wewatta Street, Suite 1000, Denver, Colorado 80202 U.S., for review by any shareholder, for any purpose germane to the AGM, for at least 10 days prior to the AGM. The shareholders of record of Liberty Global Class C ordinary shares are not entitled to vote on the resolutions to be presented at the AGM. As noted above, due to the ongoing COVID-19 pandemic, we may have some restrictions on building access and room occupancy in accordance with company policy and relevant government orders and guidelines. If you plan to inspect materials in person in London or Denver, please monitor our website at https://www.libertyglobal.com/investors/investor-relations, for the most up-to-date information on building access.
Your vote is important, regardless of the number of shares you own. To make sure your shares are represented at the AGM, please vote as soon as possible, whether or not you plan to attend the AGM. You may vote by proxy either over the internet or by requesting a proxy card to complete, sign and promptly return in the postage-paid envelope (if mailed in the U.S.).

If you vote via the internet, your vote must be received by 1:00 a.m. Eastern Time (6:00 a.m. British Summer Time), on June 30, 2020. You may revoke your proxy in the manner described in the accompanying proxy statement.
By Order of the Board of Directors,
Bryan H. Hall
Secretary
May 21, 2020

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL GENERAL MEETING, PLEASE VOTE VIA THE INTERNET AS PROMPTLY AS POSSIBLE. ALTERNATIVELY, REQUEST A PAPER PROXY CARD TO COMPLETE, SIGN AND RETURN BY MAIL.

161 Hammersmith Road, London W6 8BS, United Kingdom, Registered in England Nr 8379990, www.libertyglobal.com

TABLE OF CONTENTS
TABLE OF CONTENTS

PROXY STATEMENT	1	Outstanding Equity Awards at Fiscal Year-End	50
Voting Matters and Board Recommendations	2	Option Exercises and Shares Vested	53
QUESTIONS AND ANSWERS ABOUT THE AGM AND VOTING	3	Deferred Compensation Plan	54
CORPORATE GOVERNANCE	7	Employment and Other Agreements	55
Governance Guidelines	7	Potential Payments Upon Termination or Change in Control	60
Director Independence	7	Termination of Employment	61
Board Leadership Structure	7	Change in Control	64
Risk Oversight	7	CEO Pay Ratio	67
Code of Business Conduct and Code of Ethics	8	Director Compensation	67
Political Contributions	9	2019 Compensation of Directors	70
Shareholder Communication with Directors	9	RESOLUTION 5	72
Policies Regarding Hedging	9	Vote and Recommendation	73
BOARD AND COMMITTEES OF THE BOARD	10	RESOLUTION 6	73
Board Meetings and Attendance	10	Vote and Recommendation	73
Committees of the Board	10	RESOLUTION 7	74
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14	Vote and Recommendation	74
Security Ownership of Certain Beneficial Owners	14	RESOLUTION 8	75
Security Ownership of Management	16	Vote and Recommendation	75
Change in Control	19	RESOLUTIONS 9, 10 and 11	76
RESOLUTIONS 1, 2, 3 and 4	20	Vote and Recommendation	76
Vote and Recommendation	20	Audit Fees and All Other Fees	77
Nominees for Election of Directors	21	Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor	77
Directors Whose Term Expires in 2021	23	Audit Committee Report	78
Directors Whose Term Expires in 2022	25	RESOLUTION 12	79
MANAGEMENT OF LIBERTY GLOBAL	26	Vote and Recommendation	80
Executive Officers	26	RESOLUTION 13	81
EXECUTIVE OFFICERS AND DIRECTORS COMPENSATION	27	Vote and Recommendation	82
Executive Summary	28	RESOLUTION 14	83
Compensation Discussion and Analysis	29	Vote and Recommendation	85
Overview of Compensation Process	29	INCENTIVE PLANS	86
Compensation Philosophy and Goals	29	CERTAIN TRANSACTIONS	88
Long-Term Contracts	31	Certain Relationships	88
Setting Executive Compensation	31	SHAREHOLDER RESOLUTIONS	88
Elements of Our Compensation Packages	31	SHAREHOLDER RIGHTS	89
Tax and Accounting Considerations	43	FINANCIAL REPORTING STANDARDS	89
Recoupment Policy	43	APPENDIX A: DIRECTORS’ REMUNERATION REPORT	A-1
Post-Employment Benefits and Change in Control	43	Annual Statement of the Chairman of the Compensation Committee	A-1
Timing of Equity Awards	44	Consideration of Shareholder Views	A-3
Compensation Committee Report	44	Directors’ Compensation Policy	A-4
Summary Compensation	45	Annual Compensation Report	A-19
Grants of Plan-Based Awards	48
Narrative to Summary Compensation and Grants of Plan-Based Awards Table	50

i

LIBERTY GLOBAL PLC
161 Hammersmith Road, London W6 8BS
United Kingdom
Registered in England Nr 8379990
_________________________________________________________
PROXY STATEMENT FOR THE
2020 ANNUAL GENERAL MEETING OF SHAREHOLDERS
_________________________________________________________

We are furnishing this proxy statement to holders of record as of 5:00 p.m. Eastern Time (10:00 p.m. British Summer Time) on May 15, 2020, of Liberty Global Class A ordinary shares or Liberty Global Class B ordinary shares, each with nominal value $0.01 per share, of Liberty Global plc, a public limited company organized under the laws of England and Wales (Liberty Global), in connection with our board of directors soliciting your proxy to vote at our 2020 Annual General Meeting of Shareholders (the AGM) or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders (the Meeting Notice). Under English law, holders of a company’s ordinary shares are referred to as “members”, but for convenience, they are referred to in this proxy statement as “shareholders”.
We relied on the U.S. Securities and Exchange Commission’s (the SEC) Order under Section 36 of the Securities Exchange Act of 1934, as amended, dated March 25, 2020 (Release No. 34-88465), to delay the filing of the information required to be disclosed by Part III of Form 10-K that is included herein, due to disruptions caused by the COVID-19 pandemic. For additional information, see our Current Report on Form 8-K filed with the SEC on April 29, 2020.
As permitted by the SEC rules and regulations in the United States (U.S.) and the United Kingdom Companies Act 2006 (the Companies Act), instead of mailing a printed copy of our proxy materials, including the form of proxy card and our annual report to each shareholder of record, we are furnishing our proxy materials and annual report to our shareholders over the internet. It is anticipated that the Notice of Internet Availability of Proxy Materials (the Internet Notice) will be first mailed to our shareholders on or about May 21, 2020. If you received the Internet Notice by mail, you will not receive a printed copy of the proxy materials or annual report, unless specifically requested. In addition to the annual report accompanying our proxy materials as required by the rules and regulations of the SEC, we are also providing our United Kingdom (U.K.) annual report and accounts for the year ended December 31, 2019 (the U.K. Report and Accounts) as required by the Companies Act. The U.K. Report and Accounts includes the U.K. statutory accounts, the U.K. statutory Directors’ Report and the U.K. Auditors’ Report and is being made available at the same time and by the same methods as our proxy materials and annual report. If you would like to receive a printed copy of our U.K. Report and Accounts, please follow the instructions for requesting such report included in the Internet Notice.

Voting Matters and Board Recommendations
Set forth below is a brief summary of the resolutions to be passed at the AGM. Since this is a summary we encourage you to read the full proxy statement for all the details. As a company incorporated in England and Wales and listed on NASDAQ we have resolutions that are required under both U.K. and U.S. rules and regulations. The board of directors recommends that the holders of our Liberty Global Class A shares and Liberty Global Class B shares (collectively, the voting shares) vote “FOR” each of the following resolutions:

Resolution	Issue	Board Recommendation
1-4	Election of Directors ∙ Miranda Curtis ∙ John Dick ∙ JC Sparkman ∙ J. David Wargo	FOR
5	U.K. Advisory Vote on Director Compensation	FOR
6	U.K. Director Compensation Policy	FOR
7	SEC Advisory Vote on Compensation of Named Executive Officers	FOR
8	Advisory Vote on Frequency of SEC Say on Pay Votes - Option of 1, 2 or 3 Years	3 Years
9-11	Auditor Related Resolutions ∙ Ratification of KPMG as Independent Auditor ∙ Appoint KPMG as Statutory Auditor ∙ Authorize Audit Committee to Determine Statutory Auditor Fees	FOR
12	Waive Preemptive Rights	FOR
13	Authorize Political Contributions	FOR
14	Authorize Share Buybacks	FOR
No shareholder has proposed, in accordance with sections 100 through 102 of our articles of association, any additional resolutions to be brought before the AGM.
The AGM may be adjourned to another date, time or place for proper purposes, including for the purpose of soliciting additional proxies to vote on the resolutions.

QUESTIONS AND ANSWERS ABOUT THE AGM AND VOTING
The questions and answers below highlight only selected information about the AGM and how to vote your shares. You should read carefully the entire proxy statement, including the Appendices, before voting.
When and where is the AGM?
The AGM will be held at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time and 4:00 p.m. British Summer Time) on Tuesday, June 30, 2020, at 1550 Wewatta St., Suite 1000, Denver, Colorado 80202 U.S., telephone number +1 (303) 220 6600. As a result of U.S. federal, state and local regulations and guidelines, physical attendance at the meeting may be subject to restrictions or limitations based upon company policy. In order to provide shareholders with the ability to join remotely, the company intends to webcast the AGM for shareholders. The webcast can be accessed at https://www.libertyglobal.com/investors/investor-relations/presentations-and-webcasts/. For up-to-date information, please refer to our website at https://www.libertyglobal.com/investors/investor-relations/.
What is the record date for the AGM?
The “record date” for the AGM is 5:00 p.m. Eastern Time (10:00 p.m. British Summer Time) on May 15, 2020.
What is the purpose of the AGM?
The purpose of the AGM is to consider and vote on each of the resolutions listed in the Meeting Notice and more fully described in this proxy statement. The resolutions in the Meeting Notice are the only items to be acted upon at the AGM. In the event there is a resolution to adjourn or postpone the AGM, the officers designated as proxies will have discretion to vote on such resolution, unless the resolution is to adjourn or postpone the AGM for the purpose of soliciting additional proxies.
What are the requirements to elect the directors and approve each of the other resolutions?
You may cast your vote for or against resolutions 1 through 7 and 9 through 14, in favor of “3 Years,” “2 Years” or “1 Year” with respect to resolution 8 or abstain from voting your shares on one or more of these resolutions.
The affirmative vote of a simple majority of the votes cast by the holders of our voting shares voting together as a single class is required to approve each of resolutions 1 through 7, 9 through 11 and 13 through 14. For example, in regard to the election of directors at the AGM, a nominee for director will be elected to our board if the votes cast “For” such nominee exceed the votes cast “Against” such nominee’s election. Resolution 7, regarding the compensation of our named executive officers (NEOs), is advisory in nature. Accordingly, the outcome of this advisory vote is not binding on Liberty Global, our board of directors or our compensation committee. Our board, however, values the opinions of our shareholders and will consider the outcome of the advisory vote in respect of this resolution. On resolution 8, holders of our voting shares may vote their shares in favor of any one of the options (three years, two years or one year) or may abstain from voting with respect to such matter. The option under resolution 8 receiving a simple majority of the affirmative votes cast by the holders of our voting shares (voting together as a single class) on resolution 8 will be the option selected by our board of directors.
The affirmative vote of at least 75% of the votes cast by the holders of our voting shares voting together as a single class is required to approve resolution 12.
How many votes do shareholders have at the AGM?
Only holders of record of our voting shares as of the record date are entitled to vote at our AGM. As of the record date, we expect to have outstanding and entitled to vote at the meeting approximately 182,256,835 Liberty Global Class A shares and 12,561,851 Liberty Global Class B shares. Our voting shares are our only voting ordinary shares and vote together as a single class on all matters. Each Liberty Global Class A share has one vote and each Liberty Global Class B share has ten votes on each matter on which holders of ordinary shares of such classes are entitled to vote at the AGM. The Liberty Global Class C shares are non-voting, except where otherwise required by the Companies Act and our articles of association.
As of the record date, we expect to have approximately 598 record holders of Liberty Global Class A shares and seven record holders of Liberty Global Class B shares. These amounts do not include the number of shareholders whose ordinary shares are held of record by banks, brokers or other nominees, but include each such institution as one holder.

What is the difference between a shareholder of record and a beneficial owner?
These terms describe how your shares are held. If your shares are registered directly in your name with Computershare, our transfer agent, you are a shareholder of record and the proxy materials or the Internet Notice are being sent directly to you by Liberty Global. If your shares are held in the name of a broker, bank, or other nominee, you are a beneficial owner of the shares held in street name and the proxy materials or the Internet Notice are being made available or forwarded to you by your broker, bank, or other nominee, who is treated as the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares by following the instructions on the proxy card or Internet Notice.
What do shareholders need to do to vote on the resolutions?
Voting on the resolutions will be by a poll. If you are a shareholder of record, then, after carefully reading and considering the information contained in this proxy statement, you may appoint a proxy to vote on your behalf. The Internet Notice will instruct you as to how you may access and review the information in the proxy materials and how you may submit your proxy to vote over the internet. When you log onto the internet website address, you will receive instructions on how to vote your shares. The internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting shareholder separately. Voting through the internet will be voting by proxy. If you receive a paper copy of the proxy materials, you may also follow the instructions contained therein to submit a proxy and to vote either by submitting a paper proxy or over the internet.
If you are a beneficial owner, you should follow the directions provided by your broker, bank or other nominee as to how to vote your shares or when granting or revoking a proxy.
To be valid, the submission of a proxy via the internet must be received by 1:00 a.m. Eastern Time (6:00 a.m. British Summer Time) on June 30, 2020.
How do I vote my shares that are held in our 401(k) Plan?
If you hold Liberty Global Class A shares through your account in the Liberty Global 401(k) Savings and Stock Ownership Plan (the 401(k) Plan), which plan is for employees of our subsidiary, Liberty Global, Inc. (LGI), the trustee for such plan is required to vote your Liberty Global Class A shares as you specify. To allow sufficient time for the trustees to vote your Liberty Global Class A shares, your voting instructions must be received by 12:00 a.m. Eastern Time (5:00 a.m. British Summer Time) on June 25, 2020. To vote such shares, please follow the instructions provided by the trustee for such plan.
What if I do not specify a choice for a resolution in my proxy?
All voting shares properly voted via the internet at or prior to 1:00 a.m. Eastern Time (6:00 a.m. British Summer Time) on June 30, 2020, and all voting shares represented by properly executed paper proxies received prior to or at the AGM and, in each case, not revoked, will be voted in accordance with the instructions so provided. If you are a shareholder of record and no specific instructions are given, the voting shares represented by a properly executed proxy will be voted in favor of each of resolutions 1 through 7 and 9 through 14 and in favor of the three year option under resolution 8, as listed in the Meeting Notice.
If you are a beneficial owner, your broker, bank and other nominee may exercise discretion in voting on routine matters, but may not exercise discretion and vote on non-routine matters. Resolutions 9, 10 and 11 are considered routine and your broker, bank or other nominee may, at their discretion, vote on these resolutions without instructions from you. The remaining resolutions are considered non-routine matters and thus your broker, bank or other nominee may not vote on these resolutions without instructions from you.
What if I respond and indicate that I am abstaining from voting?
A properly submitted proxy marked “ABSTAIN”, although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of ordinary shares represented and entitled to vote at the meeting, will not be treated as votes cast at the AGM. Accordingly, an abstention will not be taken into account in determining the outcome on any of the resolutions.
Can I change my vote?
You may revoke (i.e., terminate) your paper proxy at any time prior to its use by delivering a signed notice of revocation or a later dated signed paper proxy or by attending the meeting and voting in person. Attendance at the AGM will not in itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent or hand delivered so as to be received at Liberty Global plc, Attention: Secretary, 1550 Wewatta Street, Suite 1000, Denver, CO 80202 U.S., at or before the start of the AGM. Any revocation of votes submitted via the internet must be submitted by the same method as the corresponding votes, not later than 1:00 a.m. Eastern Time (6:00 a.m. British Summer Time), on June 30, 2020. If your ordinary shares are held in the name of a bank, broker or other nominee, you should contact them to change your vote.
All voting shares that have been properly voted and not revoked will be voted at the AGM.
What are “broker non-votes” and how are they treated?
A broker non-vote occurs when ordinary shares held by a broker, bank or other nominee are represented at the meeting, but the nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the ordinary shares on a particular resolution. Ordinary shares represented by broker non-votes will be counted for purposes of determining whether there is a quorum at the meeting but will be deemed ordinary shares not entitled to vote and will not be included for purposes of determining the aggregate voting power and number of ordinary shares represented and entitled to vote on a particular matter.
Who may attend, and who may vote at, the AGM?
All shareholders of Liberty Global may attend the AGM. Only holders of record of our voting shares, as of 5:00 p.m. Eastern Time (10:00 p.m. British Summer Time), on May 15, 2020, the record date for the AGM, are entitled to vote at the AGM or any adjournment thereof. Holders of Liberty Global Class C shares will not be entitled to vote on any of the resolutions. Due to the COVID-19 pandemic, we may have some restrictions on building access and room occupancy in accordance with company policy and relevant government orders and guidelines. If you plan to attend the AGM in person, please monitor our website at https://www.libertyglobal.com/investors/investor-relations, for the most up-to-date information on attendance. The company intends to webcast the AGM for shareholders, which can be accessed at https://www.libertyglobal.com/investors/investor-relations/presentations-and-webcasts/. Shareholders will have the ability to pose questions to senior management, which may be addressed during the AGM. Further instructions on how to join the AGM remotely and submit questions to senior management will be made available on our website. However, due to England and Wales corporate laws, shareholders will not be able to vote during the webcast.
If you are a shareholder of record of our voting shares, you have the right to attend, speak and vote in person at the meeting. Any corporation which is a shareholder of record may by resolution of its directors authorize one or more persons to act as its representative(s) at the AGM and the person(s) so authorized shall (on production of a certified copy of such resolution at the AGM) be entitled to exercise these same powers on behalf of the corporation as that corporation could exercise if it were an individual shareholder of Liberty Global. If you are a beneficial owner, you may also attend and speak at the meeting. You may not, however, vote your shares held in street name unless you obtain a “proxy” from your broker, bank or other nominee that holds the shares, which gives you the right to vote the shares at the AGM.
Notwithstanding the foregoing, we recommend that you vote by proxy in advance of the AGM even if you plan to attend the AGM in person (note that you may change your vote at the AGM).
A list of shareholders entitled to vote at the AGM will be available at our offices at 161 Hammersmith Road, London W6 8BS, U.K., and at 1550 Wewatta Street, Suite 1000, Denver, Colorado 80202, U.S., for review by any shareholder, for any purpose germane to the AGM, for at least 10 days prior to the AGM. As noted above, due to the ongoing COVID-19 pandemic, we may have some restrictions on building access and room occupancy in accordance with company policy and relevant government orders and guidelines. If you plan to inspect materials in person in London or Denver, please monitor our website at https://www.libertyglobal.com/investors/investor-relations, for the most up-to-date information on building access.
What constitutes a quorum at the AGM?
The presence, in person or by proxy, of the holders of a simple majority of the combined voting power of our voting shares outstanding and entitled to vote at the AGM is necessary to constitute a quorum at the AGM.
How can I request paper copies of the proxy materials?
If you received the Internet Notice by mail and would like to receive a printed copy of our proxy materials, our annual report and our U.K. Report and Accounts please follow the instructions for requesting such materials included in the Internet Notice.

May I choose the method in which I receive future proxy materials?
If you are a shareholder of record, you may receive future notices, annual reports and proxy materials electronically. To sign up for electronic delivery, go to www.computershare-na.com/green. You may also sign up when you vote by internet at www.envisionreports.com/LGP and follow the prompts. Once you sign up, you will no longer receive a printed copy of the notices, annual reports and proxy materials, unless you request them. You may suspend electronic delivery of the notices, annual reports and proxy materials at any time by contacting our transfer agent, Computershare, +1(888) 218-4391 if in the U.S. and +1(781) 575-3919 if outside the U.S.
If you are a beneficial owner, you may request electronic access by contacting your broker, bank, or other nominee.
What is “householding”?
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” the Internet Notice or the proxy materials, as the case may be. This means that only one copy each of the Internet Notice or the proxy materials, as the case may be, is being sent to multiple shareholders in your household. We will promptly deliver a separate copy of the Internet Notice or proxy materials to you if you call, email or mail our Investor Relations Department, +1(303) 220-6600 or ir@libertyglobal.com or Liberty Global plc, attention: Investor Relations Department, 161 Hammersmith Road, London W6 8B6, U.K. If you prefer to receive separate copies of such documents in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above telephone number, email address or mailing address.
Who will pay for the cost of this proxy solicitation?
We will solicit the proxies and will pay the entire cost, if any, for such solicitation. Our directors, officers and employees may solicit proxies by mail, email, telephone or in person. These persons will receive no additional compensation for such services. We have also retained Innisfree M&A Incorporated to assist in the solicitation of proxies at a cost of $18,000, plus reasonable out of pocket expenses. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of ordinary shares held of record by them and will be reimbursed for their reasonable expenses in connection therewith.
What do I do if I have additional questions?
If you have any further questions about voting or attending the AGM, please call Liberty Global Investor Relations at +1(303) 220-6600 or contact Innisfree M&A Incorporated, who is acting as proxy solicitation agent for the AGM, at +1(877) 825-8906 (within the U.S. and Canada) or +1(412) 232-3651. Banks and brokers may call collect at +1(212) 750-5833.

CORPORATE GOVERNANCE
Governance Guidelines
Our board has adopted corporate governance guidelines, which are available on our website at www.libertyglobal.com. Under the guidelines, our independent directors meet privately at least twice a year in executive session. These executive sessions are generally held in conjunction with a regularly scheduled board meeting. The presiding director for these meetings is currently Paul Gould, the chairman of the audit committee. The role of presiding director rotates annually among our nominating and corporate governance committee chair, our audit committee chair and our compensation committee chair.
Director Independence
It is our policy that a majority of the members of our board of directors be independent of our management. For a director to be deemed independent, our board of directors must affirmatively determine that the director has no direct or indirect material relationship with our company other than in his or her capacity as a board member. To assist our board of directors in determining which of our directors qualify as independent for purposes of the NASDAQ Stock Market (NASDAQ) rules, as well as applicable rules and regulations adopted by the SEC, the nominating and corporate governance committee of our board follows the Corporate Governance Rules of NASDAQ on the criteria for director independence. In addition, audit committee and compensation committee members must meet additional heightened independence criteria applicable to audit committee and compensation committee members under applicable NASDAQ and SEC requirements.
In accordance with these criteria, our board of directors has determined that each of Andrew J. Cole, Miranda Curtis, John W. Dick, Paul A. Gould, Richard R. Green, David E. Rapley, Larry E. Romrell, JC Sparkman and J. David Wargo qualifies as an independent director of our company.
Board Leadership Structure
Our board of directors has the authority to determine whether the offices of chairman of the board and chief executive officer should be held by the same or different persons. Since June 2005, these offices have been divided between John C. Malone and Michael T. Fries, respectively, and our board believes that this division continues to be appropriate for our company and its shareholders. The separation of these two roles allows Mr. Fries, our chief executive officer and president (CEO), to focus his energies on actively directing the management of our global operations, including the development and execution of approved strategies and business plans, providing leadership to our executives and employees and representing our company to business partners, investors and the media. Our chairman of the board provides guidance to our CEO and strong leadership to our board in its consideration of strategic objectives and associated risks and oversight of our management’s and company’s performance. We have no policy that requires the positions of chairman and CEO to be separate or combined and we may reconsider our leadership structure from time to time based on the situation at that time.
Risk Oversight
Our management team is responsible for identifying and managing risk related to our company and its significant business activities, subject to oversight by our board of directors. Our board executes its risk oversight directly and through its committees. Our board receives regular briefings from and discussions with senior management and periodic in-depth sessions on specific topics. For certain risk topics as discussed below, a board committee will have initial responsibility for exercising this oversight role, with the chair of the relevant committee reporting to the full board.
Full Board
At each regularly scheduled board meeting, our board receives reports from our CEO and other members of senior management with respect to their business unit or functional area, which include information relating to general and specific risks facing our company. For our business units, these reports will address, among other things, material business-specific risks, such as competitive challenges, regulatory initiatives and risks related to operational execution, as well as macro-economic and political risks. Functional area reports cover our capital structure, liquidity, foreign currency exposure, credit and equity market conditions, developments in technology, cybersecurity risks, legal and regulatory compliance, and talent management and compensation programs. In-depth presentations are made by senior management in connection with our board’s consideration of acquisition opportunities and new strategic initiatives, which include a discussion of material risks to achieving the business case for the proposed transaction or project. Our senior management regularly updates the audit committee and board on our cybersecurity risks, including how we determine and mitigate such risks. It also reviews information regarding our cybersecurity risks on a regular basis. Periodically, a more detailed review of a specific country of operation will be provided by the local management team or a specific topic of interest, such as technology developments, will be explored in greater depth, at a regularly scheduled or a special board meeting or during an off-site visit. Our board of directors also makes annual site visits to different countries in which we operate and has periodic strategy retreats with invited members of senior management. Our senior management’s attendance at board meetings, the site visits and strategy retreats provide frequent opportunities for our directors to interact with members of our management team individually to understand and provide input on relevant risk exposures. Also, through its review of our strategies and objectives, budgets and business plans, our board of directors sets the direction for appropriate risk taking within our operations.
Committees
Audit Committee. Our audit committee has oversight responsibility for the policies, processes and risks relating to our financial statements, financial reporting processes, auditing and information security and technology, including cybersecurity risks. The senior officer of our internal audit and compliance group reports to the audit committee and assists the committee with its review of relevant risks within its oversight responsibility and of our internal controls. Senior officers of our finance and accounting groups attend all regularly scheduled audit committee meetings and provide in-depth reports on specific risks, including changes in accounting rules, risks associated with liquidity, covenant compliance, currency and interest rate hedging positions and stability of counterparties. From time to time, the audit committee, with management, identifies and reviews other areas of risks related to Liberty Global’s operations and at least quarterly receives reports on and reviews cybersecurity risks. The audit committee also receives reports on allegations received through our ethics compliance reporting process and the status of investigations into such allegations. Additional functions of the audit committee are described under Board and Committees of the Board —Audit Committee below.
Compensation Committee. Our compensation committee has oversight responsibility with respect to risks related to the design and implementation of compensation programs for senior management and equity performance-based awards. At least annually, our compensation committee considers the risks associated with our compensation policies and practices for both executive compensation and compensation generally. To assist the compensation committee in discharging this responsibility, our global human resources group provides reports on the design and administration of incentive programs and the safeguards in effect to avoid encouraging unnecessary or excessive risk taking. For the compensation committee’s report on its risk assessment of our compensation programs, see —Risk Assessment of Compensation Programs below.
Nominating and Corporate Governance Committee. Our nominating and corporate governance committee has oversight responsibility with respect to risks related to our governance, including board and director performance and governance guidelines.
Succession Planning Committee. Our succession planning committee has oversight responsibility for the risks related to succession planning for our CEO and other executive officers, as well as risks associated with a CEO absence. The committee aims to undertake an annual evaluation of the CEO candidate profile and qualifications that meets the leadership needs of Liberty Global.
Code of Business Conduct and Code of Ethics
We have adopted a code of business conduct that applies to all of our employees, directors and officers. In addition, we have adopted a code of ethics for our CEO and senior financial officers and the managing directors and senior financial officers at our operating companies, which constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act). Both codes are available on our website at www.libertyglobal.com.

Political Contributions
Our code of business conduct prohibits the use of company funds and assets for political contributions to political parties, political party officials and candidates for office, unless approved by our general counsel. Additionally, our charitable giving programs available to employees prohibit political contributions by our company. At this meeting, we are requesting that our shareholders authorize the company to make or incur payments not to exceed $1.0 million in the aggregate for political donations (including donations to political organizations and political parties) and political expenditures, during the period beginning on the date of the AGM and expiring at the next annual general meeting of Liberty Global. For further information on this resolution, please see Resolution 13 below.
Shareholder Communication with Directors
Our shareholders and other interested parties may send communications to our board of directors or to individual directors by mail addressed to the board of directors or to an individual director c/o Liberty Global plc, 161 Hammersmith Road, London W6 8BS, U.K. Attn: General Counsel. Communications from our shareholders will be forwarded to our directors on a timely basis.
Policies Regarding Hedging
Our Insider Trading Policy requires each of our directors and executive officers to pre-clear all proposed transactions in our company’s securities, including hedging or monetization transactions, with the legal department or our company’s outside counsel. The policy prohibits short sales of our company’s securities by any director or employee. Otherwise, we do not have any practices or policies regarding the ability of our employees (including officers) or directors, or any of their designees, to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities.
The company permits pledges of the company’s securities by its management and directors, although only a few persons have pledges in place. Senior executives of the company are encouraged to hold the company’s shares and are subject to a share ownership policy. In most cases the share ownership policy is substantially exceeded. The ability to pledge shares in a traditional broker arrangement may facilitate deeper ownership of the underlying shares and discourage sales of shares. Furthermore executives may have other investments or assets pledged in the same financial arrangements and the ratio of collateral to principal may be low.

BOARD AND COMMITTEES OF THE BOARD
Board Meetings and Attendance
During 2019, we had nine meetings of our full board of directors. Each director attended, either in person or telephonically, at least 75% of the total number of meetings of our board and each committee on which he or she served. The independent directors of Liberty Global held two executive sessions without the participation of management during 2019. Our board of directors encourages all members to attend each annual general meeting of our shareholders. For our 2019 AGM, seven of our board members attended in person or via tele-conference.
Information with respect to each of the current committees of our board of directors is provided below. Our board of directors has adopted a written charter for each of its committees, which are available on our website at www.libertyglobal.com.
The table below provides membership and meeting information for each of the board committees.

	Audit	Compensation	Nominating & Corporate Governance	Succession Planning
Andrew J. Cole		●	●
Miranda Curtis	●		●	●
John W. Dick	●		●
Michael T. Fries
Paul A. Gould	Chair		●	●
Richard R. Green			●
John C. Malone				Chair
David E. Rapley			Chair	●
Larry E. Romrell		●	●
JC Sparkman		Chair	●	●
J. David Wargo	●		●
2019 Meetings	8	12	2	0
Committees of the Board
Audit Committee
A description of the audit committee members’ respective experience is set forth under Resolutions 1, 2, 3 and 4 below. Our board of directors has determined that more than one member of the committee, including its chairman, Mr. Gould, qualifies as an “audit committee financial expert” under applicable SEC rules and regulations.
The audit committee reviews and monitors our corporate financial reporting and our internal and external audits. The audit committee’s functions include:

•	appointing and, if necessary, replacing our independent auditors;

•	reviewing and approving, in advance, the scope and the fees of all auditing services, and all permissible non-auditing services, to be performed by our independent auditors;

•
reviewing our annual audited financial statements with our management and our independent auditors and making recommendations regarding inclusion of such audited financial statements in certain of our public filings;

•
overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services, including holding quarterly meetings to review our quarterly reports, discussing with our independent auditors issues regarding the ability of our independent auditors to perform such services, reviewing with our independent auditors any audit related problems or difficulties and the response of our management, and addressing other general oversight issues;

•
reviewing and discussing with management and our independent auditors issues regarding accounting principles, tax matters, effectiveness of internal controls, financial reporting, and regulatory and accounting initiatives;

•	reviewing quarterly earnings releases;

•
overseeing the maintenance of an internal audit function, discussing with our independent auditors, the internal auditor and our management, as appropriate, the internal audit function’s responsibilities, budget and staff, periodically reviewing with our independent auditors the results and findings of the internal audit function and coordinating with our management to ensure that the issues associated with such results and findings are addressed;

•	discussing with management financial risk exposure and risk management policies;

•
reviewing disclosures by our certifying officers on any significant deficiencies or material weaknesses in the design or operation of our internal controls and any fraud involving persons who have a significant role in our internal controls;

•
overseeing management’s processes and activities with respect to confirming compliance with applicable securities laws and SEC and NASDAQ rules relating to our accounting and financial reporting processes and the audit of our financial statements;

•
establishing procedures for the consideration of alleged violations of the code of business conduct and the code of ethics adopted by our board and for the reporting and disclosure of violations of or waivers under such codes;

•	establishing procedures for receipt, retention and treatment of allegations on accounting, internal accounting controls or audit matters; and

•	preparing a report for our annual proxy statement.
In addition to the foregoing, as provided in our corporate governance guidelines referenced above, the audit committee must review and approve any related party transaction in which an executive officer has a direct or indirect interest for which disclosure is required under SEC rules.
Compensation Committee
The compensation committee sets our overall compensation philosophy and oversees our executive compensation and benefits programs, policies and practices. The compensation committee’s functions include:
•reviewing and approving annual and long-term performance goals and objectives for our CEO;
•evaluating the performance of and determining the compensation for our CEO;

•	reviewing and approving the compensation of our executive officers and certain other executives, including any employment agreements;

•
reviewing and approving cash-based and equity-based compensation plans that are shareholder approved and awards granted thereunder where participants are executive officers and other members of senior management;

•discussing with management the risk from our compensation program and policies; and
•preparing a report for our annual proxy statement.
See Executive Officers and Directors Compensation—Compensation Discussion and Analysis below for a description of the responsibilities of the compensation committee on matters related to executive compensation and administration of the various incentive plans of our company for awards to employees.
The compensation committee has the authority to engage its own compensation consultants and other independent advisors. During 2019, the compensation committee did not retain any independent advisors for purposes of rendering advice on our executive compensation.

Nominating and Corporate Governance Committee
The nominating and corporate governance committee identifies and recommends persons as nominees to our board of directors, reviews from time to time our corporate governance guidelines and oversees the evaluation of our board of directors. Its duties include:

•	reviewing and recommending compensation for our independent directors and our chairman of the board, including equity-based awards;

•	developing criteria for board membership;

•	reviewing candidates recommended by shareholders for elections to the board; and

•	assessing director and candidate independence.
The nominating and corporate governance committee will consider candidates for director recommended by any shareholder, provided that such nominations are properly submitted. Eligible shareholders wishing to recommend a candidate for nomination as a director should send the recommendation in writing to the Nominating and Corporate Governance Committee, Liberty Global plc, 161 Hammersmith Road, London W6 8BS, U.K., Attn: General Counsel. Shareholder recommendations must be made in accordance with our articles of association, as discussed under Shareholder Resolutions in this proxy statement, and contain the following information:

•
the proposing shareholder’s name and address and documentation indicating the number of ordinary shares beneficially owned by such person and the holder or holders of record of those shares, together with a statement that the proposing shareholder is recommending a candidate for nomination as a director;

•
the candidate’s name, age, business and residence addresses, principal occupation or employment, business experience, educational background and any other information relevant in light of the factors considered by the nominating and corporate governance committee in making a determination of a candidate’s qualifications, as described below;

•	a statement detailing any relationship, arrangement or understanding that might affect the independence of the candidate as a member of our board;

•	any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of the candidate as a director;

•	a representation as to whether the proposing shareholder intends to deliver any proxy materials or otherwise solicit proxies in support of the director nominee;

•
a representation that the proposing shareholder intends to appear in person or by proxy at the annual general shareholders meeting at which the person named in such notice is to stand for election; and

•	a signed consent of the candidate to serve as a director, if nominated and elected.
In connection with its evaluation, the nominating and corporate governance committee may request additional information from the proposing shareholder and the candidate. The nominating and corporate governance committee has sole discretion to decide which individuals to recommend for nomination as directors.
To be nominated to serve as a director, a nominee need not meet any specific, minimum criteria; however, the nominating and corporate governance committee believes that nominees for director should possess the highest personal and professional ethics, integrity and values and should be committed to our long-term interests and the interests of our shareholders. When evaluating a potential director nominee, including one recommended by a shareholder, the nominating and corporate governance committee will take into account a number of factors, which may include the following:

•	independence from management; education and professional background; judgment, skill and reputation;

•	understanding of our business and the markets in which we operate;

•	expertise that is useful to us and complementary to the expertise of our other directors;

•	existing commitments to other businesses as a director, executive or owner;

•	personal conflicts of interest, if any; and

•	the size and composition of our existing board of directors.

The nominating and corporate governance committee does not have a formal policy on diversity. It does, however, consider whether the nominee has personal capabilities and qualifications that contribute to the overall diversity of our board. For this purpose, the committee construes diversity broadly to include a variety of perspectives, opinions, professional backgrounds and experiences.
When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, shareholders and others. After conducting an initial evaluation of a prospective nominee, the nominating and corporate governance committee will interview that candidate if it believes the candidate might be suitable to be a director. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to the board of directors, it may recommend to our full board that candidate’s appointment or election.
Prior to nominating an incumbent director for re-election at an annual general meeting, the nominating and corporate governance committee considers, in addition to the foregoing criteria, the director’s past attendance at, and participation in, meetings of our board of directors and its committees and the director’s formal and informal contributions to the various activities conducted by the board and the board committees of which such individual is a member.
Based on the foregoing considerations, the nominating and corporate governance committee determined to recommend Ms. Curtis and Messrs. Dick, Sparkman and Wargo for nomination for re-election to our board.
Succession Planning Committee
Our board of directors has established a succession planning committee to assist the full board in succession planning for our CEO. The responsibilities of the succession planning committee include the development of candidate profiles and qualifications, the identification and evaluation of potential internal candidates and opportunities for their development, the evaluation of potential external candidates and annual reporting to the full board on the results of its work. Our CEO collaborates with the succession planning committee in the performance of its functions. Our board of directors has adopted a written charter for the succession planning committee, which is available on our website at www.libertyglobal.com.
Executive Committee
Our board of directors has established an executive committee pursuant to our articles of association, whose members are Michael T. Fries and John C. Malone, neither of whom is an independent director. The primary purpose of the executive committee is to exercise powers of the board of directors on matters requiring expediency that arise between regularly scheduled board meetings, such as financings, investments, tax planning, acquisitions and divestitures and similar matters. Except as specifically prohibited by the Companies Act or limited by our board of directors, the executive committee may exercise all the powers and authority of our board in the management of our business and affairs between board meetings, including the power and authority to authorize the issuance of ordinary shares of our capital stock, with the exception of certain matters, including amendments to the articles of association and fundamental changes to Liberty Global (such as a merger or sale of substantially all of its assets).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth information, to the extent known by us or ascertainable from public filings, concerning our ordinary shares beneficially owned by each person or entity known by us to own more than 5% of any class of our outstanding voting shares.
Except as otherwise indicated in the notes to the table, the security ownership information is given as of April 1, 2020 and, in the case of percentage ownership information, is based upon (1) 181,908,618 Liberty Global Class A shares, (2) 12,189,197 Liberty Global Class B shares, and (3) 430,635,242 Liberty Global Class C shares, in each case, outstanding on that date. Beneficial ownership of our Liberty Global Class C shares is set forth below only to the extent known by us or ascertainable from public filings. Our Liberty Global Class C shares are, however, non-voting and, therefore, in the case of voting power, are not included.
Ordinary shares issuable on or within 60 days after April 1, 2020, upon exercise of options or share appreciation rights (SARs), vesting of restricted share units (RSUs), conversion of convertible securities or exchange of exchangeable securities, are deemed to be outstanding and to be beneficially owned by the person holding the options, SARs, RSUs or convertible or exchangeable securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Also, for purposes of the following presentation, beneficial ownership of our Liberty Global Class B shares, although convertible on a one-for-one basis into our Liberty Global Class A shares, is reported as beneficial ownership of our Liberty Global Class B shares only, and not as beneficial ownership of our Liberty Global Class A shares. The percentage of voting power is presented on an aggregate basis for each person or entity named below.
So far as is known to us, the persons indicated below have sole voting power and sole dispositive power with respect to the ordinary shares indicated as beneficially owned by them, except as otherwise stated in the notes to the table.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power
John C. Malone	Liberty Global Class A	4,678,691	(1)(2)(3)	2.6%	30.5%
c/o Liberty Global plc	Liberty Global Class B	8,787,373	(4)(5)	72.1%
161 Hammersmith Road	Liberty Global Class C	17,716,971	(1)(2)(3)(4)	4.1%
London W6 8BS U.K.

Michael T. Fries	Liberty Global Class A	2,878,276	(6)(7)(8)	1.6%	7.8%
c/o Liberty Global plc	Liberty Global Class B	2,109,081	(5)	17.3%
161 Hammersmith Road	Liberty Global Class C	6,527,983	(6)(7)(8)	1.5%
London W6 8BS U.K.

Robert R. Bennett	Liberty Global Class A	208	(9)	*	3.3%
c/o Liberty Media Corporation	Liberty Global Class B	993,552	(9)	8.2%
12300 Liberty Boulevard
Englewood, CO 80112

Berkshire Hathaway Inc.	Liberty Global Class A	19,791,000	(10)	10.9%	6.5%
3555 Farnam Street	Liberty Global Class B	—		—
Omaha, NE 68131

Dodge & Cox	Liberty Global Class A	17,460,903	(11)	9.6%	5.7%
555 California Street	Liberty Global Class B	—		—
40th Floor
San Francisco, CA 94104

William H Gates III	Liberty Global Class A	10,855,524	(12)	6.0%	3.6%
Cascade Investments LLC	Liberty Global Class B	—		—
2365 Carillon Point
Kirkland, WA 98033

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power

Harris Associates L.P.	Liberty Global Class A	36,959,912	(13)	20.3%	9.1%
111 S. Wacker Drive,	Liberty Global Class B	—		—
Suite 4600
Chicago, IL 60606

Route One Investment Company, L.P.	Liberty Global Class A	9,320,528	(14)	5.1%	3.1%
One Letterman Drive,	Liberty Global Class B	—		—
Building D, Suite DM200
San Francisco, CA 94129
_______________
* Less than one percent.

(1)	Includes 124,808 Liberty Global Class A shares and 756,405 Liberty Global Class C shares held by Mr. Malone’s spouse, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)
Includes 115,971 Liberty Global Class A shares and 491,212 Liberty Global Class C shares, that are subject to options, which were exercisable as of, or will be exercisable within 60 days of, April 1, 2020.

(3)	Includes 2,140,050 Liberty Global Class A shares and 4,736,253 Liberty Global Class C shares held by Columbus Holding LLC, in which Mr. Malone has a controlling interest.

(4)
Includes 110,148 Liberty Global Class B shares held by two trusts managed by an independent trustee, of which the beneficiaries are Mr. Malone’s adult children. Mr. Malone has no pecuniary interest in the trusts, but he retains the right to substitute the assets held by the trusts. Mr. Malone has disclaimed beneficial ownership of the shares held by the trusts. Also, includes 8,677,225 Liberty Global Class B shares and 6,757,225 Liberty Global Class C shares held by a trust with respect to which Mr. Malone is the sole trustee and, with his spouse, retains a unitrust interest in the trust (the Malone Trust).

(5)
Based on the Schedule 13D/A (Amendment No. 7) of Mr. Malone filed with the SEC on February 18, 2014, pursuant to a letter agreement dated as of February 13, 2014, among Michael T. Fries, our CEO and one of our directors, Mr. Malone and the Malone Trust have agreed that, for so long as Mr. Fries is employed as a principal executive officer by us or serving on our board of directors, (a) in the event the Malone Trust or any permitted transferee (as defined in the letter agreement) is not voting the Liberty Global Class B shares owned by the Malone Trust, Mr. Fries will have the right to vote such Liberty Global Class B shares and (b) in the event the Malone Trust or any permitted transferee determines to sell such Liberty Global Class B shares, Mr. Fries (individually or through an entity he controls) will have an exclusive right to negotiate to purchase such shares, and if the parties fail to come to an agreement and the Malone Trust or any permitted transferee subsequently intends to enter into a sale transaction with a third party, Mr. Fries (or an entity controlled by him) will have a right to match the offer made by such third party.

(6)
Includes 2,002,038 Liberty Global Class A shares and 5,005,279 Liberty Global Class C shares that are subject to SARs, which were exercisable as of, or will be exercisable within 60 days of, April 1, 2020.

(7)	Includes 1,977 Liberty Global Class A shares and 13,061 Liberty Global Class C shares held in the 401(k) Plan for the benefit of Mr. Fries.

(8)
Includes 46,200 Liberty Global Class A shares and 283,360 Liberty Global Class C shares held by a trust managed by an independent trustee, of which the beneficiaries are Mr. Fries’ children. Mr. Fries has no pecuniary interest in the trust, but he retains the right to substitute the assets held by the trust. Mr. Fries has disclaimed beneficial ownership of the shares held by the trust.

(9)
The number of Liberty Global Class A shares and Liberty Global Class B shares is based upon a Form 8.3 dated November 4, 2015, submitted by Mr. Bennett pursuant to the U.K. Takeover Code. Of the shares reported, a Schedule 13D/A filed by Mr. Bennett on March 6, 2014, shows Mr. Bennett and his spouse jointly owning 749,539 Liberty Global Class B shares and Hilltop Investments, LLC, which is jointly owned by Mr. Bennett and his spouse, owning 232,334 Liberty Global Class B shares.

(10)
The number of Liberty Global Class A shares is based upon the Schedule 13G/A (Amendment No. 1) for the year ended December 31, 2018, filed with the SEC on February 14, 2019, by Warren E. Buffett on behalf of himself and Berkshire Hathaway Inc. (Berkshire), as well as on behalf of the following for the respected number of Liberty Global Class A shares indicated: National Indemnity Company (11,412,000), GEICO Corporation (11,190,970), Government Employees Insurance Company (8,075,130), GEICO Indemnity Company (1,752,278), The Buffalo News Drivers/Distributors Pension Plan (27,000), BNSF Master Retirement Trust (2,624,000), Lubrizol Master Trust Pension (340,000), The Buffalo News Mechanical Pension Plan (30,000), GEICO Advantage Insurance Company (1,363,562), Berkshire Hathaway Consolidated Pension Plan Master Retirement Trust (2,375,000), GEICO Corporation Pension Plan Trust (950,000), Scott Fetzer Collective Investment Trust (400,000), Acme Brick Company Pension Trust (395,000), The Buffalo News Editorial Pension Plan (265,000), The Buffalo News Office Pension Plan (159,000) and Precision Castparts Corp. Master Trust (814,000). Mr. Buffett (who may be deemed to control Berkshire), Berkshire and GEICO Corporation are each a parent holding company. National Indemnity

Company, Government Employees Insurance Company, GEICO Indemnity Company and GEICO Advantage Insurance Company are each an insurance company and the remaining reporting persons are each an employee benefit plan. Mr. Buffett, Berkshire and the other reporting persons share voting and dispositive power over the shares listed in the table.

(11)
The number of Liberty Global Class A shares is based upon the Schedule 13G/A (Amendment No. 4) for the year ended December 31, 2019, filed with the SEC on February 13, 2020, by Dodge & Cox. Dodge & Cox is an investment advisor to various investment companies and managed accounts. Dodge & Cox International Stock Fund, an investment company, has an interest in 17,244,703 of the Liberty Global Class A shares reported in the table.

(12)
The number of Liberty Global Class A shares is based on a Schedule 13G filed with the SEC on May 18, 2018, by William H. Gates III, Cascade Investment, L.L.C. (Cascade), the Bill and Melinda Gates Foundation Trust (the Gates Trust) and Melinda French Gates. All Liberty Global Class A shares held by Cascade may be deemed to be beneficially owned by Mr. Gates as the sole member of Cascade. All of the Liberty Global Class A shares beneficially owned by the Gates Trust may be deemed to be beneficially owned by Mr. and Mrs. Gates as co-trustees of the Gates Trust. The Schedule 13G reflects that Mr. Gates has sole voting and dispositive power over 8,736,009 Liberty Global Class A shares and shared voting and dispositive power over 2,119,515 Liberty Global Class A shares; Cascade has sole voting and dispositive power over 8,736,009 Liberty Global Class A shares; and the Gates Trust and Mrs. Gates each have shared voting and dispositive power over 2,119,515 Liberty Global Class A shares. Mr. Gates’ address is One Microsoft Way, Redmond, WA 98052.

(13)
The number of Liberty Global Class A shares is based upon the Schedule 13G/A (Amendment No. 4) for the year ended December 31, 2019, filed with the SEC on February 14, 2020, by Harris Associates Inc. (HAI) on behalf of itself and as general partner of Harris Associates L.P. (Harris L.P.). HAI is an investment advisor to various clients. The Schedule 13G/A reflects that HAI and Harris L.P. each have sole voting power over 27,658,234 of the Liberty Global Class A shares and sole dispositive power over all of the Liberty Global Class A shares.

(14)
The number of Liberty Global Class A shares is based on a Schedule 13G filed with the SEC on February 14, 2020, jointly by Route One Investment Company, L.P. (Route L.P.), Route One Investment Company, LLC (Route One), ROIC, LLC (ROIC), William F. Duhamel, Jr. and Jason E. Moment (collectively, the Route One Reporting Persons). Route L.P. is an investment advisor to investment funds and Route One is the general partner of one or more of those funds. ROIC is the general partner of Route L.P. Mr. Duhamel and Mr. Moment are the control persons of Route L.P., Route One, and ROIC. The Schedule 13G reflects that each of the Route One Reporting Persons has shared voting power and shared dispositive power over all of the Liberty Global Class A shares.

Security Ownership of Management
The following table sets forth information with respect to the beneficial ownership by each of our directors and each of our named executive officers as described below, and by all of our directors and executive officers as a group, of each class of our outstanding shares.
The security ownership information is given as of April 1, 2020 and, in the case of percentage ownership information, is based upon (1) 181,908,618 Liberty Global Class A shares, (2) 12,189,197 Liberty Global Class B shares and (3) 430,635,242 Liberty Global Class C shares, in each case, outstanding on that date. Although beneficial ownership of our Liberty Global Class C shares is set forth below, our Liberty Global Class C shares are non-voting and, therefore, in the case of voting power, are not included. The percentage of voting power is presented on an aggregate basis for each person or group listed below.
Ordinary shares issuable on or within 60 days after April 1, 2020, upon exercise of options or SARs, vesting of RSUs, conversion of convertible securities or exchange of exchangeable securities, are deemed to be outstanding and to be beneficially owned by the person holding the options, SARs, RSUs or convertible or exchangeable securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of the following presentation, beneficial ownership of our Liberty Global Class B shares, although convertible on a one-for-one basis into our Liberty Global Class A shares, is reported as beneficial ownership of our Liberty Global Class B shares only, and not as beneficial ownership of our Liberty Global Class A shares.
So far as is known to us, the persons indicated below have sole voting power and sole dispositive power with respect to the ordinary shares indicated as owned by them, except as otherwise stated in the notes to the table. With respect to certain of our executive officers and directors, the number of shares indicated as owned by them includes shares held by the 401(k) Plan as of March 31, 2020, for their respective accounts.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power
John C. Malone	Liberty Global Class A	4,678,691	(1)(2)(3)(4)	2.6%	30.5%
Chairman of the Board	Liberty Global Class B	8,787,373	(5)(6)	72.1%
	Liberty Global Class C	17,716,971	(1)(2)(3)(4)(5)	4.1%

Andrew J. Cole	Liberty Global Class A	49,642	(4)(7)	*	*
Director	Liberty Global Class B	—		—
	Liberty Global Class C	115,128	(4)	*

Miranda Curtis	Liberty Global Class A	163,364	(4)	*	*
Director	Liberty Global Class B	—		—
	Liberty Global Class C	460,369	(4)	*

John W. Dick	Liberty Global Class A	78,160	(4)	*	*
Director	Liberty Global Class B	—		—
	Liberty Global Class C	199,377	(4)	*

Michael T. Fries	Liberty Global Class A	2,878,276	(3)(4)(8)(9)	1.6%	7.8%
Director, Chief Executive Officer & President	Liberty Global Class B	2,109,081	(6)	17.3%
	Liberty Global Class C	6,527,983	(3)(4)(8)(9)	1.5%

Paul A. Gould	Liberty Global Class A	253,646	(4)	*	*
Director	Liberty Global Class B	51,429		*
	Liberty Global Class C	1,055,189	(4)	*

Richard R. Green	Liberty Global Class A	40,275	(4)	*	*
Director	Liberty Global Class B	—		—
	Liberty Global Class C	93,767	(4)	*

David E. Rapley	Liberty Global Class A	30,279	(4)	*	*
Director	Liberty Global Class B	—		—
	Liberty Global Class C	69,337	(4)	*

Larry E. Romrell	Liberty Global Class A	55,573	(4)	*	*
Director	Liberty Global Class B	—		—
	Liberty Global Class C	122,232	(4)	*

JC Sparkman	Liberty Global Class A	37,188	(4)	*	*
Director	Liberty Global Class B	—		—
	Liberty Global Class C	85,224	(4)	*

J. David Wargo	Liberty Global Class A	89,659	(3)(4)(10)	*	*
Director	Liberty Global Class B	—		—
	Liberty Global Class C	245,323	(3)(4)(10)	*

Charles H.R. Bracken	Liberty Global Class A	706,611	(4)	*	*
Executive Vice President & Chief Financial Officer	Liberty Global Class B	—		—
	Liberty Global Class C	1,624,380	(4)	*

Bryan H. Hall	Liberty Global Class A	544,878	(3)(4)	*	*
Executive Vice President & General Counsel & Secretary	Liberty Global Class B	—		—
	Liberty Global Class C	1,314,165	(3)(4)(8)	*

Enrique Rodriguez	Liberty Global Class A	96,355	(4)	*	*
Executive Vice President & Chief Technology Officer	Liberty Global Class B	—		—
	Liberty Global Class C	195,494	(4)(8)	*

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power
Andrea Salvato	Liberty Global Class A	264,645	(4)	*	*
Senior Vice President & Chief Development Officer	Liberty Global Class B	—		—
	Liberty Global Class C	634,102	(4)	*

All directors and executive officers as a group (15 persons)	Liberty Global Class A	9,834,273	(11)(12)	5.3%	38.8%
	Liberty Global Class B	10,947,883	(11)	89.8%
	Liberty Global Class C	30,067,202	(11)(12)	6.8%
_______________

*	Less than one percent.

(1)	Includes 124,808 Liberty Global Class A shares and 756,405 Liberty Global Class C shares held by Mr. Malone’s spouse, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)	Includes 2,140,050 Liberty Global Class A shares and 4,736,253 Liberty Global Class C shares held by Columbus Holding LLC, in which Mr. Malone has a controlling interest.

(3)	Includes shares pledged to the indicated entities in support of one or more lines of credit or margin accounts extended by such entities:

	No. of Shares Pledged
Owner	Liberty Global Class A	Liberty Global Class C	Entity Holding the Shares

John C. Malone	1,345,685	3,765,681	Merrill Lynch, Pierce, Fenner & Smith Incorporated
John C. Malone	952,177	1,210,195	Fidelity Brokerage Services, LLC
Michael T. Fries	279,898	872,483	Morgan Stanley Inc.
J. David Wargo	56,917	169,707	Fidelity Brokerage Services, LLC
Bryan H. Hall	51,063	103,979	Morgan Stanley Inc.

(4)	Includes shares that are subject to options or SARs, which were exercisable as of, or will be exercisable within 60 days of April 1, 2020, as follows:

Owner	Liberty Global Class A	Liberty Global Class C

John C. Malone	115,971	491,212
Andrew J. Cole	27,907	61,033
Miranda Curtis	33,893	79,132
John W. Dick	33,893	79,132
Michael T. Fries	2,002,038	5,005,279
Paul A. Gould	32,417	74,726
Richard R. Green	33,893	79,132
David E. Rapley	26,915	63,292
Larry E. Romrell	31,085	70,716
JC Sparkman	24,488	58,923
J. David Wargo	32,417	74,726
Charles H.R. Bracken	660,755	1,527,136
Bryan H. Hall	436,593	1,086,718
Enrique Rodriguez	51,158	102,317
Andrea Salvato	214,534	507,140

(5)
Includes 110,148 Liberty Global Class B shares held by two trusts managed by an independent trustee, of which the beneficiaries are Mr. Malone’s adult children. Mr. Malone has no pecuniary interest in the trusts, but he retains the right to substitute the assets held by the trusts. Mr. Malone has disclaimed beneficial ownership of the shares held in the trusts. Also includes 8,677,225 Liberty Global Class B shares and 6,757,225 Liberty Global Class C shares held by the Malone Trust.

(6)
Based on the Schedule 13D/A (Amendment No. 7) of Mr. Malone filed with the SEC on February 18, 2014, pursuant to a letter agreement dated as of February 13, 2014, among Michael T. Fries, our CEO and one of our directors, Mr. Malone and the Malone Trust have agreed that, for so long as Mr. Fries is employed as a principal executive officer by us or serving on our board of directors, (a) in the event the Malone Trust or any permitted transferee (as defined in the letter agreement) is not voting the Liberty Global Class B shares owned by the Malone Trust, Mr. Fries will have the right to vote such Liberty Global Class B shares and (b) in the event the Malone Trust or any permitted transferee determines to sell such Liberty Global Class B shares, Mr. Fries (individually or through an entity he controls) will have an exclusive right to negotiate to purchase such shares, and if the parties fail to come to an agreement and the Malone Trust or any permitted transferee subsequently intends to enter into a sale transaction with a third party, Mr. Fries (or an entity controlled by him) will have a right to match the offer made by such third party.

(7)	Includes 32 Liberty Global Class A shares held by Mr. Cole’s minor daughter.

(8)	Includes shares held in the 401(k) Plan as follows:

Owner	Liberty Global Class A	Liberty Global Class C

Michael T. Fries	1,977	13,061
Bryan H. Hall	—	4,892
Enrique Rodriguez	—	2,762

(9)
Includes 46,200 Liberty Global Class A shares and 283,360 Liberty Global Class C shares held by a trust managed by an independent trustee, of which the beneficiaries are Mr. Fries’ children. Mr. Fries has no pecuniary interest in the trust, but he retains the right to substitute the assets held by the trust. Mr. Fries has disclaimed beneficial ownership of the shares held by the trust.

(10)
Includes 158 Liberty Global Class A shares and 524 Liberty Global Class C shares held in various accounts managed by Mr. Wargo, as to which shares Mr. Wargo has disclaimed beneficial ownership. Also includes 32 Liberty Global Class C shares held by Mr. Wargo’s spouse, as to which Mr. Wargo has disclaimed beneficial ownership.

(11)
Includes 171,166 Liberty Global Class A shares, 110,148 Liberty Global Class B shares and 1,040,321 Liberty Global Class C shares held by relatives of certain directors and executive officers or held pursuant to certain trust arrangements or in managed accounts, as to which shares beneficial ownership has been disclaimed.

(12)
Includes 3,624,988 Liberty Global Class A shares and 8,968,775 Liberty Global Class C shares that are subject to options or SARs, which were exercisable as of, or will be exercisable or vest within 60 days of, April 1, 2020; 1,977 Liberty Global Class A shares and 20,715 Liberty Global Class C shares held by the 401(k) Plan; and 2,810,706 Liberty Global Class A shares and 6,878,974 Liberty Global Class C shares pledged in support of various lines of credit or margin accounts.

Change in Control
We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

RESOLUTIONS 1, 2, 3 and 4
Election of Directors

1.	To elect Miranda Curtis as a director of Liberty Global for a term expiring at the annual general meeting to be held in 2023 or until a successor in interest is appointed.

2.	To elect John W. Dick as a director of Liberty Global for a term expiring at the annual general meeting to be held in 2023 or until a successor in interest is appointed.

3.	To elect JC Sparkman as a director of Liberty Global for a term expiring at the annual general meeting to be held in 2023 or until a successor in interest is appointed.

4.	To elect J. David Wargo as a director of Liberty Global for a term expiring at the annual general meeting to be held in 2023 or until a successor in interest is appointed.
Our board of directors currently consists of 11 directors, divided among three classes. Directors in each class serve staggered three-year terms. Our Class I directors, whose term will expire at the AGM, are Miranda Curtis, John W. Dick, JC Sparkman and J. David Wargo. These directors are nominated for re-election to our board to continue to serve as Class I directors, and we have been informed that each of them is willing to serve as a director of our company. The term of the Class I directors who are elected at the AGM will expire at the annual general meeting of our shareholders in the year 2023 or until a successor in interest is appointed. Our Class II directors, whose term will expire at the annual general meeting of our shareholders in the year 2021, are Michael T. Fries, Paul A. Gould, John C. Malone and Larry E. Romrell. Our Class III directors, whose term will expire at the annual general meeting of our shareholders in the year 2022, are Andrew J. Cole, Richard R. Green and David E. Rapley.
If any nominee should decline re-election or should become unable to serve as a director of our company for any reason before re-election, a substitute nominee may be designated by our board of directors.
We provide below biographical information with respect to the four nominees for election as directors and the seven directors of our company whose term of office will continue after the AGM, including the age of each person, the positions with our company or principal occupation of each person, individual skills and experiences, certain other directorships held and the year each person became a director of our company. The number of our ordinary shares beneficially owned by each director, as of April 1, 2020, is set forth in this proxy statement under the caption Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Management. As indicated in the biographies, our board believes the skills and experiences of each of our nominees, as well as our other directors, qualify them to serve as one of our directors.
Vote and Recommendation
We have majority voting for the election of directors. When a quorum is present, the affirmative vote of a simple majority of the votes cast by the holders of our voting shares (voting together as a single class) is required to elect Ms. Curtis and Messrs. Dick, Sparkman and Wargo as Class I members of our board of directors, as provided in resolutions 1, 2, 3 and 4, respectively.
Our board of directors recommends a vote “FOR” the election of each nominee to our board of directors.

Nominees for Election of Directors

Name & Positions	Experience

Miranda Curtis Age: 64 Director since: June 2010 Public Company Directorships: Liberty Latin America Ltd. (since December 2017) Marks & Spencer plc (February 2012 to January 2018)
Ms. Curtis has over 30 years of experience in the international media and telecommunications industry, starting with the international distribution of programming for the BBC before moving to the cable industry. Her most recent positions were as an executive officer of our predecessor LGI and its predecessor where she served as President of Liberty Media International Inc. and subsequently as President of Liberty Global Japan. In these positions, she oversaw cable and programming investments in Europe and Asia. In particular, she was responsible for the negotiation, oversight and management of a joint venture with Sumitomo Corporation that led to the formation of J:COM, the largest multiple cable system operator in Japan, and Jupiter TV Co., Ltd., a leading provider of content services to the Japanese cable and satellite industries, as well as other content ventures in Europe and Asia. In early 2010, Ms. Curtis retired from her officer positions with our company following the sale of substantially all of our investments in Japan.
Ms. Curtis’ significant business and executive background in the media and telecommunication industries and her particular knowledge of, and experience with all aspects of international cable television operations and content distribution contribute to our board’s consideration of operational developments and strategies and strengthen our board’s collective qualifications, skills and attributes.

John W. Dick Age: 82 Director Since: June 2005 Other Positions: O3B Networks Ltd. (Chair October 2007 to August 2016)
Mr. Dick has over 40 years of experience as a founder, director and chairman of public and private companies in a variety of industries, including real estate, automotive, telecommunications, oil exploration and international shipping based in a number of countries and regions, including the U.S., Canada, Europe, Australia, Russia, China and Africa.
Mr. Dick’s extensive business background in a variety of industries and countries and his particular knowledge as an experienced board member of various entities that have evaluated and developed business opportunities in international markets contribute to our board’s consideration of strategic options and strengthen our board’s collective qualifications, skills and attributes.

JC Sparkman Age: 87 Director since: June 2005 Public Company Directorships: Shaw Communications Inc. (since 1994) Universal Electronics Inc. (since 1998)
Mr. Sparkman has over 40 years of experience in the cable television industry, including over 26 years at Telecommunications Inc. (TCI). At TCI he was responsible for TCI’s cable operations as that company grew through acquisitions, construction of new networks and expansion of existing networks into the largest multiple cable system operator in the U.S. He was executive vice president and chief operating officer of TCI for eight years until his retirement in 1995. In September 1999, he co-founded Broadband Services, Inc., a provider of asset management, logistics, installation and repair services for telecommunications service providers and equipment manufacturers domestically and internationally.
Mr. Sparkman’s significant background as an executive and board member and his particular knowledge of, and experience with, all aspects of cable television operations contribute to our board’s consideration of operational developments and strategies, provide insight into other public company board practices and strengthen our board’s collective qualifications, skills and attributes.

Name & Positions	Experience

J. David Wargo
Age: 66
Director since: June 2005
Public Company Directorships:
Strategic Education, Inc.
    (from March 2001 to April 2019)
Discovery, Inc.
    (since September 2008)
Liberty TripAdvisor
    Holdings, Inc.
    (since August 2014)
   Liberty Broadband
   Corporation
   (since March 2015)
Vobile Holdings Ltd.
  (since January 2018)

Mr. Wargo has over 40 years of experience in investment research, analysis and management. He is the founder and president of Wargo & Company, Inc., a private company specializing in investing in the communications industry since 1993. Mr. Wargo is a co-founding member of Peters Creek Entertainment LLC from 2010 and is a co-founding member of Asia Vision LLC from 2015. Mr. Wargo is a co-founder and was a member of New Mountain Capital, LLC from 2000 to 2008.
Mr. Wargo’s extensive background in investment analysis and management and as a public company board member and his particular knowledge of, and experience with, finance and capital markets contribute to our board’s consideration of our capital structure and evaluation of investment and financial opportunities and strategies, provide insight into other public company board practices and strengthen our board’s collective qualifications, skills and attributes.

Directors Whose Term Expires in 2021

Name & Positions	Experience

Michael T. Fries
Age: 57
Director since: June 2005
Public Company Directorships:
Lions Gate Entertainment Corp.
    (since November 2015)
Grupo Televisa S.A.B. (since April 2015)
Liberty Latin America Ltd. (Chair since December 2017)
Other Positions:
Cablelabs®
World Economic Forum—Digital Communications Governor & Steering Committee member
The Paley Center for Media

Mr. Fries has over 30 years of experience in the cable and media industry. He is the Chief Executive Officer and President of Liberty Global, a position he has held since 2005, and is the Vice Chairman of the Liberty Global board. As an executive officer of Liberty Global and co-founder of its predecessor, Mr. Fries has overseen its growth into one of the world’s largest and most innovative converged media and communications companies, with approximately 46 million broadband, video and mobile subscribers. With more than 26,000 employees and approximately $16 billion of revenue, including consolidated operations and the VodafoneZiggo joint venture, Liberty Global is dedicated to building and investing in the products, platforms and infrastructure that enable its customers to make the most of the digital revolution. Mr. Fries also serves as the Executive Chairman of Liberty Latin America Ltd., a leading broadband and mobile operator in Chile, Puerto Rico, the Caribbean and other parts of Latin America.

Mr. Fries’ significant executive experience building and managing converged video, broadband, mobile and entertainment platforms, in-depth knowledge of all aspects of our current global business and responsibility for setting the strategic, financial and operational direction for our company contribute an insider’s perspective to our board’s consideration of the strategic, operational and financial challenges and opportunities of our business, and strengthen our board’s collective qualifications, skills and attributes.

Paul A. Gould
Age: 74
Director since: June 2005
Public Company Directorships:
Discovery, Inc.
    (since September 2008)
Liberty Latin America Ltd. (since December 2017)
Ampco-Pittsburgh Corp. (March 2002 to May 2018)
Other Positions:
O3B Networks Ltd.
   (October 2007 to August 2016)
International Monetary Fund (Advisory Committee)

Mr. Gould has over 40 years of experience in the investment banking industry. He is a managing director of Allen & Company, LLC, a position that he has held for more than the last five years, and is a senior member of Allen & Company’s mergers and acquisitions advisory practice. In that capacity, he has served as a financial advisor to many Fortune 500 companies, principally in the media and entertainment industries. Mr. Gould joined Allen & Company in 1972. In 1975, he established Allen Investment Management, which manages capital for endowments, pension funds and family offices.
Mr. Gould’s extensive background in investment banking and as a public company board member and his particular knowledge and experience as a financial advisor for mergers and acquisitions and in accounting, finance and capital markets contribute to our board’s evaluation of acquisition, divestiture and financing opportunities and strategies and consideration of our capital structure, budgets and business plans, provide insight into other public company board practices and strengthen our board’s collective qualifications, skills and attributes.

Name & Positions	Experience
John C. Malone
Age: 78
Director since: June 2005
Public Company Directorships:
Liberty Media Corporation (Chair since August 2011)
Qurate Retail, Inc. (since 1994; Chair 1994 to March 2018)
Discovery, Inc. (since September 2008)
Liberty Broadband Corporation (Chair since November 2014)
Liberty Expedia Holdings, Inc. (Chair November 2016 to July 2019)
GCI Liberty Inc. (Chair since March 2018)
Liberty Latin America Ltd. (from December 2017 to December 2019)
Charter Communications, Inc. (May 2013 to July 2018)
Lions Gate Entertainment Corp (March 2015 to September 2018)
Expedia Group, Inc. (December 2012 to December 2017)
Liberty TripAdvisor
   Holdings, Inc. (August 2014 to June 2015)
Other Positions:
CableLabs®              (Chairman Emeritus)
The Cable Center (honorary board member)

Mr. Malone is an experienced business executive, having served as the chief executive officer of TCI for over 25 years until its acquisition by AT&T Corporation in 1999. During that period, he successfully led TCI as it grew through acquisitions and construction into the largest multiple cable system operator in the U.S., invested in and nurtured the development of unique cable television programming, including the Discovery Channel, QVC and Starz/Encore, expanded through joint ventures into international cable operations in the U.K. (Telewest Communications plc), Japan (Jupiter Telecommunications Co. Ltd. (J:COM)) and other countries, and invested in new technologies, including high speed internet, alternative telephony providers, wireless personal communications services and direct-to-home satellite.
Mr. Malone is considered worldwide to be one of the preeminent figures in the telecommunications and media industries. Mr. Malone’s proven business acumen as a long time chief executive of large, complex organizations and his extensive knowledge and experience in the cable television, telecommunications, media and programming industries are a valuable resource to our board in evaluating the challenges and opportunities of our global business and our strategic planning and strengthen our board’s collective qualifications, skills and attributes.

Larry E. Romrell
Age: 80
Director since: June 2005
Public Company Directorships:
Liberty Media Corporation (since September 2011)
Qurate Retail, Inc.
   (since December 2011)
Liberty TripAdvisor
  Holdings, Inc.
 (since August 2014)

Mr. Romrell has over 30 years of experience in the telecommunications industry. He was an executive vice president of TCI from January 1994 to March 1999, when it was acquired by AT&T Corporation, and a senior vice president of TCI from 1991 to 1994. Prior to becoming an executive officer at TCI, Mr. Romrell held various executive positions at WestMarc Communications, Inc. for almost 20 years.
Mr. Romrell’s extensive business background and his particular knowledge and experience in telecommunications technology and board practices of other public companies contribute to our board’s consideration of operational and technological developments and strategies, provide insight into other public company board practices and strengthen our board’s collective qualifications, skills and attributes.

Directors Whose Term Expires in 2022

Name & Positions	Experience

Andrew J. Cole Age: 53 Director since: June 2013 Other Positions: Arundel Capital (director)
Mr. Cole has served as the chief executive officer of Glow Financial Services Ltd., a private U.K. company, since July 2014. Glow Financial Services is a full service provider of handset and home device financing for wireless carriers and cable companies. Until July 2014, he was the chief executive director of the European division of Asurion Corp., a private entity. He assumed that role in May 2009, after serving as chief marketing officer and senior vice president at Asurion Corp. from April 2007. Asurion Corp. is the world’s largest technology protection company. Mr. Cole has over 20 years of experience working in the telecommunications and media industry with a particular depth of experience in the mobile sector. He has consulted with Verizon, Sprint, AT&T, BT, Warner Music, Disney, Google and with Steve Jobs on the iPhone® in 2005-06 when he was president of CSMG Adventis, a strategic consultancy firm that focused on the telecommunications media and entertainment markets, from October 2005 to April 2007.
Mr. Cole’s extensive background in the telecommunication and media industry and his particular knowledge and experience in the mobile sector as well as his expertise in marketing and strategy contributes to our board’s evaluation of our mobile business and acquisition and divestiture opportunities and strategies and our capital structure and strengthens our board’s collective qualifications, skills and attributes.

Richard R. Green
Age: 82
Director since: December 2008
Public Company Directorships:
Shaw Communications Inc. (since July 2010)
Liberty Broadband Corporation
   (since November 2014) GCI Liberty Inc.
   (since March 2018)
Other Positions:
The Cable Center
  (honorary board member)
Federal Communications Commission’s Technical Advisory Council (member)

For over 20 years, Mr. Green served as president and chief executive officer of Cable Television Laboratories, Inc., a non-profit cable television industry research and development consortium (CableLabs®) before retiring in December 2009. While at CableLabs®, Mr. Green oversaw the development of DOCSIS technology, the establishment of common specifications for digital voice and the deployment of interactive television, among other technologies for the cable industry. Prior to joining CableLabs®, he was a senior vice president at PBS (1984 – 1988), where he was instrumental in establishing PBS as a leader in high definition television and digital audio transmission technology, and served as a director of CBS’ Advanced Television Technology Laboratory (1980 – 1983), where he managed and produced the first high definition television programs in December 1981, among other accomplishments. Mr. Green is the author of over 55 technical papers on a variety of topics. Currently, Mr. Green is a professor and the director of the Center for Technology Innovation at the University of Denver.
Mr. Green’s extensive professional and executive background and his particular knowledge and experience in the complex and rapidly changing field of technology for broadband communications services contribute to our board’s evaluation of technological initiatives and challenges and strengthen our board’s collective qualifications, skills and attributes.

David E. Rapley Age: 78 Director since: June 2005 Public Company Directorships: Liberty Media Corporation (since September 2011) Qurate Retail, Inc. (since July 2002)
Mr. Rapley has over 30 years of experience as a founder, executive, manager and director of various engineering firms. He founded Rapley Engineering in 1985 and, as its president and chief executive officer, oversaw its development into a full service engineering firm at the time of its sale to VECO Corporation (VECO) in 1998. Following the sale, Mr. Rapley served as executive vice president, engineering of VECO, an Alaska-based firm providing engineering, design, construction and project management services to the energy, chemical and process industries domestically and internationally, until his retirement in December 2001. From January 2000 to December 2014, Mr Rapley served as president and chief executive officer of Rapley Consulting, Inc. Mr. Rapley has authored technical papers on engineering processes and computer systems.
Mr. Rapley’s significant professional and business background as an engineer, entrepreneur and executive contributes to our board’s consideration of technological initiatives and challenges and strengthens our board’s collective qualifications, skills and attributes.

MANAGEMENT OF LIBERTY GLOBAL
Executive Officers
The following lists the executive officers of our company, their ages and a description of their business experience, including positions held with Liberty Global and its predecessors.

Name	Positions

Michael T. Fries, 57
Chief Executive Officer, President and Vice Chairman of the Board.

Mr. Fries was a founding member of the management team that launched the Company’s international expansion 29 years ago, and has served in various strategic and operating capacities since that time. He was appointed Chief Executive Officer of the Company in 2005 and serves as a member of its two-person Executive Committee along with Chairman, John C. Malone, as well as being a director on our Board (see full biography on page 24).

Charles H.R. Bracken, 53
Executive Vice President and Chief Financial Officer.

Mr. Bracken joined our corporate offices in Europe in March 1999. He became Chief Financial Officer in 2017, having been Co-Chief Financial Officer since 2004. Previously he was the Chief Financial Officer for the Europe operations of our predecessor. Prior to joining Liberty Global, he worked for Goldman Sachs, JP Morgan and the European Bank for Reconstruction and Development. Mr. Bracken is a director of our subsidiary Telenet Group Holding N.V. and of Liberty Latin America Ltd.

Bryan H. Hall, 57
Executive Vice President, General Counsel and Secretary.

Mr. Hall has been General Counsel since January of 2012. Previously he was General Counsel of Virgin Media Inc. in London from 2004-2011 and was a partner in the corporate department at Fried Frank Harris Shriver & Jacobson LLP in New York.

Enrique Rodriguez, 57
Executive Vice President & Chief Technology Officer.
Mr. Rodriguez has held this position since July 2018. He previously served as the President and Chief Executive Officer and a member of the Board of Directors of TiVo Corporation (TiVo) from November 2017 to July 2018. Prior to joining TiVo, Mr. Rodriguez was Executive Vice President and Chief Technology Officer of AT&T Entertainment Group from August 2015 to November 2017. From January 2013 to July 2015, he served as Executive Vice President, Operations and Products for Sirius XM and was Group Vice President of Sirius XM from October 2012 to January 2013. Prior to his employment with Sirius XM, Mr. Rodriguez was the Senior Vice President and General Manager of Cisco Systems’ Service Provider Video Technology Group.

Andrea Salvato, 52
Senior Vice President and Chief Development Officer.
Mr. Salvato has held this position since January 2012, having previously been Managing Director, Corporate Development, since 2005. In this capacity, he is responsible for overseeing Liberty Global’s mergers and acquisitions and business development activities. Prior to joining Liberty Global, he served as a Managing Director at JPMorgan Chase’s investment banking division where he focused on advising telecommunications and media clients, including the European operations of Liberty Global’s predecessor.

The executive officers named above will serve in these capacities until their respective successors have been duly elected and have been qualified or until their earlier death, resignation, disqualification or removal from office. There are no family relationships between any of our directors and executive officers, by blood, marriage or adoption.

EXECUTIVE OFFICERS AND DIRECTORS COMPENSATION
We are an international provider of video, broadband internet, fixed-line telephony and mobile services, serving 10.7 million customers in six countries at December 31, 2019. We are focused on building a strong convergence of fixed and mobile communication opportunities and we are constantly striving to enhance and simplify our customers’ lives through quality services and products that give them the freedom to connect, converse, work and be entertained anytime, anywhere they choose. We have expanded our broadband footprint through new build projects, including our network extension programs, and strategically selected acquisitions. Our continuing operations are located in the U.K., Ireland, Belgium, Switzerland, Poland and Slovakia. These customers subscribed to 25 million services, consisting of 9.3 million broadband internet subscriptions, 8.3 million video subscriptions and 7.4 million telephony subscriptions. In addition, we had approximately 6.3 million mobile subscribers at December 31, 2019. Through our 50/50 joint venture with Vodafone PLC in the Netherlands, we serve another 3.9 million customers subscribing to 14.6 million fixed-line and mobile services. Our businesses operate in an environment marked by intense competition, extensive regulation and rapid technological change. We place great importance on our ability to attract, retain, motivate and reward talented executives who, faced with these challenges, can execute our strategy to drive shareholder value through strong organic growth, technology innovation and product convergence and prudent capital structure management.
In this section, we provide an overview of our compensation process and philosophy, and describe how our executive compensation packages are designed, including greater detail on individual elements of the packages. We also provide detail on the performance of our most recent executive compensation awards and historical context on key decisions and changes that were made with respect to our executives’ compensation packages and other compensation-related matters.

Named Executive Officers. Compensation information is provided for our NEOs — Michael T. Fries, our CEO and also a member of our board of directors; Charles H.R. Bracken, our chief financial officer; and our three other most highly compensated executive officers at the end of 2019: Bryan H. Hall, our general counsel and secretary, Enrique Rodriguez, our chief technology officer, and Andrea Salvato, our chief development officer. After the information on our NEOs, we also provide information relating to the compensation of our non-executive directors.

Divestments. This proxy statement describes compensation paid in 2019, a year in which our company completed significant transactions to dispose of certain businesses. In the year 2019, we disposed of our operations in Germany, Hungary, Romania and the Czech Republic, as well as our direct-to-home satellite (DTH) business, at attractive multiples, as described below. These operations were held for sale as of December 31, 2018, but the operations remained managed by Liberty Global and their operational and financial performance was part of the incentive programs. Our former operations in Germany, Hungary, Romania and the Czech Republic, together with our DTH operations, are collectively referred to as Discontinued Operations. References to “full company” mean our continuing operations together with the Discontinued Operations. Our NEOs work for our company and their terms of employment were not directly impacted by these sale transactions. Our public financial reporting has been adjusted to reflect these divestitures. Our various incentive programs have been adjusted per their terms to reflect these transactions.

International Regulations. We are subject to the disclosure requirements of the SEC in the U.S. and the Companies Act in the U.K. In some respects the disclosure requirements in these jurisdictions overlap or are otherwise similar and in other respects they are different, requiring distinct disclosures. The —Compensation Discussion and Analysis below includes disclosure required by the SEC and in certain respects the Companies Act, and the Directors’ Remuneration Report in Appendix A to this proxy statement includes disclosure required by the Companies Act. The Directors’ Remuneration Report will also form part of the U.K. Report and Accounts and should be read in conjunction with the —Compensation Discussion and Analysis below.

The Directors’ Remuneration Report is provided in response to U.K. regulations regarding our directors’ compensation disclosure (or directors’ remuneration report). These regulations require, among other things, a binding shareholder vote on our compensation policy for our directors, including our CEO (who is an executive director) Mr. Fries, at least once every three years and an annual advisory vote on our prior year’s compensation paid to our directors. These regulations are in addition to the regulations we are subject to as a NASDAQ listed company with respect to, among other things, submitting our compensation policy for our NEOs to an advisory vote of our shareholders at least once every three years. Pursuant to the foregoing respective regulations, we are presenting at this AGM for a vote of our shareholders: our compensation policy for our directors, the 2019 compensation paid to our directors and the compensation policy for our NEOs.

Executive Summary
Our compensation program plays a key role in promoting our company’s operating and financial success and provides incentives for our management team to execute our financial and operational goals.
The primary goals of our executive compensation program are to:

•	motivate our executives to maximize their contributions to the success of our company;

•	attract and retain the best leaders for our business; and

•	align executives’ interests to create shareholder value.
2019 Business Highlights
We invest in the infrastructure and digital platforms that empower our customers to make the most of the video, internet and communications revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks. Our 2019 operating and financial performance is reported publicly on the basis of our continuing operations and on a full company basis. For information regarding rebased growth, operating cash flow (OCF), operating free cash flow (OFCF) and free cash flow (FCF) calculations, including required reconciliations, please see our February 13, 2020 earnings release for the year ended December 31, 2019. OCF is defined as revenue less operating costs and administrative expenses (excluding share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring, and other operating items (which includes gains and losses on the disposition of long-lived assets, direct acquisition and disposal costs and other acquisition-related items)). OFCF is defined as OCF less property and equipment additions.

✓ Exceeded 2019 FCF guidance while achieving all other 2019 financial guidance targets
✓ Completed sale of our operations in Germany, Hungary, Romania and the Czech Republic for over $21 billion

✓	Full-year OFCF grew 35% YoY fueled by 22% decrease in capital intensity

✓	Record year for share repurchases with $3.2 billion spent in 2019 and authorized a new $1 billion share repurchase plan in early 2020

✓	Successfully reduced corporate overhead from approximately $1.1 billion in 2018 to approximately $890 million in 2019

✓	Ended the year with over $11 billion of liquidity, with approximately 74% of the maturity dates on our debt due during or after 2025

•	Fully swapped borrowing cost of 4.1% at year-end 2019
✓ Positioned for strategic value creation in core markets
•Continuing investments in new build program with 191,000 new premises during Q4
Compensation Structure—Pay for Performance
We place great importance on our ability to attract, retain and motivate talented executives who can be responsive to new and different opportunities for our company and thereby create value for our customers and shareholders. We believe that our executive compensation program plays a key role in that endeavor. Each of our NEOs received annual performance bonus awards and multi-year performance-based equity incentive awards in 2019 as part of their total compensation packages. These awards provide a direct link between pay and performance under our executive compensation program. In general, we seek to design compensation packages for individual executives based on the scope of the executive’s responsibilities, the executives’ overall influence and impact on our company’s financial and operational performance, the executives’ performance history, and a determination of what is competitive compensation in the market for similar roles, if such data is available. We continue to refine our compensation programs to strengthen the link between executive and shareholder interests.

Compensation Discussion and Analysis
Overview of Compensation Process
The compensation committee of our board of directors was established for the purposes of assisting our board in discharging its duties with respect to compensation of our executive officers and the administration of our incentive plans. The committee is responsible for identifying our primary goals with respect to executive compensation, implementing compensation programs designed to achieve those goals, subject to appropriate safeguards to avoid unnecessary risk taking, and monitoring performance against those goals and associated risks. The chair of our compensation committee reports to our board of directors on annual compensation decisions and on the administration of existing programs and development of new programs. The members of our compensation committee are “independent directors” (as defined under the NASDAQ rules), “non-employee directors” (as defined in Rule 16b-3 of the SEC’s rules under the Exchange Act) and “outside directors” (as defined in Section 162(m) of the U.S. Internal Revenue Code of 1986 and the regulations and interpretations promulgated thereunder (the Code)).
Compensation decisions with respect to our executive officers, including our NEOs, are made by our compensation committee. Our CEO is actively engaged in providing input to the compensation committee on compensation decisions for our members of senior management in a variety of ways, including recommending annual salary increases, annual performance goals and the level of target and/or maximum performance awards for the executive team and evaluating their performance. With the assistance of our human resources and legal departments, he is also involved in formulating the terms of proposed performance or incentive award programs for consideration by the compensation committee, evaluating alternatives and recommending revisions. Other senior officers, within the scope of their job responsibilities, participate in gathering and presenting to the compensation committee various legal, tax and accounting analyses relevant to compensation and benefit decisions. Decisions with respect to our CEO’s compensation are made in private sessions of the compensation committee without the presence of management.
In making its decisions, the compensation committee ultimately relies on the general business and industry knowledge and experience of its members and the compensation committee’s own evaluation of company and NEO performance. From time to time, the compensation committee may retain a compensation consultant to assist it in evaluating proposed changes in compensation programs or levels of compensation and to provide comparative data. At the 2017 annual general meeting, shareholders representing 70% of our shares entitled to vote and present at such meeting approved, on an advisory basis, the compensation of our NEOs, as disclosed in the proxy statement for such meeting. At this AGM, the compensation of our NEOs is again being presented for an advisory vote of our shareholders, as well as an advisory vote to approve the frequency at which future advisory votes on the compensation of our NEOs will be held.
In 2019, the compensation committee did not retain any consultants or advisers, although it has in previous years. In 2020, the compensation committee engaged Pearl Meyer & Associates as an independent third party consultant to review certain retrospective equity awards and potential prospective equity compensation plans and awards. In connection with the renewal of Mr. Fries’ employment agreement in 2019, the company and the committee obtained advice from various legal advisors and considered market data in evaluating his employment terms, though they remained largely unchanged as described below. The committee did not expressly consider any specific comparator data in connection with its evaluation of their compensation for 2019. The compensation committee does not specifically target compensation levels at any particular percentile of a comparator group.
Compensation Philosophy and Goals
The compensation committee has three primary objectives with respect to executive compensation—motivation, retention and value creation for our shareholders.
✓    Motivate our executives to maximize their contributions

•	Establish a mix of financial and operational performance objectives based on our annual budgets and, where appropriate, our medium-term outlook to balance short- and long-term goals and risks

•	Establish individual and department performance objectives tailored to each executive’s role and responsibilities in our company to ensure individual and department accountability
•Pay for performance that is in alignment with the established objectives

•Inspire leadership, balanced against risk management
✓    Attract and retain superior employees

•	Offer compensation that we believe is competitive with the compensation paid to similarly situated employees of companies in our industry and companies with which we compete for talent

•	Include vesting requirements and forfeiture provisions in our multi-year equity awards, including a service period during which earned performance awards and other awards are subject to forfeiture
✓    Align executives’ interest with shareholders

•	Emphasize equity-based long-term compensation, the actual value of which depends on increasing the share value for our shareholders, as well as meeting financial and individual performance objectives

•	Require our executive officers to achieve and maintain significant levels of share ownership
Our performance-based compensation programs provide for the opportunity to reward the NEOs and other senior management for contributing to annual and long-term financial, operational and share price performance. A high percentage of the NEOs’ total compensation is performance-based, with a significant portion of total compensation delivered in the form of multi-year performance-based equity incentive awards. The following chart shows the percentage of the average of the NEOs’ 2019 target total compensation that is allocable to base salary, target annual performance bonus awards and multi-year performance-based equity incentive awards in the form of performance-based restricted share units (PSUs) and SARs.
2019 Total Average Direct Compensation Opportunity for NEOs(1)

(1)
Excludes sign-on awards granted in connection with the renewal of CEO’s employment agreement, which are subject to performance conditions and three-year vesting during the five-year term of the agreement

(2)	Includes performance-based Restricted Share Units (PRSUs) granted as part of the 2019 Challenge Performance Awards

(3)	Includes performance-based Share Appreciation Rights (PSARs) granted as part of the 2019 Challenge Performance Awards

In approving the level of each compensation element for our executive officers each year, the compensation committee considers a number of factors, including:

•	the responsibilities assumed by the individual executive and the significance of his role to achievement of our financial, strategic and operational objectives;

•	the experience, overall effectiveness and demonstrated leadership ability of the individual executive;

•	the performance expectations set for our company and for the individual executive and the overall assessment by the compensation committee of actual performance;

•	from time to time, comparative pay data for similarly situated employees of companies in our industry and companies with which we compete for talent; and

•	retention risks at specific points in time with respect to individual executives.

Long-Term Contracts
The compensation committee believes that long-term fixed contracts with senior executives promote stability in management and achievement of Liberty Global’s strategic objectives. The contracts include customary non-compete and non-solicitation clauses after an executive’s employment term is ended and provide for customary notice periods from the executive should he or she resign from service. Notice may be six months or more in European contracts. Our CEO and the other NEOs are subject to employment agreements, which are described below in —Employment and Other Agreements.

Setting Executive Compensation
To achieve these compensation objectives, the compensation packages provided to members of our senior management, including our NEOs, include three main components: base salary, annual performance bonus awards and multi-year equity incentive awards. These three main components of compensation were also made available to approximately 1,000 employees across our global operations. In addition, certain members of senior management, including our NEOs, may participate in our Deferred Compensation Plan (as defined below).The relative weighting of the components, the design of the performance and incentive awards and the overall value of the compensation package for individual employees varies based on the employee’s role and responsibilities.
For members of our senior management, including our NEOs, the total value of the compensation package is most heavily weighted to performance and incentive awards because of the significance of each officer’s roles and responsibilities to the overall success of our company. Further, multi-year equity incentive awards are the largest component of executive compensation, serving the goals of retention as well as alignment with shareholders’ interests. The compensation committee’s objective is for a substantial majority of each executive officer’s total direct compensation (that is, base salary plus target annual performance bonus award plus target annual equity incentive) to be comprised of the target value of his or her multi-year equity incentive awards.
2020 Liberty Global Response Fund
In April, 2020 the company announced the formation of a Liberty Global Response Fund intended to help employees and their families who have been significantly affected by the COVID-19 crisis. The program is funded initially by the company’s executive leadership team and board of directors who will donate $2 million out of their remaining 2020 salaries and director fees via voluntary salary and fee reductions. This amount includes $1 million from our CEO, Michael Fries, 10% of salary reductions from our other NEOs and 10% of director fee reductions in the case of our non-executive directors. The company has also agreed to match all donations to the fund, which will bring the total amount available to employees to $4 million.
Elements of Our Compensation Packages
The implementation of our compensation approach—generally and for 2019 specifically—is described below.
Base Salary
General. Base salary represents the least variable element of our executives’ compensation and is provided as an economic consideration for each executive’s level of responsibility, expertise, skills, knowledge, experience and value to the organization. Generally, decisions with respect to increases in base salaries are based on increased responsibilities, company-wide budgets and increases in the cost of living. Salaries have to take into account multiple factors such as ability to attract and retain an executive, market data, place of living, exchange rates, relative salaries among senior management, benefits, complexity of the position and salary at prior place of employment, among other considerations.
2019 Base Salaries. In March 2019, consistent with the annual salary increases for corporate-level employees in general, our compensation committee approved a 2.5% increase in the base salaries for each of our NEOs, resulting in a base salary of $2,143,000 for Mr. Fries, £841,000 ($1,073,389) for Mr. Bracken, $1,072,000 for Mr. Hall, $1,025,000 for Mr. Rodriguez and £467,000 ($596,043) for Mr. Salvato. These increases were in-line with the budget authorization of 2.5% given to each department and business unit for aggregate salary increases for our corporate-level employees based in Europe and in the U.S. The 2019 salary increases for our corporate employees, including our NEOs, became effective on April 1, 2019. Our CEO’s salary was subsequently adjusted to $2.5 million as of April 30, 2019 in connection with a renewal of his employment agreement as described below in —Employment and Other Agreements.

Annual Performance Bonus Awards
General. Annual performance bonus awards granted pursuant to the Liberty Global 2014 Incentive Plan (as amended and restated effective June 11, 2019) (the 2014 Incentive Plan) are one of the variable components of our executive officers’ compensation packages designed to motivate our executives to achieve our annual business goals and reward them for superior performance.
Generally, at its first regular meeting following the end of each fiscal year, the compensation committee together with our CEO, reviews the financial performance of our company during the prior year, his performance, his evaluation of the performance of each of the other members of senior management (including our NEOs) participating in the prior year’s annual performance program and his recommendations with respect to their bonuses. The compensation committee then determines, in a private session, whether our CEO has met his individual performance goals for the year and the amount to be paid to him with respect to his annual bonus. The compensation committee also approves the amount to be paid to the other participants in the program, including our other NEOs, with respect to their annual bonuses. Generally at the same meeting, the compensation committee approves the terms of the annual performance bonus program for the current year, including the individual performance goals for our CEO and each of the other NEOs for the coming year.
In connection with our annual performance bonus program, we are encouraging increased share ownership among senior management, including our NEOs, in our various countries and corporate operations, aligning incentives among employees and shareholders. As a result, the compensation committee implemented a shareholding incentive program that allows senior management to elect to receive up to 100% of their annual bonus in ordinary shares of Liberty Global in lieu of cash. A participant who elects to receive shares in respect to their annual bonus will also receive RSUs equal to 12.5% of the gross number of shares earned under the annual bonus. The RSUs will vest one year after grant date, provided the participant holds all of the shares issued in lieu of an annual bonus cash payment through that period. The number of ordinary shares granted will be based on the closing prices of our Liberty Global Class A and Liberty Global Class C shares on the date the bonus is paid and delivered on a 1:2 ratio between our Liberty Global Class A and Liberty Global Class C shares. The compensation committee may also elect to issue Liberty Global Class B shares under the shareholding incentive program. The option to receive and hold shares commenced with the 2018 annual performance bonus program.

Design of 2019 Annual Bonus Program. In approving the 2019 annual performance bonus program (the 2019 Annual Bonus Program) the compensation committee followed the general design of the 2018 annual performance bonus program, with some modifications. Specifically, and to emphasize the importance of capital expenditures for our infrastructure-based business, the compensation committee replaced the OCF metric from the 2018 Annual Bonus Program with operating free cash flow (OFCF). OFCF is defined as OCF less property and equipment additions, and therefore provides incentives to manage capital expenditures in addition to OCF. OCF is defined as revenue less operating costs and administrative expenses (excluding share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring, and other operating items (which includes gains and losses on the disposition of long-lived assets, direct acquisition and disposal costs and other acquisition-related items). The compensation committee then rebalanced the weighting of financial metrics to provide equal emphasis on OFCF and revenue. In addition to the financial performance metrics, and similar to the 2018 annual performance bonus program, the 2019 Annual Bonus Program had two operational performance metrics. The compensation committee selected the two financial and two operational performance metrics for the annual bonuses to ensure that management would be focused on multiple key performance metrics. The 2019 target achievable performance bonus awards were $2.5 million for each of Messrs. Bracken, Hall and Rodriguez and $2.0 million for Mr. Salvato. As provided in Mr. Fries’ employment agreement, his target achievable award was $15.0 million.
The key elements of the 2019 Annual Bonus Program were:

•	Each participant’s target achievable performance bonus was based on achievement against four performance metrics, including two financial performance metrics:

▪	2019 budgeted revenue growth on a consolidated basis (30%);

▪	2019 budgeted OFCF growth on a consolidated basis (30%);

▪	target average customer relationship net promoter score (rNPS) on a consolidated basis (20%); and

▪	specified target goals and objectives of each participant’s department (20%).

•
Based on the achievement of these financial and operational performance metrics (except the department performance metric), a payout of up to 150% of the target bonus amount was available for over-performance against budget or target.

•
Each participant’s 2019 individual annual performance rating (APR) served as a multiplier on the overall bonus payout (0 to 1.5x), which could theoretically increase the 2019 annual bonus to up to 210% of the participant’s target bonus.

The same general design was also implemented with similar performance metrics and weightings for the 2019 bonus programs for approximately 1,350 employees in our corporate offices in the U.K., the U.S. and the Netherlands.
Due to the significance of the divestment of our operations in Germany, Hungary, Romania and the Czech Republic in 2019 (the Disposal Group), the compensation committee considered the achievement of budgeted revenue and OFCF, and target rNPS for the period the company owned and operated such businesses, which included the Disposal Group (the Full Group), and the period after they were sold, which excluded the Disposal Group (the Continuing Group), on a proportionate basis. Budgeted growth was determined by comparing rebased 2019 results for the applicable metric to the amount budgeted for that metric in the 2019 consolidated budgets approved by our board. For consolidated Liberty Global, the 2019 budget provided for revenue of $15.1 billion and $11.6 billion and OFCF of $3.2 billion and $1.9 billion, in each case for the Full Group and the Continuing Group, respectively, subject to adjustments as described below. The payout schedule for each financial metric is based on the percentage achievement against the 2019 budget, as adjusted for events during the performance period such as acquisitions, dispositions, the impact of unforeseen strategic changes or changes in laws and regulations, changes in foreign currency exchange rates and accounting principles or policies that affect comparability. The consolidated target for rNPS is 22.8 and 25.3 for the Full Group and the Continuing Group, respectively, where each operating company rNPS is weighted by revenue (excluding business and mobile subscriber revenue). The following tables set forth the performance against budget or target and related payouts approved by the compensation committee.

Payout Calculation Methodology: Financial	Potential Payout % re: Achievement of 2019 Budget
2019 Budget Achievement	Revenue (30%Weighting)	OFCF (30%Weighting)	Payout (% of Weighted Portion of Target Bonus Amount) (1)
Over-Performance	≥ 102.5%	≥ 110.0%	150.0%
% Growth Contemplated in 2018 Budget	100.0%	100.0%	100.0%
_______________

(1)
Percentages shown represent the payout (prior to the APR multiplier) that would result if specified performance levels were achieved for revenue and OFCF budget, with a minimum payout of 0% for no growth in revenue and OFCF. Payout percentages for percentage achievement of revenue and OFCF budgets, which fall in between these points would be determined by straight-line interpolation.

Payout Calculation Methodology: rNPS	Potential Payout % re: Achievement of 2019 Target
Achievement of rNPS Target	rNPS Target	Payout (% of Weighted Portion of Target Bonus Amount) (1)
Over-Performance	+2.5 points above Target	150.0%
Target	-2.5 to 0	100.0%
Minimum Performance	-7.5 points below Target	—%
_______________

(1)
Percentages shown represent the payout that would result if specified performance levels were achieved for rNPS targets. Payout percentages for percentage achievement of rNPS target, which fall in between points specified in the table would be determined by straight-line interpolation.

Department Performance Metric
The department performance metric is based on goals and objectives submitted by each member of senior management, including our NEOs. These goals and objectives were reviewed and approved by our CEO and the compensation committee. Maximum payout of the department metric is 100% of the weighted portion (20%) and no additional payout for over-performance.
The total payout based on the above performance metrics would represent the sum of the percentages derived by multiplying 30% times the respective payout percentage for revenue and 30% times the respective payout percentage for OFCF, plus the percentage derived by multiplying 20% times the payout percentage for rNPS, plus the department metric percentage, with a maximum payout of 140%. To determine the final payout, the payout based on financial and operational performance is then multiplied by an APR multiplier. The APR multiplier is based on each NEO’s individual 2019 annual performance rating:

The compensation committee considered the following when it approved this design for the 2019 Annual Bonus Program:

•	replacing the OCF financial metric with the OFCF metric would emphasize the importance of capital expenditures in addition to OCF

•	equally weighting the OFCF and budgeted revenue metrics would provide balanced financial incentives to effectively deploy capital and encourage revenue growth

•	using the average rNPS score for the year avoids short term decision making

•
the department metric promotes engagement, encourages collaboration amongst employees and ensures that each department is focused on key projects and initiatives that are aligned to the overall strategic priorities of the company

•	including an over-performance provision would provide continuing incentive for above budget achievement

•	using the APR as a multiplier promotes engagement of participants and rewards individual performance

2019 Annual Bonus Program Performance. At its meeting on February 19, 2020, the compensation committee reviewed the actual consolidated revenue and OFCF for 2019 based on our audited 2019 financial results and our rNPS score. It also considered whether to exercise its discretion to increase or reduce the amount payable to any of our NEOs while considering input received from the CEO for his direct reports. The exercise of the compensation committee’s discretion was in each case based on its assessment of our 2019 financial performance, the performance of the NEO’s department against specific goals and the individual NEO’s performance overall as compared to his 2019 performance goals, taking into account the payout schedules for the performance metrics and individual performance.
The compensation committee first considered the percentage of budgeted revenue and budgeted OFCF achieved in 2019 based on the Full Group for the seven month period the company owned and operated the Disposal Group, and for the Continuing Group for the five month period post sale of the Disposal Group. For this purpose, the 2019 budget was adjusted in accordance with the terms of the 2019 Annual Bonus Program and for certain other unbudgeted events that the compensation committee, in its discretion and consistent with past practice, determined distorted performance against the financial performance metrics. These revisions included adjustments: (1) to reflect consistent foreign currency exchange translations, (2) to reflect costs associated with unforeseen senior executive compensation adjustments and severance payments, (3) for certain strategic capital allocation decisions, and (4) for the impacts of certain acquisitions and dispositions and related matters. In the aggregate, for the Full Group, these adjustments resulted in a net increase of budgeted revenue to $8.7 billion and a net decrease of budgeted OFCF to $1.6 billion for the seven month period. Actual adjusted 2019 revenue for the seven month period was 99.5% of the adjusted budget and actual adjusted 2019 OFCF for the seven month period was 117.6% of the adjusted budget on a consolidated basis. For the seven month period, the rNPS score was above the target zone. For the Continuing Group, the adjustments resulted in a net increase of budgeted revenue to $11.7 billion and a net decrease of budgeted OFCF to $1.8 billion. Actual adjusted 2019 revenue was 98.8% of the adjusted budget and actual adjusted 2019 OFCF was 107.1% of the adjusted budget on a consolidated basis. The rNPS score was within the target zone. In summary, all adjustments made were consistent with the terms of the program and past practice.
The achievement of budget for the period the company owned and operated the Full Group and the period after the Disposal Group was sold were weighted 58% (7 out of 12 months) and 42% (5 out of 12 months), respectively. When these results are applied to the relevant payout schedules, it resulted in a weighted overall 81.8% performance against revenue, OFCF, and rNPS, and, together with achieved department objectives, a payout of 101.8%.

The compensation committee reviewed the achievements of each department against such department’s stated goals and objectives. The department performance goals consisted of achievement of each department’s 2019 operating and capital expenditure budgets, driving employee engagement, and other qualitative measures tailored to each department’s role within our company. Below is a brief description of the goals and objectives of the departments of which our NEOs are members.

•
Finance & Treasury: drive simplification and harmonization of processes through implementation of new systems and expansion of shared services, improving the company’s financial performance management framework, harmonization and implementation of group accounting policies, and management of investor relationships and the company’s capital structure

•
Legal & Regulatory: legal and regulatory support in execution of significant transactions, effective execution of other M&A, financings, derivatives and ventures transactions, effective execution of multinational regulatory, corporate affairs and legal matters

•
Technology & Innovation: deliver and implement a simplified T&I organization, successful launch of products across markets, strengthening the T&I quality program, and meeting certain contractual obligations with transfer service agreements

•
Mergers and Acquisitions: execution of significant transactions, identify, evaluate and execute new acquisition opportunities, manage the existing portfolio of investments, continue to deploy capital in accretive and relevant growth companies

In the evaluation of each department’s performance in 2019, the compensation committee considered the various achievements by each department, including how these actions affected the performance of our company’s operations. The compensation committee determined that the departments of each NEO met their overall goals and objectives for 2019 and approved a payout of 100% of the department component of the overall annual bonus.
At its February 19, 2020 meeting, the compensation committee considered each NEO’s performance against individual performance goals. The individual performance goals consisted of numerous qualitative measures, which included strategic, financial, transactional, organizational and/or operational goals tailored to the individual’s role within our company. Over achievement of individual performance goals can increase the amount of the bonus earned.

Our CEO’s performance goals included both financial and operational targets, functional objectives in each of the core departments and support our board in fulfilling its responsibilities, as well as personal development. The financial metrics focused on driving costs efficiencies based on our 2019 budget. In the evaluation of his 2019 performance, the compensation committee considered the various performance objectives that had been assigned to Mr. Fries and our company’s accomplishments as compared to those objectives. Overall, the committee determined that Mr. Fries demonstrated outstanding leadership of the company in all respects and exceeded his objectives for 2019. In this regard, the compensation committee noted that we had a number of significant accomplishments in 2019 under the leadership of Mr. Fries, including the particularly complex sale of our businesses in Germany, Hungary, Romania and the Czech Republic, as well as our DTH operations for market leading multiples. In addition, various key initiatives were accomplished under his leadership, including expansion of our footprint through our large scale “lightning” new build program in the U.K., delivery on customer propositions, increased collaboration across businesses, setting of the strategic vision for our company, progress in delivering fixed-mobile convergence across our footprint and cost efficiencies through transformation and procurement savings. The compensation committee also considered Mr. Fries’ responsibilities with respect to overall corporate policy-making and management, in-depth knowledge of our multi-national operations and complex finances, the regulatory and organizational complexities in which we compete, as well as his strong leadership capabilities in delivering key long-term strategic objectives in a challenging global economy and his handling of unanticipated additional responsibilities. Mr. Fries provided key leadership, hands-on expertise where it mattered and motivational support in managing the senior executive team and employees in general.

With respect to the individual performance of our other NEOs, the compensation committee reviewed their performance with our CEO, giving deference to our CEO’s evaluation of their performance against their respective 2019 performance goals. The members of the compensation committee also have frequent interaction with each of these executives at meetings of the board of directors and events planned for the directors, and those interactions assist in informing their judgment. The individual performance goals for the other NEOs related to their respective functional or operational areas of responsibility. Mr. Bracken’s goals related to treasury, accounting, capital allocation, finance function and operating cost efficiencies, optimizing company processes, managing our company’s capital structure and supporting development of new business initiatives and key M&A activities. Mr. Hall’s goals related to technical and legal support in execution of complex M&A, finance and tax matters, driving key regulatory and government affairs initiatives, improvements in external communications, overhead cost reductions and continued commercial legal efficiency measures. Mr. Rodriguez’s goals related to delivering on product initiatives in key areas, including improving quality of services and expanding key connectivity enhancements, improving efficiencies of capital expenditures, management of cybersecurity, privacy and compliance issues in multinational IT services, and simplification and reorganization of T&I, including delivering against key cost saving initiatives. Mr. Salvato’s goals related to execution of significant M&A transactions, developing an investment framework and landscape for new investment opportunities, managing the existing portfolio of minority investments, evaluating, tracking and executing fixed-mobile convergence opportunities in our existing markets and development and management of our content based investments and strategies. In each case, the compensation committee also considered how these goals were affected by the size and complexity of our company. The committee and Mr. Fries determined that each executive met or exceeded their objectives for 2019 and had outstanding performance taking into account all the variables and competitive landscape.
The compensation committee approved the percentage payout for performance against financial and operational metrics and earned bonus payouts for each of the NEOs as set forth in the tables below. The compensation committee considered each NEO’s individual performance, overall contributions and CEO’s recommendation in determining the earned bonus amounts.

The compensation committee determined that Mr. Fries overperformed on his individual objectives, but at Mr. Fries’ direction, the committee was asked to allocate any additional earned bonus amount to other executives in the executive leadership team.
2019 Annual Performance Bonus Results

% Payout for Revenue Performance (30%)	% Payout for OFCF Performance (30%)	% Payout for rNPS Performance (20%)	% Payout for Department Performance (20%)	Weighted Aggregate % of Target Bonus

59%	143.9%	104.4%	100%	101.8%

Name	Earned Bonus Amount(1)

Michael T. Fries	$15,263,387

Charles H.R. Bracken	$2,925,482

Bryan H. Hall	$2,925,482

Enrique Rodriguez	$2,543,898

Andrea Salvato	$2,340,386
_______________

(1)	Final payouts of approved bonus awards were subject to further adjustments due to rounding, exchange rates and other factors.
In making the foregoing performance evaluations for the 2019 Annual Bonus Program, the compensation committee also approved payment of 2019 annual performance bonuses to our executive officers, including our NEOs, and certain other officers and key employees in ordinary shares of Liberty Global. The number of ordinary shares granted were based on each employee’s election of such payment of their earned bonus under the shareholding incentive plan and the closing prices of our Liberty Global Class A and Liberty Global Class C shares on March 13, 2020 and delivered on a 1:2 ratio between our Liberty Global Class A and Liberty Global Class C shares. In addition, each NEO who elected to receive payment in shares received a grant of RSUs for the number of shares representing 12.5% of the shares issued under the program. This premium RSU will vest on March 1, 2021, if the NEO retains the shares received in the 2019 Annual Bonus Program until that date. The shareholding incentive aspect of the Annual Bonus Program was launched in 2018 to encourage increased share ownership among senior management across our company.
The amounts paid to our NEOs under the 2019 Annual Bonus Program in shares and cash are reflected in the Summary Compensation Table below under the “Stock Awards” and “Non-Equity Incentive Plan Compensation” columns, respectively.
Commitment Bonus
On April 30, 2019, we renewed Mr. Fries’s employment agreement and paid Mr. Fries a $5.0 million cash commitment bonus in connection with the renewal. See —Employment and Other Agreements below for additional information regarding the renewal of Mr. Fries’s agreement.
Equity Incentive Awards
General. Multi-year equity incentive awards, whether in the form of conventional equity awards or performance-based awards, have historically represented a significant portion of our executives’ compensation. These awards ensure that our executives have a continuing stake in our company’s success, align their interests with our shareholders and also serve the goal of retention through vesting requirements and forfeiture provisions.
Our compensation committee’s approach to equity incentive awards for the senior management team places a significant emphasis on performance-based equity awards. Since 2010, the compensation committee’s approach has been to set a target annual equity value for each executive, of which approximately two-thirds would be delivered in the form of an annual award of PSUs and approximately one-third in the form of an annual award of SARs. SARs have terms of ten years before expiration, aligning with customary market practices. Upon exercise of a SAR, the company issues an amount of shares representing the value over the base price, adjusted for applicable tax withholding. Accordingly the actual number of shares delivered upon exercise of SARs will be less than the face amount granted.

In connection with each year’s award of PSUs, the compensation committee selects one or more performance measures for the ensuing two-year performance period. For the PSUs awarded to date, the compensation committee has selected as the performance measure growth in consolidated OCF, as adjusted for certain specified events that affect comparability, such as acquisitions, dispositions and changes in foreign currency exchange rates and accounting principles. In choosing OCF growth as the performance measure, the compensation committee’s goal has been to ensure that the management team is focused on maximizing performance against a key financial metric used by our board and management in evaluating our operating performance. Different performance measures may be selected for the awards in future years.
Our compensation committee also sets the performance targets corresponding to the selected performance measure(s), including minimum performance thresholds and setting maximum payouts for over-performance. The level of achievement of the performance target within a range established by the compensation committee determines the percentage of the PSU award earned during the performance period, subject to reduction or forfeiture based on individual performance based on the APR received under our global performance management process. A minimum rating of “developing” or its equivalent is required for any PSU awards granted after 2014 to be earned. Earned PSUs will then vest in two equal installments on April 1 and October 1 of the year following the end of the performance period. The PSU awards are subject to forfeiture or acceleration in connection with certain termination of employment or change-in-control events. Each year’s award of SARs is made at the same time as awards are made under our annual equity grant program for employees and on terms consistent with our standard form of SAR award agreement, including a four-year vesting schedule. Commencing with awards of SARs granted in 2019, the compensation committee increased the standard term from seven years to 10 years.
In adopting this approach to equity incentive compensation, the compensation committee made the following observations:

•	The organizational risks of incentive compensation should be reduced through:

▪	the use of multiple equity vehicles (PSUs and SARs) with different performance, retention, risk and reward profiles;

▪
annual grants of equity awards that spread the target incentive compensation over multiple and overlapping performance/service periods and provide the flexibility to change performance metrics, weighting and targets from grant to grant; and

▪	the setting of achievable target performance levels, while providing higher payout levels for over-performance.

•
The use of performance-based equity awards, such as PSUs, adds an element of market risk over the performance/service period to better align the interests of management and shareholders, while focusing management on achieving specified performance targets to earn the award;

•	The use of conventional equity awards, such as SARs, provides a retention mechanism and alignment with shareholders by only delivering value if the stock price appreciates; and

•
Providing for forfeiture or reduction of performance-based equity awards based on individual performance ensures that each participant remains accountable for his or her own performance against performance goals tailored to the participant’s role and responsibilities.

Decisions for 2018 PSUs. As described above, our equity incentive awards have generally consisted of annual grants of two different types of equity awards: SARs representing approximately one-third of the total annual target equity value per participant and PSUs representing approximately two-thirds of the total annual target equity value. The annual grants of PSUs then had overlapping two-year performance periods.
Recognizing the impact of the sale of our Disposal Group, Liberty Global’s performance metric for the 2018 PSUs was split into two separate compound annual growth rate in consolidated operating cash flow (OCF CAGR) targets. The Full Group target considers OCF CAGR for the Full Group during the period beginning on January 1, 2018 and ending on July 31, 2019 (Full Group Target). The Continuing Group target considers only the Continuing Group during the period beginning on January 1, 2018 and ending on December 31, 2019 (Continuing Group Target). The OCF CAGR was 1.91% and 0.44% for the Full Group and Continuing Group Targets, respectively. The following table sets forth the threshold, target and maximum performance levels and related payouts approved by the compensation committee:

	Performance & Payout Levels
	Performance Achievement	Payout
Maximum	125.0%	150.0%
Target	100.0%	100.0%
Threshold	50.0%	50.0%
The compensation committee determines the actual payout by “straight-line interpolation” if our actual OCF CAGR for the performance period falls between the specified threshold, target and maximum performance levels in the table. The actual OCF CAGR for the performance period is calculated by comparing 2019 consolidated annual OCF, or consolidating OCF for the last 12 complete months from disposition with respect to the Full Group Target, against 2017 consolidated annual OCF, as adjusted for events during the performance period such as changes in foreign currency exchange rates and accounting principles or policies and any other event that the compensation committee determines has the effect of distorting performance against the target OCF CAGR. At the February 19, 2020 meeting of our compensation committee, the compensation committee reviewed the calculations of 2017 and 2019 consolidated annual OCF and the resulting OCF CAGR, as adjusted pursuant to the terms of the 2018 PSU grant agreements, and determined that more than 100% of the target OCF CAGR had been achieved.
The required adjustments to the 2017 OCF CAGR made pursuant to the terms of the 2018 PSU grant agreements included adjustments related to:

•	impacts of acquisitions and dispositions during the performance period;

•	costs associated with unforeseen senior executive compensation adjustments and severance payments, in large part due to corporate restructuring post disposition of assets; and

•	foreign currency exchange translations.
These adjustments, in the aggregate, decreased our consolidated annual OCF for 2017 of $6.71 billion to $6.70 billion and increased our actual OCF CAGR achievement for the performance period from 1.90% to 2.04% for the Full Group Target and decreased our consolidated annual OCF for 2017 of $4.9 billion to $4.8 billion and increased our actual OCF CAGR achievement for the performance period from 0.06% to 0.36% for the Continuing Group Target. The Full Group Target was weighted 79% (19 out of 24 months) and Continuing Group Target was weighted 21% (5 out of 24 months), respectively, in order to determine the weighted payout.

Based on the foregoing, the compensation committee determined that approximately 113.0% and 80.1% of the target OCF CAGR had been achieved for the Full Group and Continuing Group Targets, respectively, resulting in a weighted payout of 106.1%. The table below sets forth the actual number of the 2018 PSUs that were earned and which were therefore converted to time-vested RSUs pursuant to the terms of the 2018 PSUs. The actual number of shares delivered to an NEO were calculated using maximum precision available and were also subject to applicable tax withholding. At its meeting on February 21, 2019, the compensation committee further determined that based on each NEO’s individual performance over the performance period, no reduction would be made to the percentage of target 2018 PSUs, which had been earned based on financial performance.

Name	Liberty Global Class A RSUs	Liberty Global Class C RSUs

Michael T. Fries	163,436	326,873
Charles H.R. Bracken	43,584	87,167
Bryan H. Hall	29,056	58,111
Enrique Rodriguez	36,313	72,627
Andrea Salvato	29,056	58,111

The compensation committee discussed the goals that the 2018 PSUs had been designed to achieve and was satisfied that these goals had been met.
2019 Equity Incentive Awards. In accordance with our equity incentive program, the compensation committee established the performance measures for the two-year performance period of January 1, 2019 to December 31, 2020 and granted PSUs for that period, as well as time vested SARs. The table below sets forth the target annual equity incentive award values for our NEOs approved by our compensation committee and the grants of PSUs and SARs made to them in April 2019.

		Two-thirds of Target Annual Equity Value in the Form of		One-third of Target Annual Equity Value in the Form of
Name	Annual Target Equity Value	Liberty Global Class A PSUs Grants (#)	Liberty Global Class C PSUs Grants (#)	Liberty Global Class A SARs Grants (#)	Liberty Global Class C SARs Grants (#)

Michael T. Fries	$25,000,000	220,914	441,828	395,131	790,262

Charles H.R. Bracken	$6,000,000	53,019	106,038	94,831	189,662

Bryan H. Hall	$4,000,000	35,346	70,692	63,221	126,442

Enrique Rodriguez	$5,000,000	44,182	88,364	79,026	158,052

Andrea Salvato	$4,000,000	35,346	70,692	63,221	126,442

Each 2019 PSU represents the right to receive one Liberty Global Class A share or Liberty Global Class C share, as applicable, subject to performance and vesting. The performance period for the 2019 PSUs is January 1, 2019 to December 31, 2020. The performance target selected by the compensation committee for the base case plan was achievement of a target OCF CAGR based on a comparison of our 2018 actual results to those reflected in our then existing long-range plan for 2020. The target OCF CAGR is subject to upward or downward adjustment, on a mandatory or a discretionary basis, for certain events in accordance with the terms of the grant agreement. For example, the base case plan from which the target OCF CAGR was calculated will be adjusted for acquisitions and dispositions of businesses during the performance period in accordance with guidelines established by the compensation committee and the target OCF CAGR will be recalculated based on the adjusted base case plan. A performance range of 50% to 125% of the target OCF CAGR would generally result in award recipients earning 50% to 150% of their target 2019 PSUs, subject to reduction or forfeiture based on individual performance. One-half of the earned 2019 PSUs will vest on April 1, 2021 and the balance on October 1, 2021.

The 2019 PSU awards and the SAR awards of our NEOs are reflected in the Summary Compensation Table below under the “Stock Awards” and “Option Awards” columns, respectively.

2019 Challenge Performance Awards. As stated above, the compensation committee has three primary objectives with respect to executive compensation - motivation, retention and alignment of interests to create shareholder value. Following the recent transactions (the sale of our operations in Austria, Germany, Hungary, Romania and the Czech Republic), we will move to a simpler operating structure with fewer management layers and clearer accountabilities and will develop an even more agile, entrepreneurial and customer-focused company. Given these changes in our management and organizational structure, on March 7, 2019, the compensation committee approved a special equity grant of performance awards to our NEOs, other officers and key employees (the 2019 Challenge Performance Awards). The compensation committee believes it is important to make this grant of the 2019 Challenge Performance Awards to our executive officers and key employees in order to provide increased motivation and retention and to enhance the focus, commitment and drive of our senior management toward attaining increased shareholder value over the performance period.

The 2019 Challenge Performance Awards consist of a combination of performance-based share appreciation rights (PSARs) and performance-based restricted share units (PRSUs), in each case divided on a 1:2 ratio based on Liberty Global Class A shares and Liberty Global Class C shares. Each PRSU represents the right to receive one Liberty Global Class A share or one Liberty Global Class C share, as applicable, subject to performance and vesting. The PSARs have a term of ten years and base prices equal to the respective market closing prices of the applicable class on the grant date, which were $25.97 for the Class A PSARs and $25.22 for the Class C PSARs. The performance period for the 2019 Challenge Performance Awards is three years through December 31, 2021 with “cliff” vesting on March 7, 2022. The number of the 2019 Challenge Performance Awards that may be earned by our NEOs will be based on the compensation committee’s assessment of the NEO’s performance and achievement of individual goals in each of the years 2019, 2020 and 2021. These goals consist of quantitative and qualitative measures, which include individual and team strategic, financial, transactional, organizational and/or operational goals. The compensation committee granted our NEOs the following PRSUs and PSARs under the 2019 Challenge Performance Awards: 146,084 Class A PRSUs, 292,168 Class C PRSUs, 522,284 Class A PSARs and 1,044,568 Class C PSARs to Mr. Fries; 38,955 Class A PRSUs, 77,910 Class C PRSUs, 139,275 Class A PSARs and 278,550 Class C PSARs to Mr. Bracken; 25,970 Class A PRSUs, 51,940 Class C PRSUs, 92,850 Class A PSARs and 185,700 Class C PSARs to Mr. Hall; and 32,463 Class A PRSUs, 64,926 Class C PRSUs, 116,063 Class A PSARs and 232,126 Class C PSARs to Mr. Rodriguez.

Renewal of Employment Agreement. In connection with the renewal of his employment agreement, Mr. Fries received a new sign-on equity commitment award of two million Liberty Global Class B shares on May 15, 2019, which vests in three installments on May 15 of 2019, 2020 and 2021 (the CEO Performance Award). The remaining installments of the CEO Performance Award are subject to the achievement of performance conditions in the immediately preceding calendar year. Mr. Fries must attain at least a “strong” rating (or equivalent) on the individual performance criteria established by the compensation committee for that year, which may contain qualitative and quantitative goals. See —Employment and Other Agreements below.

April 2020 Developments

In April, 2020, the compensation committee and the board of directors determined to extend the expiration date on SARs and director options issued in 2013 from a seven-year term to a ten-year term to align those historic awards with the ten-year awards provided currently. Our chairman’s options required no adjustment. There was no change to the exercise prices of the 2013 SARs and director options, which were set forth in the relevant Form 4 SEC filings made. They have exercise prices ranging from $27.71 to $32.20 in Class A ordinary shares and $25.84 to $31.76 in Class C ordinary shares (after taking into account adjustments for stock splits, share dividends, etc.). For the company’s executive officers, the exact number of SARs and their exercise prices are shown in Form 4 filings previously made.

Share Ownership Policy
Our compensation committee has established an Executive Share Ownership Policy, as amended and restated, for our executive officers and senior officers. The purpose of the Executive Share Ownership Policy is to ensure that our officers have a significant stake in our long-term success and are aligned with our shareholders. As a result, the compensation committee established guidelines for ownership of our ordinary shares based on an individual’s level in our company and expressed as a multiple of base salary as follows:

Position	Guideline

Chief Executive Officer	5 times base salary
Executive Vice Presidents	4 times base salary
All other members of the Executive Leadership Team	3 times base salary
Executive and senior officers, who were subject to the policy at the time of adoption, were expected to be in compliance with the ownership guidelines within two years of the policy’s effective date. New executive and senior officers must be in compliance within four years of the date they become subject to the policy. In calculating the value of ordinary shares owned by an executive, the policy includes the value of ordinary shares owned jointly with and separately by the officer’s spouse and minor children, 50% of the value of vested ordinary shares held in the officer’s account in the 401(k) Plan, 50% of the value of vested options and SARs using a valuation methodology generally consistent with the company’s accounting practice for valuing the relevant awards (which uses Black-Scholes valuation methodology) and 50% of the value of any earned but unvested PSUs.

As of May 4, 2020, the value of the ordinary shares owned by our CEO, as calculated in accordance with the policy, significantly exceeded five times his base salary. In addition, at such date, all employees subject to the policy were in compliance with the terms of the policy.
Deferred Compensation Plan
Under the Liberty Global Deferred Compensation Plan (the Deferred Compensation Plan), our executive and other officers who are U.S. taxpayers and who are designated as participants by our compensation committee may elect to defer payment of certain of their compensation as described under —Deferred Compensation Plan below. We do not have a pension or other defined benefit-type plan to offer our executive and senior officers. For these executive officers and employees who are based in the U.S., Liberty Global contributes to its defined contribution 401(k) Plan, but such contributions are capped by U.S. law. Accordingly, the Deferred Compensation Plan was adopted by the compensation committee to provide a tax-efficient method for participants who are U.S. taxpayers to accumulate value, thus enhancing our ability to attract and retain senior management. With respect to the tax ramifications to us of the Deferred Compensation Plan, the compensation committee noted in adopting the plan that the corporate tax deduction on the deferred compensation may not be taken until payments to participants are made, but that we will have use of the cash in the interim. Although our compensation committee deemed the Deferred Compensation Plan to be an important benefit to participants, it is not included in any quantitative valuation with the three main components of our compensation packages, because participation in the plan, and to what extent, is at each participant’s discretion.
Other Benefits
We do not offer perquisites and other personal benefits on a general basis to our executive officers. The personal benefits we have provided are limited in scope and fall into the following principal categories: limited personal use of our corporate aircraft; an annual auto allowance or use of a company auto for our executive officers; reasonable legal expenses in connection with employment agreements; an executive health plan; and charitable giving by Liberty Global.
Under our aircraft policy, our CEO, other executive officers and certain senior officers, with our CEO’s approval, may use our corporate aircraft for personal travel, subject to reimbursing us for the incremental costs incurred, plus applicable taxes. Pursuant to his employment agreement, the annual flight hours for Mr. Fries’ personal use of our aircraft is 120 hours per year without cost reimbursement. As approved by the compensation committee, beginning in 2017, the annual flight hours for Mr. Bracken’s personal use of our aircraft is 25 hours per year without cost reimbursement. Also under our aircraft policy, our CEO and, with his approval, our other executive officers and certain senior officers may have family members or other personal guests accompany them on our corporate aircraft while traveling on business without reimbursing us for the incremental cost attributable to the personal guest.
The taxable income of an officer will include imputed income equal to the value of the personal use of our aircraft by him and by his personal guests determined using: (a) a method based on the Standard Industry Fare Level rates, as published by the U.S. Internal Revenue Service (IRS) (in the case of U.S. taxpayers) or (b) as agreed with the U.K. tax authority periodically, a cost base valuation for personal use and the marginal cost for guests (in the case of U.K. taxpayers). Income is imputed only to the extent that the value derived by such applicable method exceeds the amount the officer pays us for such personal use.
The methods we use to determine our incremental cost attributable to personal use of our corporate aircraft are described in the notes to the Summary Compensation Table below. Because our aircraft are used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew, purchase costs of aircraft, and costs of maintenance and upkeep.
Annual auto allowances for employees are a standard benefit in Europe, and in order to align basic compensation with executives in the U.S., we have extended this allowance to some U.S. based executives. We also provide an executive health plan for our executive and senior officers to proactively manage and improve their health. The benefits of this program include a complete medical history review, annual physical examinations, comprehensive laboratory testing, diagnostic testing and consultations with specialists. Our NEOs also participate in various benefit plans offered to all salaried employees in the applicable country of employment. Our CEO generally reviews and directs the charitable giving by our company.
We provide reimbursement of reasonable legal expenses to some executives, including NEOs, in connection with the negotiation and execution of their employment agreements, on a case-by-case basis. In Mr. Rodriguez’ case, the amount was capped. In Mr. Hall’s case, he did not use outside counsel so there was no actual reimbursement. In Mr. Fries’ case, given the complexity of the agreement and relevant securities regulations, the reimbursement includes consultation with counsel on some post-execution issues as well.
Tax and Accounting Considerations
In making its compensation decisions, our compensation committee has considered the prior limitations on deductibility of executive compensation under Section 162(m) of the Code, which generally prohibited the deduction of compensation in excess of $1.0 million paid to certain executives, subject to certain exceptions. Prior to 2018, one exception was for performance-based compensation, including equity incentive awards, granted under shareholder-approved plans, such as the 2014 Incentive Plan. As a result of the Tax Cuts and Jobs Act signed into law on December 22, 2017, effective for tax years starting on or after January 1, 2018, the exception for performance-based compensation is no longer available, subject to certain transitional relief for certain grandfathered arrangements effective November 2, 2017. To the extent the transition relief is available to preserve deductions for Section 162(m) grandfathered arrangements, our compensation committee will generally seek to administer the principal elements of our compensation program, such as annual performance bonus awards, SAR grants and the terms of our PSU awards, to qualify for deductibility. It has not, however, adopted a policy requiring all compensation to be deductible, in order to maintain flexibility in making compensation decisions. Our compensation committee also endeavors to ensure that any compensation that could be characterized as non-qualified deferred compensation complies with Section 409A of the Code.
Our compensation committee also takes into account from time to time, as appropriate, the accounting treatment of compensation elements in determining types and levels of compensation, including method of payment, for our executive officers.
Recoupment Policy
The terms of our PSU awards and our annual performance bonus awards for executive officers provide that if our consolidated financial statements for any of the years relevant to the determination of whether the applicable performance metrics have been met are required to be restated at any time as a result of an error (whether or not involving fraud or misconduct) and our compensation committee determines that if the financial results had been properly reported the portion of the awards that would have been earned by participants would have been lower than the awards actually earned by them, then each participant will be required to refund and/or forfeit the excess amount of his or her earned award.
Post-Employment Benefits and Change in Control
Each of our NEOs (including our CEO) are entitled to post-employment benefits under their employment agreements. See —Employment and Other Agreements below. Otherwise, they are entitled to the same benefit of accelerated vesting of all or part of conventional equity awards made under the Liberty Global 2005 Incentive Plan (as amended and restated effective June 7, 2013) (the 2005 Incentive Plan) and the 2014 Incentive Plan on certain termination-of-employment events as other holders of such awards. Similarly, the 2005 Incentive Plan and the 2014 Incentive Plan provide the same treatment to all holders of conventional equity awards granted under these plans upon the occurrence of certain change-in-control events. Accordingly, the existence of these potential post-employment and change-in-control benefits has not influenced our compensation committee’s decisions with respect to executive compensation.
In designing the terms for the PSU and RSU awards, our compensation committee determined that only a limited set of events would warrant automatic acceleration of awards thereunder. The terms of the PSU and RSU awards do not guarantee that any portion of an award will be deemed earned upon termination of employment, except as a result of death, nor that vesting of earned awards will be accelerated upon termination of employment, except as a result of death or disability. Awards will only be accelerated upon specified change-in-control events if the awards are not continued on the same terms and conditions or, in the case of certain corporate reorganization transactions, effective provision has not been made for the assumption or continuation of the awards on equivalent terms. For details regarding the acceleration of our CEO’s awards in connection with a change-in-control event please see the description of the Fries Agreement under —Employment and Other Agreements.
The compensation committee believed these limited acceleration events related to a change in control provide appropriate protection to participants and would serve to maintain morale and aid retention during the disruptive circumstances of a change in control. The compensation committee reserved discretion to approve the accelerated vesting of an individual’s award or an amendment to an individual’s award agreements when appropriate under the circumstances.
For additional information on post-employment benefits and change-in-control provisions, see —Potential Payments upon Termination or Change in Control below.

Timing of Equity Awards
The Compensation Committee approves the annual equity incentive awards no later than April 1 of each year. This timing allows the awards to be aligned with long-range benchmarking, annual performance reviews, annual bonus determinations and our company’s financial reporting calendar. For the equity grants approved in 2019 and after, the exercise price or base price of option and SAR grants will be set at the respective closing prices of the applicable class of our ordinary shares on the grant date, which is the date of the meeting or, if later, April 1 of the same year. For 2018 and prior years, the exercise price or base price of option and SAR grants was set at the respective closing prices of our Liberty Global Class A shares and Liberty Global Class C shares on the grant date, which was the date of the relevant meeting or, if later, May 1 of the same year. Grants of equity awards to eligible employees would otherwise only be made in connection with significant events, such as hiring or promotion.
For purposes of determining the number of Liberty Global Class A and Liberty Global Class C PSUs, RSUs and SARs to be granted each year for the target annual equity values of our executive officers and other key employees, our compensation committee adopted a policy of using the average of the closing prices of such shares for a 5 day trading period ending on the second trading day preceding the date of the committee meeting to approve the grants. Typically, our compensation committee has granted the equity awards, if any, during, or at the end of, the first quarter of each year.
Compensation Committee Report
The compensation committee has reviewed the Compensation Discussion and Analysis above and discussed it with management. Based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Members of the
Compensation Committee:
Andrew J. Cole
Larry E. Romrell
JC Sparkman (chairman)

Summary Compensation
The Summary Compensation table below sets forth information concerning the compensation of our named executive officers for fiscal years 2019, 2018 and 2017.
CEO & NEO Compensation Generally
The Summary Compensation table below includes in the “total” compensation column for the CEO and each NEO future unearned compensation in the form of equity awards that are subject to time vesting and and performance conditions, which may not be paid (if at all) for several years, and the figures assume 100% performance and certain levels of stock appreciation. These amounts are aggregated into a single year lump sum amount, which was not in fact paid in the year in question.
Our CEO’s compensation for 2019 in the Summary Compensation table below includes annual, recurring elements of compensation such as (a) annual base salary of $2.5 million and benefits; (b) annual performance bonus awards with a $15 million target, payable in cash or shares (increasing to $15.25 million in 2020); and (c) participation in our annual long-term equity incentive plans in PSUs and SARs at a target value of $25 million (decreasing in 2020 to $17.5 million), with vesting in 2021.
 The CEO compensation for 2019 in the Summary Compensation table below also includes one-off  awards granted in 2019 that include awards subject to performance and vesting: (a) participation in our special Challenge Performance Award in PRSUs and PSARs with a target value of $22.5 million, with three year cliff vesting in 2022; and (b) in respect of renewal of a five year employment agreement, (i) equity incentive awards of 2 million shares in three annual installments vesting through May 15, 2021, subject to performance conditions, and (ii) a $5 million cash sign-on bonus paid in 2019.
The other NEOs’ compensation consists of three recurring elements: (a) annual base salary and benefits, (b) annual performance bonus, payable in cash or shares, and (c) participation in our annual long-term equity incentive plans; and one non-recurring element: one-time participation in our special Challenge Performance Award.
 The Summary Compensation table below uses grant date fair values for the equity awards which assumes 100% performance and vesting, as well as stock appreciation, and may not reflect actual compensation received or realized. The grant date fair values used for our Class A, B and C ordinary shares range from $24.90 to $26.03, $25.29 to $26.03 and $24.15 to $25.37, respectively. Market conditions, including the COVID-19 pandemic, could significantly impact actual outcomes.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compen-sation ($)(4)		Change in Pension Value and Nonquali-fied Deferred Compen-sation Earnings ($)(5)	All Other Compen-sation ($)(6)	Total ($)

Michael T. Fries	2019	2,369,915		5,000,000	(7)	79,183,083	20,195,050	15,263,387		147,672	1,094,986	123,254,093	(1)
Chief Executive Officer & President	2018	2,091,000		—		22,330,108	7,673,644	—		134,963	784,041	33,013,756
	2017	2,080,750		—		2,708,358	8,456,513	2,708,357		127,857	1,019,824	17,101,659

Charles H.R. Bracken	2019	1,066,688	(8)	—		6,898,921	5,159,343	2,925,482		—	122,810	16,173,244
EVP & Chief Financial Officer	2018	1,093,625	(8)	—		3,279,584	2,046,300	2,208,565		—	126,156	8,754,230
	2017	1,018,250	(8)	—		377,693	6,556,431	1,047,758		—	160,775	9,160,907

Bryan H. Hall	2019	1,066,000	(9)	—		6,310,501	3,439,569	1,462,741	(10)	227,434	20,191	12,526,436
EVP & General Counsel	2018	1,046,000	(9)	—		4,422,577	1,364,191	—		215,532	19,865	7,068,165
	2017	1,040,750	(9)	—		399,176	1,691,289	1,026,275	(10)	200,371	19,137	4,376,998

Enrique Rodriguez	2019	1,018,750		—		7,683,115	4,299,467	635,974		—	20,137	13,657,443
EVP & Chief Technology Officer (10)	2018	442,308	(11)	1,500,000	(12)	5,396,431	1,767,767	483,909		—	45,008	9,635,423

Andrea Salvato	2019	592,534	(13)	—		4,762,161	3,354,625	2,340,386		—	83,596	11,133,302
SVP & Chief Development Officer (12)

_______________

(1)
(x) Recurring Compensation. The “total” column figures for the CEO (and each NEO) include future unearned compensation in the form of equity awards that are subject to time vesting and performance conditions, which may not be paid (if at all) for several years, and the figure assumes 100% performance and certain levels of stock price appreciation. Actual share prices may vary. These amounts are aggregated into a single year lump sum amount, which was not in fact all paid in the year in question.

The figure in the “total” column also includes non-recurring compensation. In 2019, the company renewed Mr. Fries’ employment agreement on substantially the same terms for a new five year term. The 2019 “total” column figure for the CEO includes the following non-recurring compensation: (x) future unearned equity awards under the company’s 2019 Challenge Performance Award vesting in 2022 and (y) one-time payments made under the renewed employment agreement, and equity awards thereunder, subject to time vesting and performance conditions during the five year term.
The CEO’s total recurring compensation in 2019 was $44,790,933 (based upon the grant date fair value of the equity awards). The following sub-table provides summary information:

Name	Salary	Non-Equity Incentive Plan Compensation (a)	2019 Equity Incentive Awards (b)	Benefits & Other (c)	2019 Total Recurring Compensation (d)
Michael T. Fries	$2,369,915	$15,263,387	$25,914,973	$1,242,658	$44,790,933

(a)	Cash bonus paid in 2020 in respect of the 2019 annual performance bonus awards.

(b)
Includes (i) 2019 long-term equity incentive target values, which were granted 67% in PSUs and 33% in SARs, and have grant date fair values based on share prices of $24.90 in Class A ordinary shares and $24.15 in Class C ordinary shares, plus (ii) the value of RSUs issued pursuant to our shareholding incentive program in respect of the 2018 annual bonus paid in 2019 representing 12.5% of the gross number of ordinary shares earned under the preceding year’s annual bonus program.

(c)	Includes sum of “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” from the 2019 Summary Compensation table above.

(d)
Total recurring compensation (base salary, annual cash bonus, long term equity incentive targets, and other benefits) under the CEO Employment Agreement. Excludes one-time compensation related to renewal of CEO Employment Agreement and special long-term incentive targets, specifically excluding a $5 million sign-on bonus, one-time grant of 2 million Class B ordinary shares at a grant date fair value of $25.29 and the 2019 Challenge Performance Award.

(y)     Single Total Figure of Compensation under U.K. Regulations. As a company incorporated under the laws of England and Wales, we are also required to show our CEO’s compensation under U.K. regulations, see —Single Total Figure of Compensation for Directors (Audited) on page A-24. For 2019, the “Single Total Compensation Figure” for U.K. purposes was:

Single Total Compensation Figure	2019
Michael T. Fries, Chief Executive Officer & President	$49,486,888

The “Single Total Compensation Figure” consists of the sum of his salary, taxable benefits, annual performance bonus award as paid with respect to 2019, long-term equity incentive performance awards that had a performance period ending in 2019, time-vested share awards that vested in 2019 and sign-on commitment bonus under U.K. rules. These rules require that equity awards are valued using stock prices as of the end of the performance period and SAR values using the stock price at the time of vesting. Since market prices for our shares move upwards or downwards these values only show the “spot” value, but they may provide a better estimate of realized or actual pay. Actual amounts realized or realizable can vary substantially.

(2)
The dollar amounts shown in the “Stock Awards” column reflect the grant date fair value of the equity determined in accordance with Topic 718 of the Financial Accounting Standards Board’s Accounting Standards Codification (FASB ASC 718), and there can be no assurance that these grant date fair values will ever be realized by an NEO.

(a)
For 2019, the Stock Awards column shows: (i) Target 2019 PSUs granted under our 2019 long-term equity incentive plan, which have multi-year vesting and are subject to performance conditions - the table assumes vesting and performance at 100% of the grant date fair values. Earned 2019 PSU awards, if any, will vest, subject to forfeiture or acceleration under certain circumstances, in two equal installments on each of April 1, 2021 and October 1, 2021. (ii) Shares of the company’s stock issued to an NEO for the equity portion of their 2019 annual performance bonus awards, if any and RSUs issued to NEOs in respect of any shares issued as part of the 2018 annual performance bonus awards representing 12.5% of the gross number of ordinary shares earned. (iii) Each NEO’s target PRSUs that comprise a portion of their 2019 Challenge Performance Awards. These PRSUs have three year “cliff” vesting on March 2020 and are subject to performance conditions - the table assumes vesting and performance at 100% of the grant date fair values. (iv) The Liberty Global Class B shares issued to our CEO in connection with the renewal of his employment agreement in 2019 - the table assumes vesting and performance at 100% of the grant date fair value of $25.29 per award and $50,580,000 in aggregate, although share prices have since changed. Vesting occurs on May 15 of 2019, 2020 and 2021, of which the last two vestings remain subject to achievement of performance conditions.

(b)
For 2018, the Stock Awards column shows: (i) Target 2018 PSUs granted under our 2018 long-term equity incentive plan. The value of these awards appears as grant date fair value, although the present value of the shares earned is lower than on the grant date. Performance conditions on these PSUs have been established as described in the Compensation Discussion and Analysis, above. Earned 2018 PSU awards were scheduled to vest, subject to forfeiture or acceleration under certain circumstances, in two equal installments, the first of which vested on April 1, 2020, and the second of which will vest on October 1, 2020. (ii) The Liberty Global Class B shares issued to our CEO and the Liberty Global Class A and Liberty Global Class C shares issued to each other NEO for the equity portion of their 2018 and 2019 annual performance bonus awards earned by the NEOs under the 2014 Incentive Plan. (iii) With respect to Mr. Rodriguez, also reflects the grant date fair value of RSUs ($2,429,942) issued to him on August 1, 2018, which RSU awards vested on July 24, 2019.

(c)
For 2017, the Stock Awards column shows: the dollar amounts reflect the grant date fair value of each NEO’s Liberty Global Class A and Liberty Global Class C shares issued on March 15, 2018, for the equity portion of their 2017 annual performance bonus awards.

Regulations require disclosure of maximum performance amounts for equity awards, even if the performance period has ended. See footnote 14 below.

(3)
The dollar amounts shown in the “Option Awards” column reflect the estimated grant date fair value at the time of the grant of SAR and PSAR awards to our NEOs in 2019 determined in accordance with FASB ASC 718. The table assumes vesting and performance at 100% of their grant date fair values. The dollar amounts for the PSAR awards granted March 7, 2019, reflect the impact of estimated forfeitures and assume a risk-free interest rate of 2.45%, a volatility rate ranging from 31.2% to 32.5% and an expected term of 4.2 years; such PSARs are subject to performance conditions and vest in March of 2022. The dollar amounts for the SAR awards granted April 1, 2019, reflect the impact of estimated forfeitures and a risk-free interest rate of between 2.30% and 2.31%, a volatility rate ranging from 31.0% to 32.7% and an expected term of 4.3 years with respect to Messrs. Fries, Hall, Bracken, and Rodriguez and an expected term of 3.7 years with respect to Mr. Salvato. The differences in the grant date fair value of their SARs are attributable to the different grant dates. The April 1, 2019 SAR awards vest 12.5% on November 1, 2019 and thereafter in 14 equal quarterly installments commencing February 1, 2020. All SAR awards granted in 2018 or prior have a seven year term. All SAR and PSAR awards granted in 2019 have a ten year term.

(4)
The dollar amounts in the “Non-Equity Incentive Plan Compensation” column reflect the cash portion of their annual performance bonus awards earned by the NEOs during the years indicated. The company split the award between shares and cash prior to deductions for applicable withholdings, which are included in the amounts in the above table.

(5)
The dollar amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect the above-market value of accrued interest on compensation previously deferred by the applicable NEO under our Deferred Compensation Plan. The above-market value of accrued interest is that portion of the accrued interest equal to the amount that exceeds 120% of the applicable federal long-term rate (with compounding) at the time the interest rate under the Deferred Compensation Plan was set.

(6)	The following table provides additional information about the 2019 amounts that appear in the “All Other Compensation” column in the Summary Compensation Table above:

Name	401(k) Plan (a)	U.K. Defined Contribution Plan (b)	Auto Allowance	Miscellaneous (c)	Total

Michael T. Fries	$—	$—	$—	$1,094,986	$1,094,986
Charles H.R. Bracken	$—	$100,817	$18,501	$3,492	$122,810
Bryan H. Hall	$19,000	$—	$—	$1,191	$20,191
Enrique Rodriguez	$19,000	$—	$—	$1,137	$20,137
Andrea Salvato	$—	$63,166	$18,501	$1,929	$83,596
_______________

(a)
Represents matching employer contributions made under the 401(k) Plan. Under the 401(k) Plan, participants may make contributions annually, subject to U.S. federal limits, and LGI makes a matching contribution equal to 100% of the participant’s contribution up to the lesser of the federal limit on contributions or 10% of their cash compensation (excluding awards under Liberty Global’s incentive plans). Voluntary catch-up contributions permitted under U.S. federal law for persons age 50 or older, however, are not matched. Messrs. Fries and Hall are fully vested in their respective 401(k) Plan accounts.

(b)
Represents defined contribution retirement benefit costs, part of which are paid as employer contributions into the Liberty Global Group Pension Plan in the U.K. and part of which are paid in the form of a taxable cash allowance. Liberty Global Europe Ltd. sponsors a defined contribution retirement plan under which it provides matching contributions on a 1 to 1 basis up to 10% of base salary. Messrs. Bracken and Salvato have elected to contribute 10% of each of his respective base salary and are therefore entitled to receive a matching company contribution equal to 10% of their base salary. However, the annual amount of contributions which can be paid into a retirement plan on a tax efficient basis in the U.K. is limited to £10,000 ($13,263) per annum for employee and company contributions combined for Messrs. Bracken and Salvato, subject to an overall lifetime allowance. On that basis, Liberty Global allows Mr. Bracken and other employees similarly impacted, to contribute £5,000 ($6,631) to the pension plan which is then matched by a £5,000 ($6,631) company contribution. The difference between the 10% of Mr. Bracken’s base salary which would have otherwise been paid into the pension plan as employer contribution, and the £5,000 ($6,631) company contribution remitted to the pension plan, is paid to Mr. Bracken as a taxable cash allowance. Similarly, Liberty Global allows Mr Salvato and other employees similarly impacted by the lifetime allowance limit to receive 10% of their base salary as a taxable cash allowance. Participating U.K. employees, including Messrs. Bracken and Salvato, are fully vested in the employer contributions to their respective pension plans.

(c)	Amounts reflect the following:

•	Premiums for term life insurance for Messrs. Fries ($1,190), Hall ($1,191) and Rodriguez ($1,137) under our group term life insurance benefit plan for U.S. employees.

•	Premiums for term life insurance for Messrs. Bracken ($3,492) and Salvato ($1,929) under Liberty Global Europe Ltd.’s group life assurance policy for U.K. employees.

•
Our aggregate incremental cost attributable to personal use of our aircraft or having a personal guest on a business flight by each of the following NEOs is: Mr. Fries ($333,058). Aggregate incremental cost for personal use of our aircraft is determined on a per flight basis and includes fuel, oil, lubricants, hourly costs of aircraft maintenance for the applicable number of flight hours, in-flight food and beverage services, trip-related hangar and tie down costs, landing and parking fees, travel expenses for crew and other variable costs specifically incurred. Aggregate incremental cost for a personal guest is determined based on our average direct variable costs per passenger for fuel and in-flight food and beverage services, plus, when applicable, customs and immigration fees specifically incurred.

•
Contributions to several charitable and non-profit organizations made by Liberty Global at the request of Mr. Fries. Such contributions aggregated $570,500 and are not included in Mr. Fries’ Liberty Global income for tax purposes. Of the more than 15 organizations that received such contributions, Mr. Fries or his spouse is a member of the board of five of the organizations and he is a trustee of one other organization to which Liberty Global contributed. The contributions to these organizations were $340,500 in the aggregate.

•	Pursuant to the terms of the employment agreement with Mr. Fries, payment made on behalf of Mr. Fries for professional fees incurred by him related to his employment agreement ($188,294).

•	The tax gross-up of $1,944 on payment made on behalf of Mr. Fries for professional fees related to tax preparation filings.

•	During 2019, Messrs. Fries, Bracken, Hall and Rodriguez each used sporting and concert event tickets that resulted in no incremental cost to us.

(7)	Represents a commitment sign-on bonus paid to Mr. Fries at the time he renewed his employment agreement with our company in April 2019.

(8)
For the years indicated, Messrs. Bracken and Salvato each received all or a portion of his salary, perquisites and employee benefits in British pounds, which have been converted for this presentation to U.S. dollars based upon the average exchange rate in effect during each respective year (0.7835 for 2019, 0.7498 for 2018 and 0.7767 for 2017).

(9)
Amount includes $799,500 and $784,500 of Mr. Hall’s 2019 and 2018 salary, respectively, the payments of which Mr. Hall elected to defer pursuant to our Deferred Compensation Plan. Such deferred amounts accrue interest at the rate of 8.5% per annum compounded daily until paid in full.

(10)
    Mr. Hall elected to defer $570,180 and $731,371 of his of his 2017 and 2019 annual performance bonus awards, respectively, pursuant to our Deferred Compensation Plan at the time such awards were paid in 2018 and 2020, respectively. Such deferred amounts, accrue interest at the rate of 8.5% per annum compounded daily until paid in full.

(11)	Mr. Rodriguez became our Chief Technology Officer in July 2018 and, accordingly, compensation information is only for 2019 and part of 2018.

(12)	Represents a sign-on bonus paid to Mr. Rodriguez at the time he signed his employment agreement with our company in June 2018.

(13)
Compensation information has been included for 2019 only because Mr. Salvato was not a named executive officer in 2018 and 2017. Mr. Salvato received all or a portion of his salary, perquisites and employee benefits in British pounds, which have been converted for this presentation to U.S. dollars based upon the average exchange rate in effect during 2019 (0.7835).

Grants of Plan-Based Awards
The table below sets forth certain information concerning the grants of equity based awards under the 2014 Incentive Plan and the annual performance bonus awards granted to our named executive officers during the year ended December 31, 2019, as described below under —Narrative to Summary Compensation and Grants of Plan-Based Awards Table. The actual amount of the 2019 annual performance bonus award approved for each NEO is reflected in the “Stock Awards” column of the Summary Compensation Table above for the portion paid in shares and RSUs and in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above for the portion paid in cash.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All other Stock Awards; Number of Shares of Stock or Units (#)(2)		All other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock & Option Awards ($)
Name	Grant Date	Board/Committee Action Date	Threshold ($)	Target ($)(1)	Maximum ($)(1)	Threshold(#)	Target (#)(1)	Maximum (#)(1)

Michael T. Fries	03/13/2020	02/21/2019	—	15,000,000	31,500,000
Liberty Global Class B	03/15/2019	03/12/2019								48,786				1,269,900
Liberty Global Class B	05/15/2019	04/30/2019								670,000	(3)			16,944,300
Liberty Global Class B	05/15/2019	04/30/2019				—	1,330,000	1,330,000	(3)					33,635,700
Liberty Global Class A	03/07/2019	03/07/2019				—	146,084	146,084						3,793,801
Liberty Global Class C	03/07/2019	03/07/2019				—	292,168	292,168						7,368,477
Liberty Global Class A	03/07/2019	03/07/2019										522,284	25.97	4,068,292
Liberty Global Class C	03/07/2019	03/07/2019										1,044,568	25.22	7,652,589
Liberty Global Class A	04/01/2019	04/01/2019				110,457	220,914	331,371						5,500,759
Liberty Global Class C	04/01/2019	04/01/2019				220,914	441,828	662,742						10,670,146
Liberty Global Class A	04/01/2019	04/01/2019										395,131	24.90	2,935,281
Liberty Global Class C	04/01/2019	04/01/2019										790,262	24.15	5,538,888
Charles H.R. Bracken	03/13/2020	02/21/2019	—	2,500,000	5,250,000
Liberty Global Class A	03/15/2019	03/12/2019								539				14,030
Liberty Global Class C	03/15/2019	03/12/2019								1,078				27,349

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards; Number of Shares of Stock or Units (#)(2)	All other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock & Option Awards ($)
Name	Grant Date	Board/Committee Action Date	Threshold ($)	Target ($)(1)	Maximum ($)(1)	Threshold(#)	Target (#)(1)	Maximum (#)(1)
Liberty Global Class A	03/07/2019	03/07/2019				—	38,955	38,955				1,011,661
Liberty Global Class C	03/07/2019	03/07/2019				—	77,910	77,910				1,964,890
Liberty Global Class A	03/07/2019	03/07/2019								139,275	25.97	1,084,872
Liberty Global Class C	03/07/2019	03/07/2019								278,550	25.22	2,040,680
Liberty Global Class A	04/01/2019	04/01/2019				26,510	53,019	79,529				1,320,173
Liberty Global Class C	04/01/2019	04/01/2019				53,019	106,038	159,057				2,560,818
Liberty Global Class A	04/01/2019	04/01/2019								94,831	24.90	704,464
Liberty Global Class C	04/01/2019	04/01/2019								189,662	24.15	1,329,327
Bryan H. Hall	03/13/2020	02/21/2019	—	1,250,000	2,625,000
Liberty Global Class A	03/13/2020	02/21/2019				—	$468,750	$984,375
Liberty Global Class C	03/13/2020	02/21/2019				—	$937,500	$1,968,750
Liberty Global Class A	03/15/2019	03/12/2019							3,596			93,604
Liberty Global Class C	03/15/2019	03/12/2019							7,192			182,461
Liberty Global Class A	03/07/2019	03/07/2019				—	25,970	25,970				674,441
Liberty Global Class C	03/07/2019	03/07/2019				—	51,940	51,940				1,309,927
Liberty Global Class A	03/07/2019	03/07/2019								92,850	25.97	723,248
Liberty Global Class C	03/07/2019	03/07/2019								185,700	25.22	1,360,453
Liberty Global Class A	04/01/2019	04/01/2019				17,673	35,346	53,019				880,115
Liberty Global Class C	04/01/2019	04/01/2019				35,346	70,692	106,038				1,707,212
Liberty Global Class A	04/01/2019	04/01/2019								63,221	24.90	469,645
Liberty Global Class C	04/01/2019	04/01/2019								126,442	24.15	886,223
Enrique Rodriguez	03/13/2020	02/21/2019	—	625,000	1,312,500
Liberty Global Class A	03/13/2020	02/21/2019				—	$703,125	$1,476,563
Liberty Global Class C	03/13/2020	02/21/2019				—	$1,406,250	$2,953,125
Liberty Global Class A	03/15/2019	03/12/2019							789			20,538
Liberty Global Class C	03/15/2019	03/12/2019							1,578			40,034
Liberty Global Class A	03/07/2019	03/07/2019				—	32,463	32,463				843,064
Liberty Global Class C	03/07/2019	03/07/2019				—	64,926	64,926				1,637,434
Liberty Global Class A	03/07/2019	03/07/2019								116,063	25.97	904,064
Liberty Global Class C	03/07/2019	03/07/2019								232,126	25.22	1,700,573
Liberty Global Class A	04/01/2019	04/01/2019				22,091	44,182	66,273				1,100,132
Liberty Global Class C	04/01/2019	04/01/2019				44,182	88,364	132,546				2,133,991
Liberty Global Class A	04/01/2019	04/01/2019								79,026	24.90	587,055
Liberty Global Class C	04/01/2019	04/01/2019								158,052	24.15	1,107,775
Andrea Salvato	03/13/2020	02/21/2019	—	2,000,000	4,200,000
Liberty Global Class A	03/15/2019	03/12/2019							2,481			64,580
Liberty Global Class C	03/15/2019	03/12/2019							4,962			125,886
Liberty Global Class A	03/07/2019	03/07/2019				—	25,970	25,970				674,441
Liberty Global Class C	03/07/2019	03/07/2019				—	51,940	51,940				1,309,927
Liberty Global Class A	03/07/2019	03/07/2019								92,850	25.97	723,248
Liberty Global Class C	03/07/2019	03/07/2019								185,700	25.22	1,360,454
Liberty Global Class A	04/01/2019	04/01/2019				17,673	35,346	53,019				880,115

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards; Number of Shares of Stock or Units (#)(2)	All other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock & Option Awards ($)
Name	Grant Date	Board/Committee Action Date	Threshold ($)	Target ($)(1)	Maximum ($)(1)	Threshold(#)	Target (#)(1)	Maximum (#)(1)
Liberty Global Class C	04/01/2019	04/01/2019				35,346	70,692	106,038				1,707,212
Liberty Global Class A	04/01/2019	04/01/2019								63,221	24.90	440,257
Liberty Global Class C	04/01/2019	04/01/2019								126,442	24.15	830,666
_______________

(1)
Pursuant to the shareholding incentive plan of the 2019 Annual Bonus Program, our NEOs could elect to receive up to 100% of their annual bonus in ordinary shares of Liberty Global in lieu of cash. An NEO who elected to receive shares in respect to their annual bonus also received RSUs equal to 12.5% of the gross number of shares earned under the 2019 Annual Bonus Program as more fully described in —Elements of Our Compensation Packages—Annual Performance Bonus Awards above. The RSUs will vest on March 1, 2021, provided the NEO holds all of the shares issued in respect to the 2019 Annual Bonus Program through that period.

(2)
With respect to all NEOs, consists of a grant of RSUs on March 15, 2019 in connection with 12.5% of the gross number of shares earned under the 2018 Annual Bonus Program. As all NEOs held their 2018 Annual Bonus Program shares, these awards fully vested on March 1, 2020.

(3)
One-time grant made under the CEO’s renewed employment agreement in 2019. Pursuant to the renewed employment agreement, 670,000 shares vested on May 15, 2019, and the remaining shares will vest in two additional annual installments through May 15, 2021, subject to performance.

Narrative to Summary Compensation and Grants of Plan-Based Awards Table
The amounts reported for 2019 in the Summary Compensation Table include salary, annual performance bonuses, equity incentive grants, benefits and perquisites as more fully described in —Elements of Our Compensation Packages above and —Employment and Other Agreements below. The following discussion focuses on the annual performance bonus award component of 2019 total compensation reflected in the Grants of Plan-Based Awards Table above. Additional information with respect to the other components of 2019 compensation is provided in the notes to the Summary Compensation Table above. Also discussed are vesting and forfeiture provisions applicable to the 2019 PSU awards and RSU awards granted in 2019. For information on the effect of a termination or change in control on the 2019 PSU awards and the RSU awards, see —Potential Payments Upon Termination or Change in Control below.
The maximum achievable amount of the 2019 annual performance bonus awards for each of our NEOs is shown in the Grants of Plan-Based Awards Table under the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column. Because the compensation committee has discretion to pay no award, no “threshold” or minimum awards are reflected in the Grants of Plan-Based Awards Table. The amount each NEO actually earned of his 2019 annual performance bonus award is reflected in the Summary Compensation table under “Stock Awards” column for the portion paid in ordinary shares and in the “Non-Equity Incentive Plan Compensation” column for the portion paid in cash. Participants in the 2019 Annual Bonus Program, including the NEOs, could elect all or a portion (in 25% increments) or none of their award paid in shares, with the remainder, if any, paid in cash.
Under the 2019 Annual Bonus Program, our NEOs who elected to receive a portion of their 2019 annual bonus payment in ordinary shares also received Liberty Global Class A and Liberty Global Class C RSUs equal to 12.5% of the gross number of shares earned under the 2019 Annual Bonus Program. The RSUs will vest on March 1, 2021, provided the NEO holds all of the shares issued in respect of the 2019 Annual Bonus Program through that period. The 2019 bonus award portion delivered in shares was valued using the closing prices of our Liberty Global Class A and Liberty Global Class C shares as of market close on March 13, 2020. The number of such shares were delivered on a 1:2 basis between our Liberty Global Class A and Liberty Global Class C shares.
Outstanding Equity Awards at Fiscal Year-End
The table below sets forth certain information concerning options, SARs and restricted shares or RSUs held by our NEOs at year end 2019.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael T. Fries
Liberty Global Class A	42,988	—		29.45	5/1/2020	163,436	(6)	3,716,535	366,998	(7)	8,345,535
	971,587	—		27.71	6/24/2020
	201,746	—		32.37	5/1/2021
	157,121	—		42.01	5/1/2022
	185,396	26,486	(1)	32.81	5/1/2023
	142,395	85,437	(2)	35.69	5/1/2024
	110,293	183,824	(3)	29.88	5/1/2025
	49,391	345,740	(4)	24.90	4/1/2029
Liberty Global Class B	—	—		—					1,330,000	(8)	33,635,700
Liberty Global Class C	42,788	—		29.05	5/1/2020	326,873	(6)	7,125,831	733,996	(7)	16,001,113
	85,596	—		27.13	5/1/2020
	967,468	—		27.34	6/24/2020
	1,933,985	—		25.84	6/24/2020
	401,446	—		30.81	5/1/2021
	316,802	—		40.52	5/1/2022
	370,793	52,971	(1)	31.65	5/1/2023
	284,790	170,874	(2)	34.80	5/1/2024
	220,587	367,647	(3)	28.94	5/1/2025
	98,782	691,480	(4)	24.15	4/1/2029
Charles H.R. Bracken
Liberty Global Class A	37,610	—		29.45	5/1/2020	43,584	(6)	991,100	91,974	(7)	2,091,489
	170,684	—		27.71	6/24/2020	539	(9)	12,257
	67,243	—		32.37	5/1/2021
	52,376	—		42.01	5/1/2022
	52,969	7,567	(1)	32.81	5/1/2023
	111,110	55,556	(5)	37.45	2/21/2024
	35,598	21,360	(2)	35.69	5/1/2024
	29,411	49,020	(3)	29.88	5/1/2025
	11,853	82,978	(4)	24.90	4/1/2029
Liberty Global Class C	74,888	—		27.13	5/1/2020	87,167	(6)	1,900,241	183,948	(7)	4,010,066
	37,435	—		29.05	5/1/2020	1,078	(9)	23,500
	169,960	—		27.34	6/24/2020
	339,754	—		25.84	6/24/2020
	133,804	—		30.81	5/1/2021
	105,606	—		40.52	5/1/2022
	105,938	15,134	(1)	31.65	5/1/2023
	222,222	111,112	(5)	36.32	2/21/2024
	71,197	42,719	(2)	34.80	5/1/2024
	58,823	98,039	(3)	28.94	5/1/2025
	23,707	165,955	(4)	24.15	4/1/2029
Bryan H. Hall

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Liberty Global Class A	45,660	—		29.45	5/1/2020	29,056	(6)	660,733	61,316	(7)	1,394,326
	170,684	—		27.71	6/24/2020	3,596	(9)	81,773
	53,794	—		32.37	5/1/2021
	41,903	—		42.01	5/1/2022
	42,376	6,054	(1)	32.81	5/1/2023
	28,478	17,088	(2)	35.69	5/1/2024
	19,607	32,680	(3)	29.88	5/1/2025
	7,902	55,319	(4)	24.90	4/1/2029
Liberty Global Class C	45,448	—		29.05	5/1/2020	58,111	(6)	1,266,820	122,632	(7)	2,673,378
	90,917	—		27.13	5/1/2020	7,192	(9)	156,786
	169,960	—		27.34	6/24/2020
	339,754	—		25.84	6/24/2020
	107,043	—		30.81	5/1/2021
	84,490	—		40.52	5/1/2022
	84,752	12,108	(1)	31.65	5/1/2023
	56,957	34,175	(2)	34.80	5/1/2024
	39,215	65,359	(3)	28.94	5/1/2025
	15,805	110,637	(4)	24.15	4/1/2029
Enrique Rodriguez
Liberty Global Class A	22,430	49,347	(10)	28.97	8/1/2025	36,313	(6)	825,758	76,645	(7)	1,742,907
	9,878	69,148	(4)	24.90	4/1/2029	789	(9)	17,942
Liberty Global Class C	44,860	98,694	(10)	27.81	8/1/2025	72,627	(6)	1,583,269	153,290	(7)	3,341,722
	19,756	138,296	(4)	24.15	4/1/2029	1,578	(9)	34,400
Andrea Salvato
Liberty Global Class A	13,444	—		29.45	5/1/2020	29,056	(6)	660,733	61,316	(7)	1,394,326
	65,647	—		27.71	6/24/2020	2,481	(9)	56,418
	23,535	—		32.37	5/1/2021
	18,328	—		42.01	5/1/2022
	26,488	3,784	(1)	32.81	5/1/2023
	17,800	10,680	(2)	35.69	5/1/2024
	19,607	32,680	(3)	29.88	5/1/2025
	7,902	55,319	(4)	24.90	4/1/2029
Liberty Global Class C	13,381	—		29.05	5/1/2020	58,111	(6)	1,266,820	122,632	(7)	2,673,378
	26,769	—		27.13	5/1/2020	4,962	(8)	108,172
	65,369	—		27.34	6/24/2020
	130,674	—		25.84	6/24/2020
	46,831	—		30.81	5/1/2021
	36,955	—		40.52	5/1/2022
	52,976	7,568	(1)	31.65	5/1/2023
	35,600	21,360	(2)	34.80	5/1/2024
	39,215	65,359	(3)	28.94	5/1/2025
	15,805	110,637	(4)	24.15	4/1/2029

_______________

(1)	Vests in 2 equal remaining quarterly installments from February 1, 2020 to May 1, 2020.

(2)	Vests in 6 equal remaining quarterly installments from February 1, 2020 to May 1, 2021.

(3)	Vests in 10 equal remaining quarterly installments from February 1, 2020 to May 1, 2022.

(4)	Vested with respect to 12.5% of the shares on November 1, 2019, and the remaining shares in 14 equal quarterly installments commencing February 1, 2020.

(5)	Vests in one remaining annual installment on March 1, 2020.

(6)
Represents the number of Liberty Global Class A and Liberty Global Class C shares underlying 2018 PSUs that were actually earned by each of our NEOs as determined by the compensation committee in February 2020. These awards were then converted to time-vested RSUs vesting in two equal installments on April 1, 2020 and October 1, 2020, respectively. See —Elements of Our Compensation Packages—Equity Incentive Awards—Decisions for 2018 PSUs above.

(7)
Represents the number of Liberty Global Class A shares and Liberty Global Class C shares (a) underlying 2019 PSUs that may be earned by each of our NEOs and (b) the unvested portion of the 2019 Challenge Grant that may be earned by each of our NEOs. If earned, the 2019 PSUs will vest in two equal installments on April 1, 2020 and October 1, 2020, respectively, and the 2019 Challenge Grant will vest in full on March 7, 2022.

(8)
One-time grant made under the CEO’s renewed employment agreement in 2019. Pursuant to the renewed employment agreement, 670,000 shares vested on May 15, 2019, and the remaining shares will vest in two additional annual installments through May 15, 2021, subject to performance.

(9)	Vested in full on March 1, 2020.

(10)	Vested with respect to 12.5% on February 1, 2019 and thereafter vests in 14 equal quarterly installments from May 1, 2019 to August 1, 2022.
Option Exercises and Shares Vested
The table below sets forth certain information concerning each exercise of options or SARs and vesting of restricted shares, RSUs or PSUs held by our named executive officers during the year ended December 31, 2019.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Michael T. Fries
Liberty Global Class A	45,603	(3)	304,628	186,914	4,592,477
Liberty Global Class B	—		—	670,000	16,944,300
Liberty Global Class C	136,209	(3)	899,889	373,829	8,889,654

Charles H.R. Bracken
Liberty Global Class A	39,899	(4)	266,525	49,844	1,224,667
Liberty Global Class C	119,173	(4)	787,338	99,688	2,370,581

Bryan H. Hall
Liberty Global Class A	22,797	(5)	142,253	39,875	979,729
Liberty Global Class C	68,092	(5)	380,811	79,750	1,896,455

Enrique Rodriguez
Liberty Global Class A	—		—	29,436	817,438
Liberty Global Class C	—		—	58,872	1,597,197

Andrea Salvato
Liberty Global Class A	—		—	12,460	302,030
Liberty Global Class C	—		—	24,921	583,401
_______________

(1)	Value reflects the aggregate amount of awards for the applicable class of shares exercised in 2019.

(2)	Value reflects the aggregate amount of awards for the applicable class of shares that vested in 2019.

(3)
Consists of Liberty Global Class A shares and Liberty Global Class C shares subject to SARs, which were exercised automatically upon expiration of their term. The actual number of shares issued to Mr. Fries upon exercise of these SARs, after taking into account the spread between the base price and the closing market price and giving effect to the withholding of shares for taxes was 6,418 Liberty Global Class A shares and 19,504 Liberty Global Class C shares.

(4)
Consists of Liberty Global Class A shares and Liberty Global Class C shares subject to SARs, which were exercised automatically upon expiration of their term. The actual number of shares issued to Mr. Bracken upon exercise of these SARs, after taking into account the spread between the base price and the closing market price and giving effect to the withholding of shares for taxes was 5,320 Liberty Global Class A shares and 16,167 Liberty Global Class C shares.

(5)
Consists of Liberty Global Class A shares and Liberty Global Class C shares subject to SARs, which were exercised automatically upon expiration of their term. The actual number of shares issued to Mr. Hall upon exercise of these SARs, after taking into account the spread between the base price and the closing market price and giving effect to the withholding of shares for taxes was 3,744 Liberty Global Class A shares and 8,577 Liberty Global Class C shares.

Deferred Compensation Plan
We have a Deferred Compensation Plan pursuant to which officers of Liberty Global or its subsidiary LGI, who are U.S. taxpayers, may elect to defer all or any portion of his or her (1) annual performance bonus paid in cash, (2) annual salary up to limits specified by the compensation committee (currently 90%) and (3) award, if any, under a current or future multi-year performance award arrangement.
Cash compensation deferred under the Deferred Compensation Plan was credited with interest at the rate of 8.5% per year, compounded daily (the credited interest fund). In setting the interest rate, our compensation committee reviews data on the implied yields of our significant bank debt and outstanding bonds, as well as credit market conditions. The compensation committee reserved the right to change the interest rate in the future, provided that any decreases in the rate will apply only to deferred elections that become irrevocable after the new rate is set. Deferred equity awards will not be credited with interest, but will be adjusted for splits, combinations, dividends or distributions. If the compensation committee approves the establishment of one or more phantom investment funds for purposes of the Deferred Compensation Plan, a participant may, but will not be obligated to, elect one or more of such phantom investment funds as the measurement fund for the purpose of calculating notional earnings, losses and other relevant amounts to be credited to or deducted from all or a portion of his or her deferred compensation instead of the credited interest fund.
The Deferred Compensation Plan provides our compensation committee with the discretion to terminate the Deferred Compensation Plan within 12 months of certain change-in-control events and distribute each participant’s account balance. Otherwise, the amount of compensation deferred will be distributed in a lump sum or in up to three installments upon the date or dates selected by the participant, or in up to five equal annual installments, or in a lump sum when the participant experiences a separation of service with the employer. At the participant’s request, if the compensation committee determines that such participant has suffered a financial hardship, it may authorize immediate distribution of all or a portion of his or her account balance. The compensation committee has reserved the right to terminate the Deferred Compensation Plan at any time. Such an optional termination will not result in accelerated distributions.
Messrs. Fries and Hall, each a U.S. taxpayer, have deferred compensation under the Deferred Compensation Plan. The table below sets forth certain information concerning the deferred compensation of these officers at year end 2019.

Name	Executive Contribution in Last FY ($)		Aggregate Earnings in Last FY (1)($)		Aggregate Withdrawals / Distributions ($)		Aggregate Balance at Last FYE ($)

Michael T. Fries	—		231,898	—	2,694,654	—	—
Bryan H. Hall	799,500	(2)	318,035		953,796		4,182,795	(3)
_______________

(1)	Of these amounts, the following were reported in the Summary Compensation Table as above-market earnings that were credited to the NEO’s account during 2019:

Name	Amount ($)

Michael T. Fries	147,672
Bryan H. Hall	227,434

(2)	Includes salary of $799,500 contributed in 2019.

(3)
Includes salary contributed as follows: $780,563 in 2017, $784,500 in 2018 and $799,500 in 2019. Also, includes annual performance bonus award $1,450,800 contributed in 2017 and $570,180 contributed in 2018.

Employment and Other Agreements
We have employment agreements with Mr. Fries to serve as our CEO, Mr. Bracken to serve as our chief financial officer, Mr. Hall to serve as our general counsel, Mr. Rodriguez to serve as our chief technology officer and Mr. Salvato to serve as our chief development officer. We have not adopted a severance policy covering our executive officers other than as specified in their employment agreements, if applicable.
Michael T. Fries
Introduction. In 2014, our board of directors and the compensation committee determined that it was in our best interest to enter into an employment agreement with Mr. Fries to serve as our CEO in order to promote stability in management, secure his services for the long term, implement appropriate restrictive covenants and recognize his outstanding performance and our company’s success under his leadership.
On April 30, 2019, we entered into a new five-year term employment agreement (the Fries Agreement) with our CEO that is on substantially similar terms as the initial five-year term employment agreement (the Original Fries Agreement) we had in place. Mr. Fries was a co-founder of our company’s predecessor nearly 30 years ago and has been CEO of our company since 2005. Over the preceding 15 years he presided over significant growth in our geographic scale, technology and product leadership, residential and B2B subscriber base, revenue, operating cash flow and market capitalization. Mr. Fries spearheaded our company’s decision to rebalance its operating platform to create additional shareholder value and strategic optionality with the split-off of its Latin American operations at year end 2017, and the completed disposition of businesses in six of its 12 European countries at an aggregate enterprise value of $31.0 billion and net cash proceeds to our company of $16.0 billion in 2019. Mr. Fries is uniquely qualified to lead and provide continuity to our company today with three decades of industry experience, an in-depth knowledge of our continuing operating businesses, a demonstrated ability to allocate capital prudently and in the best interests of shareholders, and a track record of significant value creation in core markets.

Although we are incorporated in the U.K., our ordinary shares are listed and traded on NASDAQ, and Mr. Fries is based in Denver, Colorado. Consequently, the compensation for Mr. Fries and the terms of the Fries Agreement are based on U.S. customs and standards as we are competing with U.S. companies for senior management personnel based in the U.S. In accordance with applicable U.K. law, our shareholders approved our director compensation policy at the annual general meeting held in 2017, including compensation payable to Mr. Fries pursuant to the terms of the Original Fries Agreement and providing authority for the compensation committee to renew and amend the terms of the Original Fries Agreement.
Summary of the Fries Agreement. The initial term of the Fries Agreement ends on April 30, 2024. After the initial term, the Fries Agreement automatically renews for successive one-year terms unless either party provides at least 180 days written notice to the other party of its intention not to renew the term.
As support for the Liberty Global Response Fund, described below, Mr. Fries contributed $1 million by way of salary reduction for 2020. Under the terms of the Fries Agreement, Mr. Fries’ salary is $2.5 million and is subject to annual increase at the discretion of the compensation committee. In April 2020, the company announced the formation of a Liberty Global Response Fund intended to help employees and their families who have been significantly affected by the COVID-19 crisis. The program is funded initially by (x) funding from the company of $2 million and (y) the company’s executive leadership team and board of directors, who will donate $2 million out of their remaining 2020 salaries and director fees, via voluntary salary and fee reductions. Taking into account Mr. Fries’ voluntary salary reduction, the amount of salary received by Mr. Fries in 2020 is expected to be $1,547,250.
The terms of the Fries Agreement as renewed are substantially similar to the Original Fries Agreement. Accordingly and consistent with the terms of the Original Fries Agreement, Mr. Fries received a new $5.0 million sign-on commitment bonus within ten days of signing the Fries Agreement. In addition, consistent with the Original Fries Agreement, Mr. Fries received a sign-on equity commitment award of two million Liberty Global Class B shares on May 15, 2019, which is scheduled to vest in three annual installments, the first of which vested on May 15, 2019, and the remaining installments comprising the CEO Performance Award that will vest on May 15 of 2020 and 2021. The two remaining installments of the CEO Performance Award are subject to the achievement of performance conditions in the immediately preceding calendar year. Mr. Fries must attain at least a “strong” rating (or equivalent) on the individual performance criteria established by the compensation committee for that year, which may contain qualitative and quantitative goals.

Pursuant to the Fries Agreement, Mr. Fries was entitled to an annual performance bonus award opportunity with a target amount of $15.0 million for 2019, which increases by $250,000 each year. The bonus award for any year during the term of the Fries Agreement is not guaranteed and is dependent upon our company achieving the performance metrics in the year in question and Mr. Fries achieving his individual objectives established by the compensation committee, which may contain qualitative and quantitative goals. There is no guaranteed amount of the annual performance bonus award. Mr. Fries has the opportunity to elect to receive his annual bonus payment in Liberty Global Class A, Class B and/or Class C shares in lieu of cash under the shareholding incentive program of our annual performance bonus plan.
During the term of the Fries Agreement, Mr. Fries participates in our equity compensation programs on the same basis as other executives of our company. Pursuant to these programs, Mr. Fries is entitled to receive grants of annual equity awards (the Annual Equity Awards). The Annual Equity Awards granted to Mr. Fries may be in the form of PSUs, SARs or other forms of equity as determined by the compensation committee, with the terms and conditions substantially the same as those for our other senior executive officers. Beginning in 2020, the target value of the Annual Equity Awards is $17.5 million, increasing by $1.5 million per year during the term of the Fries Agreement. The compensation committee may, however, determine the actual target value of Annual Equity Awards each year in its sole discretion and may reduce this amount subject to the terms of the Fries Agreement. With respect to any shares to be vested, granted or deliverable pursuant to the annual performance bonus award, our company’s annual equity award programs, the CEO Performance Award, or other equity awards, Mr. Fries has the right by notice to our company to change the class of such ordinary shares to Liberty Global Class A or Liberty Global Class C shares on an equivalent value basis.
In addition to participating in U.S. employee benefit plans and arrangements sponsored by our company for the benefit of its senior executive group, Mr. Fries is entitled to use our company’s aircraft for up to 120 hours of personal use per year, in accordance with the terms of an aircraft time sharing agreement with our company.
If Mr. Fries’ employment is terminated as a result of his death or disability (as defined in the Fries Agreement), Mr. Fries or his heirs, as applicable, will be entitled to receive: (1) Mr. Fries’ accrued but unpaid base salary through the date of termination; (2) any annual performance bonus award for a completed year that was earned but not paid as of the date of termination; (3) any accrued but unused vacation leave pay as of the date of termination; (4) any accrued vested benefits under our company’s employee welfare and tax-qualified retirement plans, in accordance with the terms of those plans; and (5) reimbursement of any business expenses (Accrued Benefits). In addition, (a) we will pay Mr. Fries or his heirs, as applicable, an amount equal to a pro rata portion of the annual performance bonus award Mr. Fries would have received for the calendar year of his termination (the Pro-Rata Bonus); (b) any options, SARs, the CEO Performance Award and other nonperformance based awards will fully vest, with options and SARs remaining exercisable until the earlier of three years from Mr. Fries’ termination or the original expiration of such award; (c) if Mr. Fries’ termination is during a performance period with respect to any PSUs (or other performance based award) that were granted as part of an Annual Equity Award, Mr. Fries will vest in a pro-rata portion of such awards as provided in the applicable award agreement; and (d) Mr. Fries’ family may elect to continue to receive coverage under our company’s group health benefits plan subject to the terms of such plan or receive COBRA continuation of the group health benefits with premiums paid or reimbursed by our company.
If Mr. Fries is terminated for cause (as defined in the Fries Agreement) or resigns (other than for good reason (as defined in the Fries Agreement)), he will be entitled to receive the Accrued Benefits and Mr. Fries will not be entitled to any other amounts under the Fries Agreement.
If Mr. Fries’ employment is involuntarily terminated by us without cause, or if Mr. Fries voluntarily terminates his employment for good reason, Mr. Fries will be entitled to receive: (1) the Accrued Benefits; (2) an amount equal to the Pro-Rata Bonus, subject to achievement of the applicable performance metric; (3) an amount equal to one-twelfth (1/12) of the average annual base salary Mr. Fries was earning in the calendar year of the termination and the immediately preceding calendar year, multiplied by the applicable number of months in the Severance Period (as defined below), which amount shall be paid in substantially equal payments over the course of the Severance Period in accordance with our normal payroll practices during such period; and (4) an amount equal to one-twelfth (1/12) of the average annual performance bonus award paid to Mr. Fries for the immediately preceding two years (regardless when paid), multiplied by the number of months in the Severance Period, which amount shall be paid in substantially equal payments over the course of the Severance Period in accordance with our normal payroll practices during such period. In addition, any options, SARs, the CEO Performance Award and other nonperformance based awards will fully vest, with options and SARs remaining exercisable until the earlier of three years from Mr. Fries’ termination or the original expiration of such award, the CEO Performance Award and other nonperformance based awards shall be settled in accordance with the terms of the applicable award agreement, and Mr. Fries and his family may elect to continue to receive coverage under our company’s group health benefits plan subject to the terms of such plan or receive

COBRA continuation of the group health benefits previously provided to Mr. Fries and his family with premiums paid or reimbursed by our company. The Severance Period is a period of 24 months commencing on the termination of Mr. Fries’ employment.
If Mr. Fries’ employment is involuntarily terminated by us without cause, or if Mr. Fries voluntarily terminates his employment for good reason, Mr. Fries shall continue to earn each of the outstanding PSUs or other performance based awards that were granted as part of an Annual Equity Award, if and to the extent the performance metrics are satisfied during the applicable performance period, based upon actual performance through the end of the applicable performance period, as certified by the compensation committee, as if Mr. Fries’ employment had not terminated. If the termination is prior to the grant date for all Annual Equity Awards that would have been granted during the initial term (or applicable renewal term) in which Mr. Fries’ termination took place, then we shall pay to Mr. Fries additional amounts equal to the Applicable Percentage (as defined below) of the target value of the Annual Equity Awards that would have been made during such term, with lump sum cash payments being made in the first 90 days of the applicable grant years. The Applicable Percentage is the percentage of the Annual Equity Award value that is made in the form of PSUs (or other full value equity awards) and shall not be less than 50%.
If Mr. Fries’ employment is involuntarily terminated by us without cause or if Mr. Fries voluntarily terminates his employment for good reason and the termination is prior to the grant date for all Annual Equity Awards that would have been granted during the initial term (or applicable renewal term) in which Mr. Fries’ termination took place, then in respect of options, SARs or other share-based appreciation awards (other than PSUs or other full value equity awards, the treatment of which under these circumstances is described above) that would have been granted (the Ungranted Appreciation Awards), we will be obligated to pay to Mr. Fries, on each date such awards would have vested and based on certain assumptions included in the Fries Agreement (including, taking into account the Applicable Percentage as described above), a lump sum cash amount equal to (1) the number of shares underlying the Ungranted Appreciation Awards that would have vested on the applicable vesting date, multiplied by (2) the excess of the closing share price on the applicable assumed vesting date over the closing share price on the assumed grant date.
If Mr. Fries remains employed by our company (or our successor) for six months following a change in control (as defined in the Fries Agreement), then the outstanding PSUs (for which the performance period has not expired), the CEO Performance Award and the unvested SARs and RSUs will become fully vested as of such date. If Mr. Fries’ employment is involuntarily terminated by us without cause or if Mr. Fries voluntarily terminates his employment for good reason, either of which occurs within 13 months following a change in control, then (a) Mr. Fries shall be treated as if his employment was terminated without cause or for good reason except that the Severance Period shall be the lesser of: (1) 36 months; or (2) the number of full calendar months remaining until the expiration of the initial term (or applicable renewal term) of the Fries Agreement in which Mr. Fries’ termination took place; provided that in no event shall the Severance Period be less than 24 months and (b) the outstanding PSUs (including the CEO Performance Award) shall fully vest.
Pursuant to the Fries Agreement, Mr. Fries is subject to customary restrictive covenants, including those relating to non-solicitation, non-interference, non-competition and confidentiality, during the term of the Fries Agreement and, depending on the circumstances of termination, for a period of up to two years thereafter.
Mr. Fries agreed to waive any rights he would have under any agreement to a gross-up for any taxes associated with a parachute payment.
Charles H.R. Bracken. Our Executive Vice President and Chief Financial Officer, Mr. Bracken, entered into his Executive Service Agreement on December 15, 2004 by one of our predecessor companies. He has been Chief Financial Officer since 2017, and was Co-Chief Financial Officer before that since 2005.
The Executive Service Agreement has an indefinite term and may be terminated by either party upon six months’ notice or by us at any time upon shorter notice. Mr. Bracken will be entitled to his salary and benefits for any unexpired portion of the six months’ notice period at the date his employment terminates. His equity awards will also continue to vest during such six-month notice period. Mr. Bracken’s employment may also be terminated immediately upon notice for cause. If we terminate Mr. Bracken’s employment other than for cause or disability, Mr. Bracken will also be entitled to a lump sum severance payment equivalent to his base salary and benefits for six months, subject to his signing a release. In the event Mr. Bracken becomes disabled and the disability continues for a specified period, we may reduce future payments under the Executive Service Agreement to the amount reimbursed by its disability insurer for the duration of Mr. Bracken’s disability or, under certain circumstances, terminate his employment as described above.

Mr. Bracken’s salary, which was £841,000 for 2019, is subject to annual review and, in the discretion of our compensation committee, upward adjustment. In connection with the Liberty Global Response Fund intended to help employees and their families who have been significantly affected by the COVID-19 crisis, Mr. Bracken agreed to forego 10% of his annual salary as in effect from April 1, 2020 to December 31, 2020. Cash amounts saved will be used to help finance the program. The benefits to which he is entitled pursuant to the Executive Service Agreement include an auto allowance and participation in the Liberty Global Group Pension Plan for U.K. employees and group life assurance, permanent ill health insurance (equivalent to disability insurance) and medical and dental insurance schemes. In addition, the Executive Service Agreement provides for Mr. Bracken to be made whole for any non-U.K. tax liability he may incur with respect to his salary and other amounts due him and for any additional U.K. tax or social security cost he may incur with respect to business expenses or reimbursement paid by us for work performed by him outside the U.K.
The Executive Service Agreement includes restrictions on Mr. Bracken’s (1) use or disclosure of trade secrets for so long as they are trade secrets, (2) use or disclosure of confidential or proprietary information during the term of his employment and for two years after termination of his employment and (3) competition with and solicitation of executives or certain employees of Liberty Global, or any subsidiary of Liberty Global or its parent entities, for a period of six months after termination of his employment.
Bryan H. Hall. Mr. Hall has been our Executive Vice President and General Counsel since January 2012. We entered into an Employment Agreement with him on May 21, 2020 (the Hall Agreement). The Hall Agreement provides for an indefinite term, which continues until either party provides at least 30 days’ prior written notice to the other party of their respective intention to terminate Mr. Hall’s employment with our company. Under the Hall Agreement, Mr. Hall’s base salary is $1,099,000 per year, subject to annual increase at the discretion of the compensation committee. In connection with the Liberty Global Response Fund intended to help employees and their families who have been significantly affected by the COVID-19 crisis, Mr. Hall agreed to forego 10% of his annual salary as in effect from April 1, 2020 to December 31, 2020. Cash amounts saved will be used to help finance the program.
Mr. Hall is eligible to earn an annual bonus each year. The target annual bonus for 2020 will be $2.5 million. The annual bonus is reviewed annually and may be adjusted by the compensation committee. There is no guaranteed bonus amount. The actual amount paid will depend on the achievement of the qualitative and quantitative performance objectives, which will be determined each year by the compensation committee. Mr. Hall will also receive an annual automobile allowance of $15,000, subject to adjustment in line with the policy for equivalent level executives.
If Mr. Hall’s employment is terminated by us without cause, by him for good reason (as defined in the Hall Agreement), or his death or disability (as defined in the Hall Agreement), Mr. Hall or his heirs, as applicable, will be entitled to receive: (i) his accrued but unpaid base salary, automobile allowance, and unused vacation pay through the date of termination; (ii) any accrued vested benefits under our company’s employee welfare and tax-qualified retirement plans in accordance with the terms of those plans; and (iii) reimbursement of business expenses (collectively Hall Accrued Benefits). In addition, we will pay him (a) an amount equal to the prorated portion of any annual bonus he would have received for the calendar year of his termination, provided he was employed for at least nine months of such year (such nine month provision does not, however, apply in the case of death); (b) a severance equal to one times his annual base salary in substantially equal payments over the 12-month period commencing on the 60th day following the date of termination in accordance with our normal payroll practices during such period; provided, however, such severance amount shall be reduced by the amount of disability benefits he receives pursuant to any employee benefit plans maintained by our company at the time of disability; and (c) except in the case of death, he and his family will continue to receive coverage under our company’s health benefits with premiums paid or reimbursed by our company for a period of up to one year. Furthermore, any unvested equity awards previously granted to Mr. Hall which are outstanding as of his date of termination and are scheduled to vest within a six (6) month period after his date of termination, will continue to vest through the date that is six (6) months after his date of termination, unless he would receive more favorable treatment under the terms of a grant award agreement and except for termination in the case of death.
If Mr. Hall is terminated for cause (as defined in the Hall Agreement) or resigns (other than for good reason), he will be entitled to received Hall Accrued Benefits and will not be entitled to any other amounts under the Hall Agreement.
Pursuant to the Agreement, Mr. Hall is subject to customary restrictive covenants, including those relating to non-solicitation, noninterference, non-competition and confidentiality, during the term of the Hall Agreement and, depending on the circumstances of termination, for a period of up to one year thereafter.

Enrique Rodriguez. In 2018, we entered into an employment agreement with Mr. Rodriguez in connection with his appointment as our Executive Vice President and Chief Technology Officer (the Rodriguez Agreement). The Rodriguez Agreement provides for an indefinite term, which continues until we provide at least 30 days’, or Mr. Rodriguez provides at least 90 days’, prior written notice to the other party of their respective intention to terminate his employment with our company. Under the Rodriguez Agreement, Mr. Rodriguez’s base salary is $1.0 million per year, subject to annual increase at the discretion of the compensation committee. Mr. Rodriguez had various incentive arrangements at his prior employer that he lost by accepting his appointment with us. To compensate for such lost compensation, we provided him a sign-on bonus, which included an award of RSUs valued at $2.5 million as of his start date for our Liberty Global Class A shares and Liberty Global Class C shares at a 1:2 ratio that vested in 2019. In connection with the Liberty Global Response Fund intended to help employees and their families who have been significantly affected by the COVID-19 crisis, Mr. Rodriguez agreed to forego 10% of his annual salary as in effect from April 1, 2020 to December 31, 2020. Cash amounts saved will be used to help finance the program.
Mr. Rodriguez is eligible to earn an annual bonus each year. The target annual bonus for the 2019 performance period will be $2.5 million. The annual bonus is reviewed annually and may be adjusted by the compensation committee. There is no guaranteed bonus amount. The actual amount paid will depend on the achievement of qualitative and quantitative performance objectives, which will be determined each year by the compensation committee.
During the term of the Rodriguez Agreement, Mr. Rodriguez will participate in our equity compensation programs on the same basis as other executives of our company. The target value of the annual equity awards will be $5.0 million for the 2019 performance period and is subject to annual adjustment as determined by the compensation committee.
If Mr. Rodriguez’s employment is terminated by us without cause, by him for good reason (as defined in the Rodriguez Agreement), or his death or disability (as defined in the Rodriguez Agreement), Mr. Rodriguez or his heirs, as applicable, will be entitled to receive: (i) his accrued but unpaid base salary and unused vacation pay through the date of termination; (ii) any accrued vested benefits under our company’s employee welfare and tax-qualified retirement plans in accordance with the terms of those plans; and (iii) reimbursement of business expenses (collectively Rodriguez Accrued Benefits). In addition, we will pay him (a) an amount equal to the prorated portion of any annual bonus he would have received for the calendar year of his termination, provided he was employed for at least nine months of such year (such nine month provision does not, however, apply in the case of death); (b) a severance equal to one times his annual base salary in substantially equal payments over the 12-month period commencing on the 60th day following the date of termination in accordance with our normal payroll practices during such period; provided, however, such severance amount shall be reduced by the amount of disability benefits he receives pursuant to any employee benefit plans maintained by our company at the time of disability; and (c) except in the case of death, he and his family will continue to receive coverage under our company’s health benefits with premiums paid or reimbursed by our company for a period of up to one year.
If Mr. Rodriguez is terminated for cause (as defined in the Rodriguez Agreement) or resigns (other than for good reason), he will be entitled to receive Rodriguez Accrued Benefits and will not be entitled to any other amounts under the Rodriguez Agreement.
Pursuant to the Agreement, Mr. Rodriguez is subject to customary restrictive covenants, including those relating to non-solicitation, noninterference, non-competition and confidentiality, during the term of the Rodriguez Agreement and, depending on the circumstances of termination, for a period of up to one year thereafter.
Andrea Salvato. Mr. Salvato has been our Senior Vice President and Chief Development Officer since 2012, holding similar positions in the company and its predecessors since 2005. We entered into an Executive Service Agreement with him on May 5, 2005 with one of our predecessor companies.
The Executive Service Agreement has an indefinite term and may be terminated by either party upon six months’ notice or by us at any time upon shorter notice. Mr. Salvato will be entitled to his salary and benefits for any unexpired portion of the six months’ notice period at the date his employment terminates. His equity awards will also continue to vest during such six-month notice period. Mr. Salvato’s employment may also be terminated immediately upon notice for cause. If we terminate Mr. Salvato’s employment other than for cause or disability, Mr. Salvato will also be entitled to a lump sum severance payment equivalent to his base salary and benefits for six months, subject to his signing a release. In the event Mr. Salvato becomes disabled and the disability continues for a specified period, we may reduce future payments under the Executive Service Agreement to the amount reimbursed by its disability insurer for the duration of Mr. Salvato’s disability or, under certain circumstances, terminate his employment as described above.
Mr. Salvato’s salary, which was £467,000 for 2019, is subject to annual review and, in the discretion of our compensation committee, upward adjustment. This year he received a raise to £479,000 in salary. The benefits to which he is entitled pursuant to the Executive Service Agreement include an auto allowance and participation in the Liberty Global Group Pension Plan for U.K. employees and group life assurance, permanent ill health insurance (equivalent to disability insurance) and medical and dental insurance schemes. In addition, the Executive Service Agreement provides for Mr. Salvato to be made whole for any non-U.K. tax liability he may incur with respect to his salary and other amounts due him and for any additional U.K. tax or social security cost he may incur with respect to business expenses or reimbursement paid by us for work performed by him outside the U.K. In connection with the Liberty Global Response Fund intended to help employees and their families who have been significantly affected by the COVID-19 crisis, Mr. Salvato agreed to forego 10% of his annual salary as in effect from April 1, 2020 to December 31, 2020. Cash amounts saved will be used to help finance the program.
The Executive Service Agreement includes restrictions on Mr. Salvato’s (1) use or disclosure of trade secrets for so long as they are trade secrets, (2) use or disclosure of confidential or proprietary information during the term of his employment and for two years after termination of his employment and (3) competition with and solicitation of executives or certain employees of Liberty Global, or any subsidiary of Liberty Global or its parent entities, for a period of six months after termination of his employment.
Potential Payments upon Termination or Change in Control
The Termination of Employment Table and the Change in Control Table set forth below reflect the potential payments to our NEOs in connection with termination of their employment or a change in control of Liberty Global as of December 31, 2019. The Termination of Employment Table assumes that a change in control has not occurred. The Change in Control Table assumes that a change in control has occurred as of December 31, 2019. Certain of our plans and agreements provide benefits upon the occurrence of a change in control without regard to whether employment is terminated, whereas others have a “double trigger” requiring employment to be terminated for benefits to be realized. These are separately reflected in the Change in Control Table.
The amounts provided in the tables are based on the assumptions stated below. The actual amounts may be different at the time of termination or change in control, as the case may be, due to various factors. In addition, we may enter into new arrangements or modify these arrangements from time to time.

•
The amounts in the tables for unvested SARs that vest on an accelerated basis or continue to vest are based on the spread between the base price of the award and the applicable closing market price on December 31, 2019. Restricted shares or RSUs and PSUs that would vest on an accelerated basis or continue to vest are valued using the applicable closing market price on December 31, 2019. On December 31, 2019, the closing market price for each class of our ordinary shares was as follows:

▪	Liberty Global Class A $22.74

▪	Liberty Global Class B $22.74

▪	Liberty Global Class C $21.80

•
The amounts for Messrs. Bracken and Salvato assume they receive a lump sum payment in cash of salary and benefits instead of six months’ notice of termination under their employment agreements. Also, to the extent compensation to these executive officers is paid in British pounds, it has been converted to U.S. dollars based upon the average exchange rate in effect during 2019.

•
Under the 2018 PSUs, the effect of termination of employment or a change-in-control varies depending on whether it occurs during the performance period or during the service period. Because no termination of employment or change-in-control occurred on December 31, 2019, the last day of the performance period, the information in the tables assumes that the event triggering potential accelerated vesting of the 2018 PSUs occurred during the service period and the benefits were calculated based on the participant’s earned 2018 PSUs, which were converted to time-vested RSUs.

•
Under the Fries Agreement, if a termination of employment occurs without cause or by Mr. Fries for good reason, he will also receive an amount equal to the Applicable Percentage and the value of the Ungranted Appreciation Awards. For purposes of the tables, these amounts are based on the following:

▪	beginning in 2021, the target annual grant value increases by $1.5 million each year from the 2020 target annual compensation for Mr. Fries;

▪	two-thirds of such target annual grant value are treated as PSUs (with the value for 2018 and 2019 combined into a single grant of 2018 PSUs); and

▪
one-third of such target annual grant value is treated as if the spread between the closing market prices of the underlying shares over the grant date value of the Ungranted Appreciation Awards over the vesting period equaled one-third of such target annual grant value.

As of December 31, 2019, each of our NEOs had, under the 2014 Incentive Plan, unvested SARs and unvested PSU awards. The termination provisions of the employment agreements of Messrs. Fries, Bracken, Rodriguez and Salvato are described under —Employment and Other Agreements above. The 2014 Incentive Plan is described under Incentive Plans below. In addition to such descriptions, additional information on the termination and/or change-in-control provisions of these plans and agreements is provided below.
Termination of Employment
The availability of benefits under our plans or agreements varies with the reason employment terminates as described below.
Voluntary Termination. The executive would retain his vested equity grants under the incentive plans, which must be exercised within the period following termination prescribed by the applicable plan. There would be no other payments or benefits.
Retirement. No benefits are payable to any of our NEOs in the event of retirement; however, under the 2014 Incentive Plan a person who retires with a combined age and years of service of 70 or greater will vest an additional year of unvested SARs and RSUs granted under this plan from the date of retirement. Messrs. Bracken and Fries each meet this requirement. Such benefit is reflected in the “Retirement” column in the Termination of Employment Table below.
Termination for Cause. The executive would not receive any payment or benefit and typically would forfeit all unexercised equity awards, whether or not vested; provided, however, Mr. Fries would still receive his annual performance bonus award for a prior completed year not yet paid. The definition of “cause” varies among the plans and agreements, but generally includes (1) insubordination, dishonesty, incompetence or other misconduct, (2) failure to perform duties and (3) a felony conviction for fraud, embezzlement or other illegal conduct. For purposes of such a termination within 12 months following a change-in-control event, in the case of the 2018 PSUs and the 2019 PSUs, “cause” is defined to mean only a felony conviction for fraud, embezzlement or other illegal conduct.
Termination Without Cause. Certain of the employment agreements provide for benefits in the case of termination by our company without cause. See —Employment and Other Agreements above. Under the 2014 Incentive Plan, the employee would be entitled to accelerated vesting of a pro rata portion of that amount of each award that would have vested on the next vesting date, based on the number of full months of the current vesting period that employment continued prior to termination. For the benefits payable under the applicable employment agreement and the value of the prorated vesting of awards, if any, see the “By Company Without Cause” column in the Termination of Employment Table below.
Death. In the event of death, the 2014 Incentive Plan provides for vesting in full of any outstanding options or SARs and the lapse of restrictions on any restricted share or RSU awards. The 2018 PSUs provide that, in the event of termination of employment due to death that occurs prior to a change in control during the performance period, the prorated portion of the grantee’s target 2018 PSUs, based on the portion of the performance period completed prior to the date of death, will vest. The 2019 PSUs provide that, in the event of termination of employment due to death that occurs after June 30, 2019 during the performance period, the prorated portion of the grantee’s target 2019 PSUs, based on the portion of the performance period completed prior to the date of death, will vest. In each case, the underlying ordinary shares will be issued no later than March 15 of the calendar year immediately following the date of death. The value of all these benefits is in the “Death/Disability” column in the Termination of Employment Table. No amounts are shown for payments pursuant to life insurance policies, which we make available to all our salaried employees.
Disability. In the event of termination of employment due to disability, the equity incentive plans provide for vesting in full of any outstanding options or SARs and the lapse of restrictions on any restricted share or RSU awards. The 2018 PSUs provide that, if termination of employment due to disability occurs prior to a change-in-control event during the performance period, the prorated portion of the grantee’s 2018 PSUs that would have been earned if the performance period had ended on

December 31, 2019, will vest and the underlying ordinary shares will be issued no later than March 15, 2020. The 2019 PSUs provide that, if termination of employment due to disability occurs after June 30, 2019 and during the performance period, the prorated portion of the grantee’s 2019 PSUs that would have been earned if the performance period had ended on December 31, 2020, will vest and the underlying ordinary shares will be issued no later than March 15 of the calendar year following the calendar year in which the termination occurred. The value of all these benefits is in the “Death/Disability” column in the Termination of Employment Table. For this purpose, the amounts set forth in the table below assume that 100% of the target 2019 and 2018 PSUs would have been earned prorated as stated above. No amounts are shown for payments pursuant to short-term and long-term disability policies, which we make available to all our employees. For purposes of the 2014 Incentive Plan and the 2019 and 2018 PSUs, “disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable condition that has lasted or can be expected to last for a continuous period of at least 12 months or can be expected to result in death.
Resignation for Good Reason. The employment agreement for Messrs. Fries, Hall and Rodriguez provide for benefits in the case of resignation by the executive for good reason. See —Employment and Other Agreements above. Otherwise, no payment or benefit is required upon resignation by an executive for good reason absent a change in control. The benefits payable under the Fries Agreement, Hall Agreement and Rodriguez Agreement for good reason are the same as the benefits payable upon a termination by us without cause. See the “By Company Without Cause” column in the Termination of Employment Table below.
Termination of Employment

Name	By Company Without Cause		Death/Disability		Retirement
Michael T. Fries
Options/SARs Accelerated	$—	(1)	$—	(1)	$—	(1)
2018 PSUs	10,842,366		10,842,366		—
2018 SHIP RSUs	1,109,394		1,109,394		—
2019 PSUs	14,655,435	(3)	7,327,717		—
2019 Challenge PRSUs	9,691,213		9,691,213		—
Severance Payment	35,300,414		15,263,387		—
Applicable Percentage (ungranted PSUs)	11,666,667		—		—
Ungranted Appreciation Awards	5,833,333		—		—
PSU Award	30,244,200		30,244,200		—
Benefits (4)	112,343		112,343		—
Total	$119,455,365		$74,590,620		$—

Charles H.R. Bracken
Options/SARs Accelerated	$—	(1)	$—	(1)	$—	(1)
2018 PSUs	—		2,891,341		—
2018 SHIP RSUs	—		29,798		—
2019 PSUs	—		1,758,640		—
2019 Challenge PRSUs	—		2,584,275		—
Salary	533,344		—		—
Severance Payment	533,344		—		—
Continued Vesting of Awards	—	(1)	—		—
Benefits (5)	63,028		—		—
Total	$1,129,716		$7,264,054		$—

Bryan H. Hall
Options/SARs Accelerated	$—	(1)	$—	(1)	$—
2018 PSUs	—		1,927,553		—
2018 SHIP RSUs	—		198,799		—
2019 PSUs	—		1,172,427		—
2019 Challenge PRSUs	—		1,722,850		—
Total	$—		$5,021,629		$—

Enrique Rodriguez
Options/SARs Accelerated	$—	(1)	$—	(1)	$—
2018 PSUs	—		2,409,026		—
2018 SHIP RSUs	—		43,619		—
2019 PSUs	—		1,465,517		—
2019 Challenge PRSUs	—		2,153,595		—
Severance Payment	3,568,898		3,568,898		—
Benefits (6)	37,448		37,448		—
Total	$3,606,346		$9,678,103		$—

Andrea Salvato
Options/SARs Accelerated	$—	(1)	$—	(1)	$—	(1)
2018 PSUs	—		1,927,553		—
2018 SHIP RSUs	—		137,158		—
2019 PSUs	—		1,172,427		—
2019 Challenge PRSUs	—		1,722,850		—
Salary	296,267		—		—
Benefits (5)	43,420		—		—
Total	$339,687		$4,959,988		$—
_______________

(1)	Based on the closing prices of our ordinary shares on December 31, 2019, none of the SAR awards that would have accelerated on such date was in the money.

(2)	Although the earned 2018 PSUs are deemed vested, they are not payable until the originally scheduled vesting dates under the grant agreements.

(3)	For Mr. Fries, assumes he earned 100% of his target 2019 PSUs, although not payable until after the performance period.

(4)	For Mr. Fries, represents the estimated cost to maintain health benefits for him and/or his dependents during the 36-month period following his termination.

(5)	For Mr. Bracken and Mr. Salvato, represents the estimated cost to maintain their employee benefits during their six-month notice period.

(6)
For Mr. Rodriguez, represents the estimated cost to maintain health benefits for him and his dependents during the 12 months following his termination date, except no such cost shall be incurred in the case of death.

(7)	Although the RSU Award is deemed vested, they are not payable until the originally scheduled vesting date under the grant agreement.
Change in Control
The 2014 Incentive Plan, 2019 PSUs and the 2018 PSU’s provide for various benefits either upon the occurrence of specified change-in-control events or upon termination of employment following a change-in-control event.
Change-in-Control Events. The change-in-control events vary under the relevant plans but generally fall into three categories:

1.
A person or entity, subject to specified exceptions, acquires beneficial ownership of at least 20% of the combined voting power of our outstanding securities ordinarily having the right to vote in the election of directors in a transaction that has not been approved by our board of directors. We refer to this change-in-control event as an “Unapproved Control Purchase”.

2.
During any two-year period, persons comprising the board of directors at the beginning of the period cease to be a majority of the board, unless the new directors were nominated or appointed by two-thirds of the continuing original directors. We refer to this change-in-control event as a “Board Change”.

3.
Our board of directors approves certain transactions such as (a) a merger, consolidation or binding share exchange that results in the shareholders of our company prior to the transaction owning less than a majority of the combined voting power of our capital stock after the transaction or in which our ordinary shares are converted into cash, securities or other property, subject to certain exceptions, (b) a plan of liquidation of our company, or (c) a sale of substantially all the assets of our company. We refer to this change-in-control event as a “Reorganization”.

Under the 2014 Incentive Plan, outstanding equity awards will vest in full upon the occurrence of an Unapproved Control Purchase or Board Change and immediately prior to consummation of a Reorganization, unless, in the case of a Reorganization, the compensation committee determines that effective provision has been made for the award to be assumed or replaced with an equivalent award.
The 2019 PSUs and the 2018 PSUs provide that if any of these change-in-control events occurs during the performance period and the grant agreements are not continued on the same terms and conditions, in the case of a Board Change or Unapproved Control Purchase, or not continued or assumed on equivalent terms, in the case of a Reorganization, then each grantee will be deemed to have earned his or her target 2019 PSUs and 2018 PSUs, which will vest and the underlying ordinary shares will be issued within 30 days of such change-in-control event. If the grant agreements are continued or assumed, then each grantee will be deemed to have earned his or her target 2019 PSUs and 2018 PSUs, which will be converted to time-vested RSUs subject to service and vesting requirements in accordance with the grant agreement. Accelerated vesting would only be triggered on a subsequent termination of employment.
Upon a change-in-control event, the Fries Agreement provides that upon the six month anniversary of a change-in-control event, where employment is continued, any outstanding options or SARs or other non-performance awards will vest in full and any outstanding PSUs will vest in full, provided that any 2019 PSUs for which the performance period has not expired will be deemed earned at the greatest of (a) 150% of the target 2019 PSUs or (b) the expected vesting percent at which accruals for the applicable award were made by the company most recently prior to the change-in-control event. Because the amounts for clause (b) in the prior sentence is unknown, the benefit of the 2019 PSUs for Mr. Fries upon a change-in-control event is reflected in the Change in Control Table based on 150% of target value.
Termination After Change in Control. Under the 2014 Incentive Plan, if a termination of employment occurs without cause or the employee resigns for good reason within 12 months of a Reorganization, then any outstanding SAR and RSU awards will vest and become fully exercisable as of the date of termination of employment. The 2018 PSUs and 2019 PSUs provide that, if a change-in-control event occurs that does not result in accelerated vesting of such awards, a subsequent termination of employment will accelerate vesting of the earned 2018 PSUs and the target 2019 PSUs if the termination is due to death or disability or is without cause or the participant resigns for good reason. The ordinary shares underlying the earned 2018 PSUs and the 2019 PSUs will be issued no later than March 15 of the calendar year immediately following the calendar year in which the termination occurred. Pursuant to the Fries Agreement, if a termination of employment occurs without cause or Mr. Fries resigns for good reason within 13 months of a change-in-control event then Mr. Fries will receive the benefits described above under —Employment and Other Agreements.

For purposes of the 2014 Incentive Plan, “good reason” for a participant to resign following a change-in-control event requires that one of the following has occurred without the consent of the participant: (1) a material diminution in the participant’s base compensation; (2) a material diminution of his official position or authority; or (3) a required relocation of his principal business office to a different country. In addition, the Fries Agreement defines good reason to also include a reduction in his target equity value for annual awards or in the amount of annual performance bonus awards he is eligible to earn, failure of the compensation committee for two consecutive years to grant Mr. Fries an annual equity grant with a target value that is greater than the previous year’s grant, relocation of Mr. Fries primary office to a location that is more than 35 miles away from his current primary office, failure to re-nominate or re-elect Mr. Fries to serve on the executive committee of our board or removal from our board, ceasing to be a member of the executive committee, non-renewal of the Fries Agreement and a material breach of the Fries Agreement. Following a change-in-control event, good reason under the Fries Agreement also includes failure to increase Mr. Fries’ total target direct compensation such that it equals or exceeds the 75th percentile of chief executive officers at peer companies of the successor entity. For all NEOs, additional procedural requirements apply for a resignation to qualify as being for “good reason”.
The “Employment Terminated” columns assume that the executive’s employment is terminated as of December 31, 2019, without cause and include the incremental benefits that would result from such a termination under the employment agreements and the equity incentive plans as described under —Potential Payments upon Termination or Change in Control—Termination of Employment above.

Change In Control

	Unapproved Control Purchase /Board Change – Plan Benefits Continued				Reorganization–Plan Benefits Continued		Change in Control – Plan Benefits Not Continued
Name	Employment Terminated		Employment Continues		Employment Terminated		Employment Continues

Michael T. Fries
Options/SARs Accelerated	$—	(1)	$—	(1)	$—	(1)	$—	(1)
2018 PSUs	10,842,366		—	(3)	10,842,366		10,842,366
2018 SHIP RSUs	1,109,394				1,109,394		1,109,394
2019 PSUs	21,983,152		—		21,983,152		21,983,152
2019 Challenge PRSUs	9,691,213		—		9,691,213		9,691,213
Severance Payment	40,126,890		—		40,126,890		—
Applicable Percentage (ungranted PSUs)	11,666,667		—		11,666,667		11,666,667
Ungranted Appreciation Awards	5,833,333		—		5,833,333		5,833,333
PSU Award	30,244,200		—		30,244,200		30,244,200
Benefits (4)	112,343		—		112,343		—
Total	$131,609,558		$—		$131,609,558		$91,370,325

Charles H.R. Bracken
Options/SARs Accelerated	$—	(1)	$—	(1)	$—	(1)	$—	(1)
2018 PSUs	2,891,341		—	(3)	2,891,341		2,891,341
2018 SHIP RSUs	35,757		—		35,757		35,757
2019 PSUs	3,517,280		—	(3)	3,517,280		3,517,280
2019 Challenge PRSUs	2,584,275		—		2,584,275		2,584,275
Salary	533,344		—		533,344		—
Severance Payment	533,344		—		533,344		—
Benefits (5)	63,028		—		63,028		—
Total	$10,158,369		$—		$10,158,369		$9,028,653

Bryan H. Hall
Options/SARs Accelerated	$—	(1)	$—	(1)	$—	(1)	$—	(1)
2018 PSUs	1,927,553		—	(3)	1,927,553		1,927,553
2018 SHIP RSUs	238,559		—		238,559		238,559
2019 PSUs	2,344,854		—	(3)	2,344,854		2,344,854
2019 Challenge PRSUs	1,722,850		—		1,722,850		1,722,850
Total	$6,233,816		$—		$6,233,816		$6,233,816

Enrique Rodriguez
Options/SARs Accelerated	$—	(1)	$—	(1)	$—	(1)	$—	(1)
Severance Payment	3,568,898		—		3,568,898		—
2018 PSUs	2,409,026		—	(3)	2,409,026		2,409,026
2018 SHIP RSUs	52,342		—		52,342		52,342
2019 PSUs	2,931,034		—		2,931,034		2,931,034
2019 Challenge PRSUs	2,153,595		—		2,153,595		2,153,595
Benefits (6)	37,448		—		37,448		—
Total	$11,152,343		$—		$11,152,343		$7,545,997

Andrea Salvato
Options/SARs Accelerated	$—	(1)	$—	(1)	$—	(1)	$—	(1)
2018 PSUs	1,927,553		—		1,927,553		1,927,553
2018 SHIP RSUs	164,590		—		164,590		164,590
2019 PSUs	2,344,854		—	(3)	2,344,854		2,344,854
2019 Challenge PRSUs	1,722,850		—		1,722,850		1,722,850
Salary	296,267		—		296,267		—
Benefits (6)	43,420		—		43,420		—
Total	$6,499,534		$—		$6,499,534		$6,159,847

_______________

(1)	Based on the closing prices of our ordinary shares on December 31, 2019, none of the SAR awards that would have accelerated on such date was in the money.

(2)	Although the earned 2018 PSUs are deemed to be vested, they are not payable until vesting dates under the grant agreements.

(3)	Although the target 2019 PSUs are deemed earned, they remain subject to the service and vesting requirements of the grant agreements.

(4)	For Mr. Fries, represents the estimated cost to maintain health benefits for him and/or his dependents during the 36-month period following his termination.

(5)	For Messrs. Bracken and Salvato, represents the estimated cost to maintain their employee benefits during their six-month notice period.

(6)	For Mr. Rodriguez, represents the estimated cost to maintain health benefits for him and/or his dependents during the 12-month period following his termination.
CEO Pay Ratio
We are an international company that employs approximately 20,200 people (on a full-time equivalent basis at year-end 2019) in eight countries with almost all of our workforce located outside the U.S. The overall structure of our compensation and benefit programs are broadly similar across our company to encourage and reward our employees who contribute to our success. We strive to ensure that every employee is paid at a level reflective of their job responsibilities and is competitive within our peer group and the respective local employment markets. Compensation rates are benchmarked and set to be competitive in the country in which the jobs are performed. We are committed to providing pay equity throughout our company, which we view as critical to our success in supporting a diverse workforce with opportunities for employees to develop, advance and contribute.
Under the rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to provide the total compensation paid to our median employee, as well as the ratio of the total compensation paid to such median employee as compared to the total compensation paid to our CEO. As a result of the divestment of our Disposal Group in 2019 that employed approximately 6,100 workers, we reasonably believed there would be a significant impact to our pay ratio and went through the process of identifying a new median employee for 2019 (as described below). For the year ended December 31, 2019, and in each case including the value of employer provided non-discriminatory health benefits, (a) the CEO’s total annual compensation was $123,278,108, which includes a one-time grant of restricted shares and performance based restricted share units that represent three years of grant value and a sign-on commitment bonus granted in connection with the renewal of our CEO’s employment agreement for a new five year term during 2019, and (b) the median employee’s total annual compensation was $100,759, which resulted in a ratio of 1,223:1 for CEO to median employee total annual compensation. Excluding the one-time costs associated with the renewal of our CEO’s employment agreement, the ratio of our CEO’s total compensation to the annual total compensation of the median employee for the fiscal year 2019 would have been 672:1.
This pay ratio is a reasonable estimate calculated in a manner consistent with the SEC rules based on the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
We identified the median employee by collecting the payroll data of our employee population on December 31, 2019, which consisted of salary and wages (including overtime) and annual bonus amounts. At the time, our employee population consisted of approximately 20,200 individuals, including temporary and part-time employees, consisting of 160 U.S. employees and 20,040 non-U.S. employees. We employ personnel in eight countries including the United States, the United Kingdom, the Republic of Ireland, the Netherlands, Belgium, Switzerland, Poland and Slovakia, making determinations of the median employee subject to a variety of factors, including cost of living and currency. We annualized the compensation of all newly hired employees. We did not perform any other adjustments. After identifying the median employee, for purposes of the pay ratio, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation table, plus we included the value of employer provided non-discriminatory health benefits in both the compensation of our CEO and the median employee.
Director Compensation
Set forth below is a description of the compensation for our nonemployee (or non-executive) directors. Such compensation is subject to review annually by our nominating and corporate governance committee and as provided in the directors’ compensation policy approved by our shareholders at the annual general meeting held in 2017. Our directors are also entitled to the benefit of our policy on personal usage of our aircraft described below under -Fees and Expenses.

Fees and Expenses
Each nonemployee member of our board (other than Mr. Malone) receives an annual retainer of $125,000. Each director who serves as the chair of the audit committee, the compensation committee or the nominating and corporate governance committee receives a fee for such service of $40,000, $25,000 and $10,000, respectively, for each full year of service in such position. In April, 2020 the company announced the formation of a Liberty Global Response Fund intended to help employees and their families who have been significantly affected by the COVID-19 crisis. The program is funded initially by the company’s executive leadership team and board of directors who will donate $2 million out of their remaining 2020 salaries and director fees . The company has also agreed to match all donations to the fund, which will bring the total amount available to employees to $4 million. Donations are made by voluntary salary and fee reductions from April 1, 2020 to year end of 10% of director fees in the case of each director and $1 million in the case of our CEO. Accordingly, the annual retainer of all non-executive directors for 2020 will be reduced by 10% from April 1, 2020 to year end.
All annual director fees, including fees for chairpersons, are payable in arrears in four equal quarterly installments. Our directors may elect to have their quarterly fee installments paid in ordinary shares instead of cash. Such election for fees payable for a specific calendar quarter must be made not later than the last day of the immediately preceding calendar quarter and consists of a combination of Liberty Global Class A and Liberty Global Class C shares. The number of shares issued is based on the fair market value on the last trading day of the quarter for which the election is made. Any fractional share is paid in cash. Directors who are employees of Liberty Global, or its subsidiaries, do not receive any additional compensation for their service as directors. Currently, our CEO Mr. Fries is our only executive director.
Generally, the in-person board meetings are held at one of our corporate offices and each year at least one in-person meeting is held at the location of one of our operations. In addition, members of our board have periodic strategy retreats with certain members of senior management to review our strategies and goals. We reimburse our non-executive directors for travel, lodging and other reasonable expenses related to their service on our board, including the travel costs of a companion for one of our directors who is visually impaired. We also occasionally make our aircraft available to directors for attendance at meetings or other company-related events.
For the board meeting held at the location of one of our operations or other company-related events, we may provide extra activities for members of our board, including visits to company operations and meetings with local management and employees. We may also invite the spouse or a guest of each director to attend events associated with board meetings or other company-related events. In such case, we may provide for, or reimburse expenses of, the spouse’s or guest’s travel, food and lodging for attendance at these events and participation in related activities. If the spouse or guest travels on our aircraft for an event, the incremental cost for such personal passenger is determined based on our average direct variable cost per passenger for aircraft fuel and in-flight food and beverage services, plus, when applicable, customs and immigration fees specifically incurred. To the extent costs for these activities, including the incremental cost for traveling on our aircraft, and costs for any other personal benefits, for a director exceeds $10,000 for the year, they are included in the amounts in the table below.
From time to time, we provide our directors information on conferences and seminars that may be of interest to them as a director of Liberty Global. For directors who elect to attend these events, we cover the costs as part of our policy to keep members of our board informed on issues that relate to their duties as a director. In addition, we make available to members of our board, at their election, health insurance under our health insurance policies.
We do not pay any cash compensation to Mr. Malone, except that at a meeting in February 2019, our independent directors authorized the payment or reimbursement of personal expenses incurred by Mr. Malone of up to $750,000 per year relating to his ownership of our shares and his service as our chairman. These expenses include professional fees and other expenses incurred by Mr. Malone for estate or tax planning, regulatory filings and other services.
Equity Awards
As of the date of each annual general meeting of shareholders, each continuing non-executive director receives an equity award under the 2014 Liberty Global Nonemployee Director Incentive Plan (the 2014 Director Plan). Prior to March 2014, such awards were under the 2005 Liberty Global Inc. Nonemployee Director Incentive Plan (the 2005 Director Plan). On the date of each annual general meeting of shareholders held in 2018 and 2019, each non-executive director received equity grants with a combined grant date fair value of $187,500 awarded, at his or her election, either as (1) a grant of options for Liberty Global Class A shares and a grant of options for Liberty Global Class C shares, or (2) a grant of options for Liberty Global Class

A shares, a grant of options for Liberty Global Class C shares for one-half the value and a grant of Liberty Global Class A RSUs and a grant of Liberty Global Class C RSUs for the remaining value.
The equity grant election must be made at least two business days prior to the applicable shareholders meeting. If no election is made, the director will receive the award of options. The option grants have a term of 10 years and vest as to one-third of the option shares on the date of the first annual general meeting of shareholders after the date of grant and as to an additional one-third of the option shares each on the date of the following two annual general meetings of shareholders thereafter, provided that the director continues to serve as a director immediately prior to the applicable vesting date. For purposes of determining the number of RSUs of a class to be granted, the grant date fair value of the options for the same class is determined using the same valuation methodology as we use to determine the value of option grants in accordance with FASB ASC 718 on the date of the applicable annual shareholders meeting. The awards of RSUs vest in full on the date of the first annual shareholders meeting after the date of grant.
A non-executive director receives a grant of options for each of Liberty Global Class A shares and Liberty Global Class C shares with a combined grant date fair value equal to $187,500 upon the date he or she is first elected or appointed to our board of directors. The grant date fair value of the options awarded is determined using the same valuation methodology as we use to determine the value of option grants in accordance with FASB ASC 718 on the date of election or appointment. The option grants have a term of 10 years and vest as to one-third of the option shares on the later to occur of (1) the six month anniversary date of the date of grant or (2) the date of the first annual shareholders meeting after the date of grant. Thereafter the remaining option shares vest as to an additional one-third of the option shares on the date of each annual shareholders meeting, provided that the director continues to serve as a director immediately prior to the applicable vesting date. From March 3, 2014, all awards to our non-executive directors are granted under our 2014 Director Plan.
Although Mr. Malone is a non-executive director, he currently serves without cash compensation other than the reimbursement of certain expenses as described above. As chairman of our board, any compensation paid to him is subject to review and approval of our compensation committee. At a meeting of our independent directors in February 2019, they authorized annual awards of options to Mr. Malone with a combined grant date fair value equivalent to $2.0 million for so long as he continues to serve as chairman of the board and a non-executive director. The terms of the option awards are equivalent to those for our other non-executive directors, except that the annual vesting over three years occurs on each anniversary of the grant date rather than on the date of the annual general meeting of shareholders and grants may be either or a combination of Liberty Global Class A and Liberty Global Class C shares. In 2019 and 2020 the options were granted in Class C ordinary shares. Any such awards will be subject to review and approval by the compensation committee in connection with its annual equity grant approval process.
Deferred Compensation Plan
At its December 2009 meeting, the LGI board of directors adopted the Liberty Global Nonemployee Director Deferred Compensation Plan, as amended (the Director Deferred Compensation Plan), which has since been assumed by Liberty Global. Under the Director Deferred Compensation Plan, beginning with deferral elections for 2014 and after, non-executive directors may elect to defer payment of up to 85% of their annual retainer, whether payable in cash or equity, and their annual equity awards to the extent payable in restricted shares or RSUs. For deferral elections for 2013 and before, non-executive directors could elect to defer all or a portion of such compensation. The Director Deferred Compensation Plan became effective beginning with compensation payable in 2010.
Annual retainers payable in cash and deferred under the Director Deferred Compensation Plan will be credited with interest at the rate of 8.5% per year, compounded quarterly at the end of each calendar quarter for amounts deferred before January 1, 2013 and compounded daily for amounts deferred thereafter (the credited interest fund). Our board reserved the right to change the interest rate in the future, provided that any decreases in the rate will apply only to deferred elections that become irrevocable after the new rate is set. Annual retainers payable in shares and annual equity awards payable in restricted shares or RSUs that are deferred will not be credited with interest, but will be adjusted for splits, combinations, dividends or distributions (the stock fund).
The deferred annual retainers and deferred equity awards may be distributed in a lump sum or in a series of up to 10 equal annual installments upon a distribution event. A distribution event is when (1) the director ceases to be a member of our board or dies, or (2) at the election of our board, within 12 months of certain change-in-control events, or (3) a specific date is selected by the director at the time he or she makes his deferral election.

The Director Deferred Compensation Plan provides our board with the discretion to terminate the Director Deferred Compensation Plan at any time. This optional termination will not result in accelerated distributions.
2019 Compensation of Directors
The following table sets forth information concerning the compensation of our nonemployee directors for fiscal year 2019.

Name (1)	Fees Earned or Paid in Cash ($)		Option Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)

John C. Malone	—	(5)		—	750,656	(6)	2,753,060
Liberty Global Class A	—		—
Liberty Global Class C	—		2,002,404
Andrew J. Cole	31,338			17	81	(7)	315,157
Liberty Global Class A	31,836	(8)	64,543
Liberty Global Class C	61,826	(8)	125,516
Miranda Curtis	125,000			—	32,859	(9)	347,918
Liberty Global Class A	—		64,543
Liberty Global Class C	—		125,516
John W. Dick	10,966			—	105	(7)	315,164
Liberty Global Class A	38,839	(8)	64,543
Liberty Global Class C	75,195	(8)	125,516
Paul A. Gould	2,189	(10)		15,255	66	(7)	370,380	(11)
Liberty Global Class A	55,470	(8)	64,543
Liberty Global Class C	107,341	(8)	125,516
Richard R. Green	125,000			8,383	93	(7)	323,535
Liberty Global Class A	—		64,543
Liberty Global Class C	—		125,516
David E. Rapley	135,000	(12)		65,386	112	(7)	390,557
Liberty Global Class A	—		64,543
Liberty Global Class C	—		125,516
Larry E. Romrell	125,000			—	69	(7)	315,128
Liberty Global Class A	—		64,543
Liberty Global Class C	—		125,516
JC Sparkman	150,000			—	30,244	(13)	370,303
Liberty Global Class A	—		64,543
Liberty Global Class C	—		125,516
J. David Wargo	213	(10)		9,693	126	(7)	324,878	(14)
Liberty Global Class A	42,497	(8)	64,543
Liberty Global Class C	82,290	(8)	125,516
_______________

(1)
Mr. Fries, our CEO and president, is not included in this table because he is a named executive officer and does not receive any additional compensation as a director. For information on Mr. Fries’ compensation, please see —Summary Compensation above.

(2)
The dollar amounts in the table reflect the grant date fair value of the option awards related to Liberty Global Class A shares and Liberty Global Class C shares at the time of grant in accordance with FASB ASC 718.

(3)	At December 31, 2019, our current directors had the following awards outstanding:

Name	Class	Options (#)

John C. Malone	Liberty Global Class A	115,971
	Liberty Global Class C	617,114
Andrew J. Cole	Liberty Global Class A	42,395
	Liberty Global Class C	90,009
Miranda Curtis	Liberty Global Class A	48,381
	Liberty Global Class C	108,108
John W. Dick	Liberty Global Class A	48,381
	Liberty Global Class C	108,108
Paul A. Gould	Liberty Global Class A	46,905
	Liberty Global Class C	103,702
Richard R. Green	Liberty Global Class A	48,381
	Liberty Global Class C	108,108
David E. Rapley	Liberty Global Class A	41,403
	Liberty Global Class C	92,268
Larry E. Romrell	Liberty Global Class A	45,573
	Liberty Global Class C	99,692
JC Sparkman	Liberty Global Class A	38,976
	Liberty Global Class C	87,899
J. David Wargo	Liberty Global Class A	46,905
	Liberty Global Class C	103,702

(4)
The dollar amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect the above-market value of accrued interest, which is the portion of the accrued interest equal to the amount that exceeds 120% of the applicable federal long-term rate (with compounding) at the time the rate was set, on compensation previously deferred by such director under our Director Deferred Compensation Plan.

(5)
Mr. Malone serves without cash compensation. On April 1, 2019, our compensation committee granted Mr. Malone option awards for his services as chairman of the board, which options vest in three equal annual installments, commencing May 1, 2020.

(6)
Includes reimbursement for personal expenses related to the ownership of our shares and his service as our chairman ($750,000), gifts from us valued at approximately $400 and the related tax gross-up ($54) plus sundry expenses related to his spouse’s attendance at the December 2019 board meeting ($204).

(7)	Represents the amount paid as a tax gross-up on gifts from us valued at approximately $700.

(8)	Represents the dollar amount of fees paid in our Liberty Global Class A shares and Liberty Global Class C shares at the election of the director.

(9)
Such amount includes health insurance premiums for the benefit of such director and her partner, a contribution to a non-profit organization made by Liberty Global at the request of Ms. Curtis ($30,000) and gifts from us valued at approximately $500, plus related tax gross-up ($66)

(10)
Amount includes $102 of Mr. Gould’s fees and $74 of Mr. Wargo’s fees, respectively, the payment of which each such director elected to defer pursuant to the Director Deferred Compensation Plan. Such deferred amounts accrue interest at the rate of 8.5% per annum, compounded daily until paid in full.

(11)
Such amount includes the value of 1,928 Liberty Global Class A shares and 3,856 Liberty Global Class C shares, the issuance of which Mr. Gould elected to defer pursuant to the Director Deferred Compensation Plan.

(12)
Amount includes $114,750 of Mr. Rapley’s fees, the payment of which he elected to defer pursuant to the Director Deferred Compensation Plan. Such deferred amount accrues interest at the rate of 8.5% per annum compounded daily until paid in full to him.

(13)	Includes the cost attributable to personal use of our aircraft, gifts from us valued at approximately $600, plus related tax gross-up ($103).

(14)
Such amount includes the value of 1,461 Liberty Global Class A shares and 2,921 Liberty Global Class C shares, the issuance of which Mr. Wargo elected to defer pursuant to the Director Deferred Compensation Plan.

RESOLUTION 5

U.K. Advisory Vote on Director Compensation

5.
To approve, on an advisory basis, the annual report on the implementation of the directors’ compensation policy for the year ended December 31, 2019, contained in Appendix A of this proxy statement (in accordance with requirements applicable to U.K. companies).

In accordance with the Companies Act, we are providing our shareholders the opportunity to approve, on an advisory basis, the compensation paid to our directors for the year ended December 31, 2019. The annual report on the implementation of the directors’ compensation policy is set forth in Appendix A to this proxy statement beginning on page A-3. In accordance with the Companies Act, the implementation of the directors’ compensation policy has been approved by and signed on behalf of our board and will be delivered to the Registrar of Companies in the U.K. following the AGM.

We are asking our shareholders to indicate their support for the compensation packages we provided in 2019 as described in Appendix A under Annual Compensation Report. This vote is not intended to address any specific item of the report but rather the overall compensation packages for our directors.

The board of directors and the compensation committee believe that the policies and procedures outlined in the Appendix A are effective in achieving our compensation objectives and serve to attract and retain high quality executive and non-executive directors.

This vote is advisory and therefore is not binding on Liberty Global or our board of directors. The outcome of this advisory vote will not overrule any portion of the compensation packages made available to our directors in 2019 and will not create or imply any additional fiduciary duties or change to the fiduciary duties of our board. However, we value the opinion of our shareholders and our board will consider the outcome of the vote when making future compensation packages available to directors, including our executive director.

Vote and Recommendation
The affirmative vote of a simple majority of the votes cast by the holders of our voting shares (voting together as a single class) is required to approve resolution 5.

Our board of directors unanimously recommends a vote “FOR” the approval of resolution 5.

RESOLUTION 6

U.K. Director Compensation Policy

6.
To approve the director’s compensation policy contained in Appendix A of Liberty Global’s proxy statement for the 2020 AGM (in accordance with requirements applicable to U.K. companies) to be effective as of the date of the 2020 AGM.

In accordance with the regulations promulgated under the Companies Act, our shareholders approved our directors’ compensation policy at our 2017 AGM, which has been in effect since that time. As required by the Companies Act regulations, we are again presenting our directors’ compensation policy to our shareholders for a binding vote. The directors’ compensation policy sets out our policy on directors’ compensation and is substantially similar to the policy approved at the 2017 AGM. It is set out in Appendix A beginning on page A-4. Pursuant to the Companies Act, the shareholder vote on the directors’ compensation policy is binding in that once it is approved by shareholders and if it remains unchanged, it will be valid for up to three financial years without a new shareholder approval being required. On approval of the directors’ compensation policy, all payments by us to our directors and former directors (in their capacity as directors) will be made in accordance with the directors’ compensation policy, unless a payment has separately been approved by a shareholder resolution.
The directors compensation policy set forth in Appendix A is substantially similar to the existing directors compensation policy. If the directors’ compensation policy is not approved at the AGM, the existing policy will continue to apply; it will result in our company incurring expenses to comply with U.K. law, as we will be required to re-submit the policy for approval at our annual general meeting of shareholders in 2021. Until the directors’ compensation policy is approved, we would continue to follow the policy approved by our shareholders at the 2017 AGM. In accordance with the Companies Act, the directors’ compensation policy has been approved by and signed on behalf of our board and will be delivered to the Registrar of Companies in the U.K. following the AGM.
This resolution 6 is similar to resolution 5 regarding the compensation of our executive officers. The directors’ compensation policy, however, applies only to the compensation of our executive and non-executive directors. Mr. Fries, our CEO and a NEO, is our only executive director. Because the directors’ compensation policy applies to our executive director, many aspects of the policy are set forth in the Executive and Director Compensation—Compensation Discussion and Analysis and the Summary Compensation Table and other tables above as indicated in the directors’ compensation policy. Also, the compensation paid to our non-executive directors in 2019 is set forth below in Executive and Director Compensation—Director Compensation above.
As with our compensation program for our executive officers, our board regularly reviews the directors’ compensation policy on an annual basis to ensure it is appropriate for the size and complexity of our company, as well as being competitive in the market place. Similar to our compensation packages for our executive officers, the directors’ compensation policy is designed to motivate, retain and attract high-quality executive and non-executive directors.
Vote and Recommendation
The affirmative vote of a simple majority of the votes cast by the holders of our voting shares (voting together as a single class) is required to approve resolution 6.
Our board of directors unanimously recommends a vote “FOR” the approval of resolution 6.

RESOLUTION 7
SEC Advisory Vote on Executive Officer Compensation

7.
To approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Liberty Global’s proxy statement for the 2020 AGM pursuant to the compensation disclosure rules of the SEC, under the heading “Executive Officers and Directors Compensation”.

We are providing our shareholders the opportunity to vote to approve, on an advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with Section 14A of the SEC’s proxy rules. This advisory vote is often referred to as the “say-on-pay” vote and allows our shareholders to express their views on the overall compensation paid to our NEOs.
Our most recent advisory vote on the compensation of our named executive officers was held at our 2017 AGM on June 21, 2017, at which stockholders representing a majority of our aggregate voting power present and entitled to vote on that proposal voted in favor of, on an advisory basis, our executive compensation as disclosed in our proxy statement for our 2017 AGM. At our 2014 AGM on June 26, 2014, a majority of the votes cast by our stockholders that were present, in person or by proxy, and entitled to vote on the advisory proposal with respect to the frequency of “say-on-pay” votes, voting together as a single class, voted in favor of holding future advisory votes on executive compensation at a frequency of once every three years, and our board of directors adopted this as the frequency at which future “say-on-pay” votes would be held. As described in more detail below under resolution 8, we are submitting for shareholder consideration at the AGM a resolution for a new advisory vote regarding the frequency at which future “say-on-pay” votes should be held. Assuming the frequency of every three years is maintained, we currently expect that our next advisory vote on executive compensation will be held in 2023.
As described in detail under Executive Officers and Directors Compensation—Compensation Discussion and Analysis above, our executive compensation packages are designed to motivate our executive officers to maximize their contributions to the success of our company, as well as to attract and retain superior employees in key positions, all with the ultimate goal of long-term value creation for our shareholders. Accordingly, the value of the substantial majority of our executives’ total direct compensation opportunity is tied to performance — our company’s performance against a mix of annual and medium-term financial objectives, the individual’s performance against annual goals and our share price performance.
The compensation committee of our board regularly reviews the compensation program for our executive officers to ensure that it is properly structured to achieve our compensation objectives, while balancing short- and long-term goals and risks, ensuring individual accountability and aligning our executives’ interests with those of our shareholders. Our Executive Share Ownership Policy also enhances the link between our executives’ personal net worth and long-term share price appreciation for our shareholders.
We are asking our shareholders to indicate their support for our named executive officers’ compensation as described in this proxy statement by voting “FOR” the resolution stated above. This vote is not intended to address any specific item of executive compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.
This vote is advisory and therefore is not binding on Liberty Global, our board of directors or our compensation committee. The outcome of this advisory vote will not overrule any decision by Liberty Global, our board or any committee of the board and will not create or imply any additional fiduciary duties or change to the fiduciary duties of Liberty Global, our board or its committees. However, we value the opinion of our shareholders and our compensation committee will consider the outcome of the vote when making future compensation decisions with respect to our NEOs.

Vote and Recommendation
The affirmative vote of a simple majority of the votes cast by the holders of our voting shares (voting together as a single class) is required to approve, on an advisory basis, resolution 7.
Our board of directors unanimously recommends a vote “FOR” the approval of resolution 7.

RESOLUTION 8
SEC Advisory Vote on Frequency of Advisory Votes

8.
To choose, on an advisory basis, the frequency at which future advisory votes on the compensation of the named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules will be held.

The SEC also enacted rules that enable our shareholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our NEOs, such as resolution 7 above. By voting on this resolution 8, shareholders may indicate whether they prefer an advisory vote on executive compensation once every three years, two years or one year (or you may abstain).
At our 2014 AGM on June 26, 2014, a majority of the votes cast by our shareholders that were present, in person or by proxy, and entitled to vote on the advisory proposal with respect to the frequency of “say-on-pay” votes at our company at the 2014 AGM, voting together as a single class, voted in favor of holding future advisory votes on executive compensation at a frequency of once every three years, and our board of directors adopted this as the frequency at which future “say-on-pay” votes would be held.
After careful consideration, our board has determined that a shareholder advisory vote on the compensation of our NEOs that occurs every three years remains appropriate for Liberty Global at this time. Therefore, our board recommends that you vote for the same three-year interval for the advisory vote on executive compensation.
In making this recommendation, our board considered that a three-year interval will allow a reasonable time for our board and compensation committee to evaluate the results of the prior vote and for our shareholders to assess the effectiveness of our executive compensation policies and decisions, including any changes we may make to executive compensation. It would also be in-line with the Companies Act requirements to present our directors’ compensation policy to our shareholders for a vote every three years as described under Resolution 6 above. As described in Executive Officers and Directors Compensation—Compensation Discussion and Analysis, our executives’ compensation packages emphasize multi-year performance and incentive awards in the form of PSUs and SARs, as well as a one-time challenge award, that are more appropriately evaluated over a three-year period. Therefore, having more frequent advisory votes would not provide us with significant guidance and may encourage a short-term view of executive compensation that is inconsistent with our goal of long-term value creation for our shareholders.
We understand that our shareholders may have different views, however, as to what is the best approach for Liberty Global. Accordingly, although this vote is advisory and therefore not binding on Liberty Global or our board of directors, our board has adopted a policy to hold advisory votes on the compensation of our named executive officers on the frequency selected by a majority of the affirmative votes cast on the resolution below.
You may cast your vote on your preferred voting frequency by choosing the option of three years, two years, one year or abstain from voting when you vote in response to the resolution below.
Vote and Recommendation
The option of three years, two years or one year that receives a simple majority of the affirmative votes cast by the holders of our Class A shares and our Class B shares voting together as a single class, will be the frequency for the advisory vote on the compensation of the NEOs as disclosed pursuant to the SEC disclosure rules that has been selected by our shareholders.
Our board of directors unanimously recommends a vote in favor of “3 Years” as the frequency with which shareholders are provided an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules.

RESOLUTIONS 9, 10 AND 11
Auditor Related Resolutions

9.	To ratify the appointment of KPMG LLP (U.S.) as Liberty Global’s independent auditor for the year ending December 31, 2020.

10.
To appoint KPMG LLP (U.K.) as Liberty Global’s U.K. statutory auditor under the U.K. Companies Act 2006 (to hold office until the conclusion of the next annual general meeting at which accounts are laid before Liberty Global).

11. To authorize the audit committee of Liberty Global’s board of directors to determine the U.K. statutory auditor’s compensation.
As provided in its charter, the audit committee selects our independent auditor, approves in advance all auditing and permissible non-auditing services to be performed by our independent auditor and reviews the scope of our annual audit. The audit committee has evaluated the performance of KPMG LLP (U.S.) and has selected it as our independent auditor for the fiscal year ending December 31, 2020. In addition to our independent auditor, as a U.K. company, we are also required to have a U.K. statutory auditor. Our board has selected KPMG LLP (U.K.), the U.K. affiliate of KPMG LLP (U.S.), to serve as our statutory auditors under the Companies Act. We are asking our shareholders to ratify the selection of KPMG LLP (U.S.) as our independent auditor and to appoint KMPG LLP (U.K.) as our U.K. statutory auditor.
Even if the selection of KPMG LLP (U.S.) is ratified, the audit committee of our board in its discretion may direct the appointment of a different U.S. independent accounting firm at any time during the year if our audit committee determines to make such a change. In the event our shareholders fail to ratify the selection of KPMG LLP (U.S.), our audit committee will consider whether to select other auditors for the year ending December 31, 2020.
In accordance with the Companies Act, our audit committee approves, on an annual basis, the fees paid to our U.K. statutory auditors after authorization by our shareholders. Therefore, we are asking our shareholders to authorize our audit committee to determine the fee to be paid KPMG LLP (U.K.) as our U.K. statutory auditors in accordance with the audit committee’s procedures and applicable law.
Representatives of KPMG LLP (U.S.) and KMPG LLP (U.K.) are expected to be present at the AGM, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Vote and Recommendation
The affirmative vote of a simple majority of the votes cast by the holders of our voting shares (voting together as a single class) is required to approve resolution 9 to ratify the selection of KPMG LLP (U.S.) as our independent auditors for the year ending December 31, 2020, to approve resolution 10 to appoint KPMG LLP (U.K.) as our U.K. statutory auditors under the Companies Act and to approve resolution 11 to authorize the audit committee to determine our U.K. statutory auditor’s fee.
Our board of directors recommends a vote “FOR” each of resolutions 9, 10 and 11.

Audit Fees and All Other Fees
The following table presents fees for professional audit services rendered by KPMG LLP and its international affiliates (including KPMG LLP (U.K.)) during the indicated periods for the audit of our consolidated financial statements and the separate financial statements of certain of our subsidiaries and for other services rendered by KPMG LLP and its international affiliates.
Fees billed in currencies other than U.S. dollars were translated into U.S. dollars at the average exchange rate in effect during the applicable year.

	Year ended December 31,
	2019	2018
	in thousands

Audit fees (1)	$11,546	$11,983
Audit related fees (2)	176	106
Audit and audit related fees	11,722	12,089
All other fees (3)	—	79
Total fees	$11,722	$12,168
_______________

(1)
Audit fees include fees for the audit and quarterly reviews of our 2019 and 2018 consolidated financial statements, audit of internal controls over financial reporting, statutory audits, audits required by covenants and fees billed in the respective periods for professional consultations with respect to accounting issues, offering memoranda, registration statement filings and issuance of consents.

(2)
Audit related fees for 2019 and 2018 include fees for audit services performed in connection with the application of SEC rules and regulations and other assurance and attestation services not required by statute or regulation.

(3)	All other services for 2018 include fees billed for services related to the evaluation of the network security and operation of our networks.
Our audit committee has considered whether the provision of services by KPMG LLP to our company other than auditing is compatible with KPMG LLP maintaining its independence and does not believe that the provision of such services is incompatible with KPMG LLP maintaining its independence. Our audit committee approved the provision of all the services described in the table above.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
Our audit committee adopted a policy regarding the pre-approval of all audit and certain permissible audit-related and non-audit services provided by our independent auditor. Pursuant to this policy, our audit committee has pre-approved the engagement of our independent auditor to provide:

•
audit services as specified in the policy, including (a) financial statement audits for us required by statute or regulatory authority, excluding the audit of our annual financial statements, (b) financial statement audits of our subsidiaries required by statute or regulatory authority, (c) services associated with registration statements, periodic reports and other documents filed with the SEC, such as consents, comfort letters and responses to comment letters, (d) attestations required by statute or regulatory authority and (e) consultations with management as to the accounting or disclosure treatment of transactions or events and the actual or potential impact of final or proposed rules of applicable regulatory and standard setting bodies (when such consultations are considered “audit services” under the SEC rules promulgated pursuant to the Exchange Act);

•
audit-related services as specified in the policy, including (a) due diligence services relating to potential business acquisitions and dispositions, (b) financial statement audits of employee benefit plans, (c) consultations with management with respect to the accounting or disclosure treatment of transactions or events and the actual or potential impact of final or proposed rules of applicable regulatory and standard setting bodies (when such consultations are considered “audit-related services” and not “audit services” under the SEC rules promulgated pursuant to the Exchange Act), (d) attestation services not required by statute or regulation, (e) closing balance sheet audits pertaining to dispositions, (f) assistance with implementation of the requirements of SEC, International Accounting Standards Board or Public Company Accounting Oversight Board rules or listing standards promulgated pursuant to the Sarbanes-

Oxley Act, (g) services associated with offering memoranda and other documents filed with or required by applicable regulators, such as consents, comfort letters and responses to comment letters, (h) internal control reviews and assistance with internal control reporting requirements and (i) financial statement audits of our subsidiaries and affiliates not required by statute or regulatory authority but required by contract or other internal reasons;

•
tax services as specified in the policy, including (a) planning, advice and compliance services in connection with the preparation and filing of U.S. federal, state, local or international taxes, (b) review or preparation of U.S. federal, state, local and international income, franchise and other tax returns, (c) assistance with tax audits and appeals before the IRS or similar local and foreign agencies, (d) tax advice regarding statutory, regulatory or administrative developments, (e) expatriate tax assistance and compliance, (f) mergers and acquisitions tax due diligence assistance and (g) tax advice and assistance regarding structuring of mergers and acquisitions; and

•	non-audit services as specified in the policy, currently limited to assistance with environmental and sustainability reporting.
Notwithstanding the foregoing general pre-approval, our audit committee approval is specifically required for (1) any individual project involving the provision of pre-approved audit and audit-related services that is expected to result in fees in excess of $150,000 and (2) any individual projects involving any other pre-approved service described above that is expected to result in fees in excess of $75,000. In addition, any engagement of our independent auditors for services other than the pre-approved services requires the specific approval of our audit committee. Our audit committee has delegated the authority for the foregoing approvals to its chairman, provided that the fees for any individual project for which such approval is requested are not, in the reasonable judgment of the chairman, likely to exceed $200,000. At each audit committee meeting, the chairman’s approval of services provided by our independent auditors is subject to disclosure to the entire audit committee. Our pre-approval policy prohibits the engagement of our independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act. All services provided by our independent auditor during 2019 were approved in accordance with the terms of the policy in place.
Audit Committee Report
The audit committee reviews Liberty Global’s financial reporting process on behalf of its board of directors. Management has primary responsibility for establishing and maintaining adequate internal controls, for preparing financial statements and for the public reporting process. Liberty Global’s independent auditor, KPMG LLP, is responsible for expressing opinions on the conformity of Liberty Global’s audited consolidated financial statements with accounting principles generally accepted in the U.S. (GAAP) and on the effectiveness of Liberty Global’s internal control over financial reporting.
The audit committee has reviewed and discussed with management and KPMG LLP, Liberty Global’s most recent audited consolidated financial statements, as well as management’s assessment of the effectiveness of Liberty Global’s internal control over financial reporting and KPMG LLP’s evaluation of the effectiveness of Liberty Global’s internal control over financial reporting. The audit committee has also discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The audit committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board that relate to the auditors’ communications with the audit committee concerning independence from Liberty Global and its subsidiaries, and has discussed with Liberty Global’s independent auditors their independence.
Based on the reviews and discussions referred to above, the audit committee recommended to Liberty Global’s board of directors that the audited financial statements be included in Liberty Global’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 13, 2020 and amended on Form 10-K/A on March 27, 2020.
Submitted by the Members of the Audit Committee:
Miranda Curtis
John W. Dick
Paul A. Gould (chairman)
J. David Wargo

RESOLUTION 12

U.K. Vote to Waive Preemptive Rights

12.
To empower Liberty Global's board of directors generally, in accordance with section 570 of the Companies Act, to allot equity securities (as defined in section 560 of the Companies Act) for cash pursuant to the authority conferred under section 551 of the Companies Act by resolution 10 passed at the Annual General Meeting of Liberty Global held on June 11, 2019, as if section 561(1) of the Companies Act did not apply to the allotment, provided that:

a.	this power is limited to the allotment of equity securities up to an aggregate nominal amount of 5% of aggregate nominal value of issued share capital; and

b.
unless previously renewed, varied or revoked by Liberty Global, this power will expire on the date which is one year from the date of this resolution or at the end of the first annual general meeting of Liberty Global following the date of this resolution, whichever is the sooner, save that Liberty Global's board of directors may make offers or enter into agreements which would or might require equity securities to be allotted after its expiry and the directors may allot equity securities pursuant to such an offer or agreement as if this power had not expired.

This authority replaces all subsisting powers previously granted to Liberty Global's board of directors for the purposes of section 570 of the Companies Act which, to the extent unused at the date of this resolution, are revoked with immediate effect, without prejudice to any allotment of shares or grant of rights already made, offered or agreed to be made under such powers.
Background - Preemptive Rights are Not Practical or Desirable for NASDAQ-listed Companies

This special resolution is not customary for companies traded on NASDAQ or incorporated in the United States, as in the United States and for the vast majority of NASDAQ and NYSE listed companies, preemptive rights do not apply to issuances of equity securities. As a NASDAQ-listed company we believe that the custom and standards of NASDAQ should apply to our company to the extent consistent with our status as a company incorporated under the laws of England and Wales.
Preemptive rights require that prior to issuing equity securities for cash, the company must first offer those securities to existing equity shareholders in proportion to their holdings, unless a special resolution dis-applying, or waiving, those rights is passed by shareholders. As a result, preemptive rights can significantly reduce flexibility to use share capital to effect transactions or financings - it is customary for shareholders in England and Wales to waive the preemptive rights for large companies, but even if not waived, the method of issuing share capital in the U.K. is not as significantly impaired by the existence of preemptive rights. For a NASDAQ-listed company, however, the existence of preemptive rights can impair the ability of the company to timely file a registration statement or offering memorandum and effect an offering of shares. Consequently, preemptive rights are particularly unusual for large publicly traded companies.
Preemptive Rights Under the Companies Act
Under the Companies Act, the issuance of equity securities that are to be paid for wholly in cash (except shares held under an employees' share scheme) must be offered first to the existing equity shareholders in proportion to their holdings, unless a special resolution (i.e., at least 75% of votes cast) has been passed in general meeting disapplying such preemption. This resolution 12 therefore seeks a disapplication of preemption rights for cash issues of equity securities up to an aggregate nominal amount of $313,000 (being approximately 5% of aggregate nominal value of issued share capital as at March 31, 2020). Because each share has a nominal value of $0.01, the company would have the ability to issue up to 31,300,000 shares without preemption rights applying.
Our articles of association previously authorized our board of directors, for a period up to five years from February 24, 2015, to allot shares in Liberty Global and to grant rights to subscribe for or to convert or exchange any security into shares of Liberty Global, for cash issues up to an aggregate nominal amount of $20.0 million, as if the rights of preemption applicable under the Companies Act did not apply. This authority expired on June 11, 2019 as a result of the passing of a resolution replacing it at the 2019 Annual General Meeting of the company, which authorized the allotment of equity securities up to an aggregate nominal amount of $20,000,000 (the "2019 Authority"). The 2019 Authority will expire after a period of five years. For the purposes of section 570 of the Companies Act, the disapplication of preemption rights contained in this resolution 12 relates only to any allotment of equity securities under the power granted by the 2019 Authority.

Proposal - Limited Waiver
Our board of directors have decided to seek a new disapplication of preemption rights for cash issues to replace that prior authority but with a lower aggregate nominal value than was previously provided for under our articles of association of $313,000, which is approximately 5% of the aggregate nominal value of the share capital issued as at March 31, 2020. The powers sought by resolution 12 are in line with the 2015 Statement of Principles published by the Pre-Emption Group, the leading market guidance in the U.K. on the disapplication of preemption rights (and endorsed by the Investment Association).
If resolution 12 is passed, it would allow our board of directors to allot shares in Liberty Global and to grant rights to subscribe for or to convert or exchange any security into shares of Liberty Global up to an aggregate nominal amount of $313,000 without first offering them to existing shareholders in proportion to their existing holdings. Resolution 12 will be required to be passed as a special resolution and, if passed, this power will expire, unless previously renewed, varied or revoked by Liberty Global in general meeting, on the date which is one year from the date of the resolution granting the authority or, if sooner, of the first annual general meeting following the date of such resolution.
Summary
Shareholders previously voted to dis-apply preemptive rights for a period of up to five years, which ended last year. This resolution 12 only dis-applies preemptive rights for approximately 5% of the aggregate nominal value of the share capital issued as at March 31, 2020. Although the company has not had an equity issuance which would have triggered preemptive rights since becoming and England and Wales company, preemptive rights are not practical or sensible for a U.S. listed public company and should be dis-applied in order to allow the company flexibility to raise capital quickly.
Vote and Recommendation
The affirmative vote of at least 75% of the votes cast by the holders of our voting shares (voting together as a single class) is required to approve resolution 12.
Our board of directors unanimously recommends a vote “FOR” resolution 12.

RESOLUTION 13

U.K. Resolution to Permit Political Contributions

13.
To generally and unconditionally authorize Liberty Global and its subsidiaries (at any time during the period for which this resolution is effective) to make political donations to political parties, independent election candidates and/or political organizations other than political parties and/or incur political expenditures of up to $1,000,000 (in aggregate for all such companies taken together) under section 366 of the Companies Act.

This resolution is required periodically under the Companies Act and is customary for public companies in the U.K. in order to be able to make contributions to political organizations, political parties, independent election candidates or to incur political expenditure. This authorization is not required for companies traded on NASDAQ or incorporated in the United States. It is a special technical requirement of companies organized under the laws of England and Wales.
For purposes of this resolution, the terms “political donations”, “political parties”, “independent election candidates”, “political organizations” and “political expenditures” shall have the meanings given to them in Part 14 of the Companies Act. Absent shareholder authorization obtained at a general meeting, the Companies Act restricts companies from incurring political expenditures or making political donations to political parties, other political organizations other than political parties and independent election candidates. However, political donations and expenditures are broadly defined in the Companies Act and normal expenditures, such as payments to organizations concerned with matters of public policy, law reform and representation of the business community, and business activities, such as communications with governmental organizations and political parties at the local, national or European level, could be construed as political donations or expenditures and fall within the restrictions of the Companies Act. Our code of business conduct prohibits the use of company funds and assets for political contributions to political parties, political party officials and candidates for office without our general counsel’s approval.
Because of the broad definitions of political donations and expenditures, we are seeking shareholder authorization to make political donations to political parties, political organizations other than political parties, independent election candidates and incur political expenditures to allow Liberty Global and its subsidiaries (at any time during the period for which this resolution is effective) to do so and to avoid the possibility of inadvertently breaching the provisions of Part 14 of the Companies Act. This resolution 13 does not purport to authorize any particular political donation or political expenditure but is expressed in general terms as required by the Companies Act. If this resolution 13 is approved, our board of directors, in its sole discretion, will determine the timing, recipients and amount (subject to the limits below) of any political donation or political expenditure to be made or incurred and any donations or expenditures that are made or incurred will remain subject to our code of business conduct.
It is proposed that Liberty Global and its subsidiaries (at any time during the period for which this resolution is effective) generally and unconditionally be authorized for purposes of Part 14 of the Companies Act to make or incur payments not to exceed $1.0 million in the aggregate for all such companies for political donations (including donations to political parties, political organizations other than political parties and independent election candidates) and political expenditures, during the period beginning on the date of the passing of this resolution and expiring at the next annual general meeting of Liberty Global. The maximum amount referred to in this paragraph may comprise sums in different currencies, which shall be converted at such rate as the directors of Liberty Global may in their absolute discretion determine to be appropriate.
Given recent events in Europe, and the U.K. in particular, concerning issues such as the independence vote in Scotland, the U.K. citizens’ vote in favor of an exit from the E.U. (Brexit), subsequent decisions in the U.K. and the impact of Brexit on our U.K., Irish and continental European operations, the company believes that although we have limited history of making political contributions or lobbying, it may make good business sense to have the flexibility to respond to political issues in the countries in which we do business. For example, the procedures regarding Brexit could have an important impact on our company in areas such as supply chain, movement of personnel, and other factors. Consequently, having some reasonable ability to make a political contribution may help achieve outcomes favorable to the company.
Our board of directors has no present intention to make political donations or incur political expenditure, as those expressions are commonly understood, but Liberty Global believes it is in the interests of shareholders for our board of directors to have flexibility to make such donation and/or incur such expenditure if approved by the Liberty Global board of directors. Any political donation or political expenditure made or incurred under the authority of this resolution 13 will be disclosed in the annual report and accounts for the relevant financial year.

Vote and Recommendation
The affirmative vote of a simple majority of the votes cast by the holders of our voting shares (voting together as a single class) is required to approve resolution 13 to authorize Liberty Global and its subsidiaries (at any time during the period for which this resolution is effective), under Part 14 of the Companies Act, to make or incur payments or donations not to exceed $1.0 million in the aggregate for all such companies’ political donations and political expenditure (as provided under Part 14 of the Companies Act) during the period beginning on the date of the passing of this resolution and expiring at the next annual general meeting of Liberty Global.
Our board of directors recommends a vote “FOR” resolution 13.

RESOLUTION 14
Authorize Share Buybacks

14.
To approve the form agreements and counterparties pursuant to which Liberty Global may conduct the purchase of its ordinary shares in the capital of Liberty Global and authorize all or any of Liberty Global’s directors and senior officers to enter into, complete and make purchases of ordinary shares in the capital of Liberty Global pursuant to the form of agreements and with any of the approved counterparties, which approvals will expire on the fifth anniversary of the 2020 AGM.

Once approved, this authority replaces all subsisting powers previously granted to all or any of Liberty Global's board of directors and senior officers which, to the extent unused at the date of this resolution, are revoked with immediate effect, without prejudice to any purchases of ordinary shares in the capital of Liberty Global already made or agreed to be made under such powers.
As a company organized under the laws of England and Wales we are not permitted to repurchase our equity securities on NASDAQ unless the exact form of share repurchase agreement and the exact parties to those agreements are approved by shareholders. The approvals, if granted, will be valid for five years.
We approved the form of our share repurchase agreements and the list of potential counterparties at our last annual general meeting, and these form agreements have not changed. However, we believe the share buyback programs are sufficiently important for our shareholders that we should approve these programs every year to provide a rolling “evergreen” five-year validity, as many English companies do.
We are asking you to approve the form agreements and counterparties pursuant to which Liberty Global may conduct the purchase of its ordinary shares in the capital of Liberty Global and authorize all or any of Liberty Global’s directors and senior officers to enter into, complete and make purchases of ordinary shares in the capital of Liberty Global pursuant to the form of agreements and with any of the approved counterparties, which approvals will expire on the fifth anniversary of the AGM.
Liberty Global is focused on delivering long-term value creation for shareholders through organic growth, disciplined and opportunistic mergers, acquisitions and dispositions in combination with a levered-equity capital structure. A core part of this levered-equity approach is returning capital to shareholders through share repurchases. We have undertaken various forms of share repurchases since our predecessor LGI was established in 2005, and we anticipate that share repurchases will remain a core pillar of our long-term value creation strategy. Under the Companies Act, we, like other U.K. companies, are prohibited from purchasing our outstanding ordinary shares unless such purchases have been approved by a resolution of our shareholders. Shareholders may approve two different types of such share purchases: “on-market” purchases or “off-market” purchases. “On-market” purchases may only be made on a “recognized investment exchange”, as defined in section 693(5) of the Companies Act. This U.K. statutory definition does not include NASDAQ, which is the only exchange on which our shares are traded. As such, we may only conduct “off-market” purchases pursuant to a form of share repurchase contract which has been approved by our shareholders. Since becoming a U.K. incorporated company, we have sought, from time to time, shareholder approvals for buyback resolutions when the terms or identity of our counterparties have changed and our shareholders granted such an approval at our 2019 annual general meeting. Shareholder authorization for share purchases may only be for a maximum period of up to five years.
Our share repurchases generally may be effected through “off-market” share repurchases, including (i) pursuant to Rule 10b5-1 and Rule 10b-18 plans; (ii) accelerated share repurchase programs; (iii) block trades with specified shareholders; and (iv) public self-tender offers, including fixed price and Dutch auction tender offers, in each case, with the assistance of investment banks as counterparties. U.S. incorporated, NASDAQ-listed companies generally have the ability to effect share repurchases through any of these means without the requirement to obtain shareholder approval. Our board of directors may authorize any, all or none of the foregoing share repurchase transactions, and the terms and conditions of any repurchase, including the timing, manner, quantum and other terms, will be undertaken in accordance with the New Master Put/Call Agreements (as defined below) and applicable law.
 During the five-year share repurchase period contemplated by this resolution 14, our board of directors will be empowered to determine, within the limits set forth by the share buyback authorization and in accordance with applicable law, the manner, timing and conditions, including amounts involved, of any share repurchases by establishing specific share repurchase programs (e.g., Rule 10b5-1 and/or Rule 10b-18 plans), accelerated share repurchases, block trades and/or self-tender offers. Any such share repurchases will depend on a variety of elements, including Liberty Global’s business plans, financial performance and market conditions, and will be subject to applicable corporate laws, securities laws and stock exchange rules. There cannot be any assurance as to the timing or volume of shares, if any, ultimately repurchased under any share repurchase transaction. Our board of directors believes that the proposed share repurchase resolution constitutes an additional instrument for capital allocation and reflects its confidence in the fundamentals and long-term outlook of Liberty Global, and provides additional flexibility to manage capital and generate value for shareholders.
Further details of any proposed share repurchase transactions, including detailed terms and conditions, a precise price range, volumes, and explanations as to how shareholders may tender or participate, will be sent to shareholders as applicable if our board of directors determines to undertake any such transaction. At such time, shareholders will be able to choose whether they wish to participate.
Our shareholders approved our existing form of Master Put/Call Agreements (Existing Master Put/Call Agreements) and counterparties at our 2019 annual general meeting of shareholders through which some of our “off-market” share repurchases are conducted.  The proposed new Master Put/Call Agreements (New Master Put/Call Agreements) are substantially similar to the Existing Master Put/Call Agreements that we currently have in place but we are seeking to enter into these New Master Put/Call Agreements to enable us to supplement our existing program on the basis that, over time, share repurchases will be done under the New Master Put/Call Agreements rather than the Existing Master Put/Call Agreements.
Each New Master Put/Call Agreement grants to the counterparty thereto the option to require our company to purchase, and grants to us the option to require the counterparty to sell, shares of Liberty Global owned by it in consideration of the payment by us to the counterparty of an amount in cash, which may include a premium over the price paid by such counterparty for such shares. Each New Master Put/Call Agreement permits multiple exercises of the options granted pursuant to it.
Under the Companies Act, any shares owned by the counterparty pursuant to the New Master Put/Call Agreements being voted upon cannot be counted towards determining whether the resolution approving the New Master Put/Call Agreements has been passed.
We may only enter into New Master Put/Call Agreements with counterparties approved by our shareholders. We therefore are seeking approval to conduct repurchases through the following counterparties and their controlled affiliates from time to time:

Bank of America N.A.	Credit Suisse Capital LLC
Barclays Capital Inc.	Goldman Sachs & Co. LLC
Barclays Bank Plc	Goldman Sachs Financial Markets, L.P.
BofA Securities Inc.	Goldman Sachs International
Citibank, N.A.	HSBC Securities (USA) Inc.
Citigroup Global Markets Inc.	J.P. Morgan Securities, LLC
Credit Suisse AG, Dublin Branch	JPMorgan Chase Bank, National Association London Branch
Credit Suisse Securities (USA) LLC	Merrill Lynch, Pierce, Fenner & Smith Inc.
Credit Suisse International

Approval of the New Master Put/Call Agreements and counterparties is not an approval of any specific share repurchase program or transaction or the amount or timing of any repurchase activity. There can be no assurance as to whether we will continue to repurchase any of our shares or as to the amount of any such repurchases.
If this resolution 14 is approved, we may repurchase shares, via “off-market” share repurchases, including but not limited to, pursuant to (i) Rule 10b5-1 and/or Rule 10b-18 plans; (ii) accelerated share repurchase programs; (iii) block trades with specified shareholders; and (iv) public self-tender offers, including fixed price and Dutch auction tender offers, in each case, with the assistance of investment banks as counterparties pursuant to the New Master Put/Call Agreements with the approved counterparties until the fifth anniversary of the AGM.
If this resolution 14 is not approved, we will, to the extent possible, continue to repurchase shares under our currently approved forms of contracts with approved counterparties until the expiration of that approval. Market conditions, execution mechanics and standards of terms change over time and the existing arrangements under our Existing Master Put/Call Agreements may not be sufficient to effect efficient share repurchases. In such a situation, in order to continue repurchasing shares we may be required to seek shareholder approval of the form of contract and counterparties at a future general meeting.
Copies of the New Master Put/Call Agreements will be made available for inspection by our shareholders at Liberty Global’s registered office at Griffin House, 161 Hammersmith Rd, London W6 8BS, United Kingdom for the period from the date that is

15 days prior to the AGM and ending on the date of the AGM. Copies of the New Master Put/Call Agreements will also be available for inspection at the AGM.
Vote and Recommendation
The affirmative vote of a simple majority of the votes cast by the holders of our voting shares (voting together as a single class) is required to approve resolution 14.
Our board of directors unanimously recommends a vote “FOR” resolution 14.

INCENTIVE PLANS
In January 2014, our shareholders approved the 2014 Incentive Plan and the 2014 Director Plan (collectively, the 2014 Plans). In February 2015, our shareholders also approved an amendment to the 2014 Incentive Plan to permit sub-plans for the purpose of offering employees of certain of our operations the opportunity to participate in a save as you earn option scheme by applying for options to purchase Liberty Global Class C shares at a discount. A maximum of 2,500,000 Liberty Global Class C shares of the total shares available for grant under the 2014 Incentive Plan has been allocated for these sub-plans. In all other cases, we may generally grant non-qualified share options, SARs, restricted shares, RSUs, cash awards, performance awards or any combination of the foregoing under either of these incentive plans. Ordinary shares issuable pursuant to awards made under the 2014 Plans will be made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. These awards may be granted at or above fair value in any class of our ordinary shares. The maximum number of ordinary shares of Liberty Global with respect to which awards may be issued under the 2014 Incentive Plan and the 2014 Director Plan is 155 million (of which no more than 50.25 million shares may consist of Class B ordinary shares) and 10.5 million, respectively, in each case, subject to anti-dilution and other adjustment provisions in the respective plan.
Awards under the 2005 Director Plan issued prior to June 2013 are fully vested and expire 10 years after the grant date. We assumed the Virgin Media 2010 Incentive Plan when we acquired Virgin Media in 2013. Awards under the Virgin Media 2010 Incentive Plan issued prior to the June 7, 2013 closing date have a 10-year term and are fully vested.
Awards (other than performance-based awards) under the 2014 Incentive Plan and the Virgin Media 2010 Incentive Plan issued after June 7, 2013 and under the 2005 Incentive Plan issued after June 2005, generally (1) vest 12.5% on the six month anniversary of the grant date and then vest at a rate of 6.25% each quarter thereafter and (2) expire seven years after the grant date. Commencing with grants made in 2019, the term has been increased to 10 years. Awards (other than RSUs) issued after June 2005 and before June 2013 under the 2005 Director Plan generally vested in three equal annual installments, provided the director continues to serve as director immediately prior to the vesting date, and expire 10 years after the grant date. Awards (other than restricted shares and RSUs) issued in June 2013 under the 2005 Director Plan and thereafter under the 2014 Director Plan have the same terms as the prior awards, except they expire seven years after the grant date. Commencing with the grants made on the date of the 2019 AGM, the expiration date will again be 10 years from date of grant. Additionally, in April 2020, the compensation committee determined to extend the expiration date on SARs and director options issued in 2013 from a seven-year term to a ten-year term to align those historic awards with the ten-year awards provided currently. Restricted shares and RSUs granted under the 2014 Director Plan vest on the date of the first annual general meeting of shareholders following the grant date. These awards may be granted at or above fair value in any class of ordinary shares, except for shares acquired under a sharesave plan available to Virgin Media employees. On February 24, 2015, our shareholders approved amendments to the 2014 Incentive Plan to permit the grant to employees of our subsidiary Virgin Media of options to acquire our Liberty Global Class C shares at a discount to the market value of such shares.
Although the 2014 Plans do not prohibit our compensation committee or board of directors, without prior shareholder approval, from repricing outstanding options or SARs, it is our policy that, except for anti-dilution adjustments provided by the 2014 Plans in connection with corporate transactions, the exercise or base price of ordinary shares for any outstanding option or SAR granted under the 2014 Plans will not be decreased after the date of grant nor will an outstanding option or SAR granted under the 2014 Plans be surrendered to our company as consideration for the grant of a new option or SAR with a lower exercise or base price, cash or a new award unless there is prior approval by our shareholders. Any other action that is deemed to be a repricing under any applicable rule of NASDAQ shall be prohibited unless there is prior approval by our shareholders.

The following table sets forth information as of December 31, 2019 with respect to our ordinary shares that are authorized for issuance under our equity incentive plans.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)(2)	Weighted average exercise price of outstanding options, warrants and rights (1)(2)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders:
Liberty Global 2014 Incentive Plan (3):
Total ordinary shares available for issuance			71,262,640
Liberty Global Class A ordinary shares	18,331,934	$30.82
Liberty Global Class C ordinary shares	36,771,970	$29.83
Liberty Global 2014 Nonemployee Director Incentive Plan (4):
Total ordinary shares available for issuance			8,652,029
Liberty Global Class A ordinary shares	436,512	$32.46
Liberty Global Class C ordinary shares	1,250,046	$29.60
Liberty Global 2005 Incentive Plan (5):			—
Liberty Global Class A ordinary shares	3,301,605	$28.17
Liberty Global Class C ordinary shares	9,833,382	$26.74
Liberty Global 2005 Director Incentive Plan (5):			—
Liberty Global Class A ordinary shares	86,759	$23.09
Liberty Global Class C ordinary shares	268,664	$22.05
VM Incentive Plan (5):			—
Liberty Global Class A ordinary shares	264,128	$25.47
Liberty Global Class C ordinary shares	2,583,352	$24.70
Equity compensation plans not approved by security holders:
None	—		—
Totals:
Total ordinary shares available for issuance			79,914,669
Liberty Global Class A ordinary shares	22,420,938
Liberty Global Class C ordinary shares	50,707,414
 _______________

(1)
This table includes (i) SARs and PSARs with respect to 17,761,064 and 4,071,616 Liberty Global Class A shares, respectively, and 39,057,614 and 8,143,232 Liberty Global Class C ordinary shares, respectively. Upon exercise, the appreciation of a SAR, which is the difference between the base price of the SAR and the then-market value of the respective underlying class of ordinary shares or in certain cases, if lower, a specified price, may be paid in shares of the applicable class of ordinary shares. Based upon the respective market prices of Liberty Global Class A and Class C ordinary shares at December 31, 2019, all of our outstanding SARs were out-of-the-money as of such date. For further information, see note 15 to our consolidated financial statements in our 2019 Form 10-K.

(2)
In addition to the option, SAR and PSAR information included in this table, there are outstanding RSU and PSU awards under the various incentive plans with respect to an aggregate of 3,962,826, 1,378,786 and 7,919,961, Liberty Global Class A, Liberty Global Class B and Liberty Global Class C ordinary shares, respectively.

(3)
The Liberty Global 2014 Incentive Plan permits grants of, or with respect to, Liberty Global Class A, Class B, or Class C ordinary shares subject to a single aggregate limit of 155 million shares (of which no more than 50.25 million shares may consist of Class B shares), subject to anti-dilution adjustments. As of December 31, 2019, an aggregate of 71,262,640 ordinary shares were available for issuance pursuant to the incentive plan. For further information, see note 15 to our consolidated financial statements in our 2019 Form 10-K.

(4)
The Liberty Global 2014 Nonemployee Director Incentive Plan permits grants of, or with respect to, Liberty Global Class A, Class B, or Class C ordinary shares subject to a single aggregate limit of 10.5 million shares, subject to anti-dilution adjustments. As of

December 31, 2019, an aggregate of 8,652,029 ordinary shares were available for issuance pursuant to the Liberty Global 2014 Nonemployee Director Incentive Plan. For further information, see note 15 to our consolidated financial statements in our 2019 Form 10-K.

(5)
On January 30, 2014, our shareholders approved the Liberty Global 2014 Incentive Plan and the Liberty Global 2014 Nonemployee Director Incentive Plan and, accordingly, no further awards will be granted under the Liberty Global 2005 Incentive Plan, the Liberty Global 2005 Director Incentive Plan or the VM Incentive Plan.

CERTAIN TRANSACTIONS
Under our corporate governance guidelines, if a director has an actual or potential conflict of interest (which includes being a party to a proposed related party transaction), the director must promptly inform our CEO and the chair of our audit committee or the chair of our nominating and corporate governance committee if the chair of the audit committee is the conflicted director. All directors must recuse themselves from any discussion or decision that involves or affects their personal, business or professional interests. Also, under our corporate governance guidelines, an independent committee of our board will resolve any conflict of interest issue involving a director, our CEO or any other executive officer. No related party transaction (as defined by Item 404(a) of Regulation S-K promulgated by the SEC) may be effected without the approval of such independent committee. When the potential conflict or transaction involves an executive officer, the audit committee is the independent committee charged by our corporate governance guidelines with this duty. When the potential conflict or transaction involves a director, a committee of the disinterested independent directors is the independent committee charged by our corporate governance guidelines with this duty.
Certain Relationships
Charitable Foundation
In 2019, we and certain of our other subsidiaries contributed an aggregate of £1,365,600 ($1,742,948 based on the 2019 average exchange rate) of cash to the Lessons for Life Foundation U.K., an independent educational charity organized in accordance with the non-profit laws of England. Included in such cash contribution was €1,000,000 ($1,119,445 based on the 2019 average exchange rate) in contributions made by us pursuant to an agreement dated November 18, 2014, between us and Lessons for Life Foundation U.K. Also, pursuant to such agreement, we contributed in-kind services, directly or indirectly, to Lessons for Life Foundation U.K. for an aggregate value of £126,370 ($161,289 based on the 2019 average exchange rate). During 2019, Lessons for Life Foundation U.K., Lessons for Life Foundation IE and Lessons for Life Foundation U.S. were each an independent charity organized in accordance with the non-profit laws of their respective countries. The focus of the Lessons for Life Foundations is to provide scholarships for AIDS orphans in Africa.
On April 1, 2019, Lessons for Life Foundation U.K. merged with Street Child U.K., a charity organized in accordance with the non-profit laws of England. Street Child U.K. partners with local organizations and communities to increase education, child protection and livelihood support to address the social, economic and structural issues that underpin today’s education and poverty crisis. As of December 31, 2019, four employees of our company are trustees of Street Child U.K., and two employees of our company were trustees of Lessons For Life Foundation U.S. The trustees do not receive any compensation for their involvement with any of the charities described above. As part of our charitable giving program, we are supportive of the goals and objectives of the Lessons for Life Foundations and their successor, Street Child U.K.
SHAREHOLDER RESOLUTIONS
We currently expect that our annual general meeting of shareholders for the calendar year 2021 will be held during the second quarter of 2021 in London, England. Shareholders, who, in accordance with Rule 14a-8 under the Exchange Act, wish to present a resolution for inclusion in the proxy materials for the 2021 annual general meeting, must submit their resolution in writing to our Corporate Secretary and the resolution must be received at our executive offices at 161 Hammersmith Road, London W6 8BS, U.K., by the close of business on January 20, 2021. In accordance with our articles of association, shareholders who wish to nominate a candidate as a director or bring a resolution not pursuant to Rule 14a-8 before the 2021 annual general meeting must submit their written notice of the matter to our executive offices at the foregoing address on or following March 1, 2021, and before the close of business on March 31, 2021, or such later date as may be determined and announced in connection with the actual scheduling of the annual general meeting.

All shareholder resolutions for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any shareholder resolution (regardless of whether it is included in our proxy materials), our articles of association and the laws of England and Wales.
SHAREHOLDER RIGHTS
Shareholders should note that, on a request made by shareholders of Liberty Global under Section 527 of the Companies Act, we may be required to publish on a website a statement setting out any matter relating to: (1) the audit of our accounts (including the auditors’ report and the conduct of the audit) that are to be laid before the AGM for the financial year ended December 31, 2019; or (2) any circumstance connected with an auditor of Liberty Global ceasing to hold office since the previous meeting at which annual accounts and reports were laid. We cannot require the shareholders requesting any such website publication to pay our expenses in complying with Sections 527 or 528 (requirements as to website availability) of the Companies Act. Where we are required to place a statement on a website under Section 527 of the Companies Act, we must forward the statement to our auditor not later than the time when we make the statement available on the website. The business which may be dealt with at the AGM for the relevant financial year includes any statement that we have been required under Section 527 of the Companies Act to publish on a website.
FINANCIAL REPORTING STANDARDS
We prepare our consolidated financial statements included in the U.K. Report and Accounts in accordance with IFRS, as required by the Companies Act. For more information about the preparation of our consolidated financial statements included in the U.K. Report and Accounts, see note 1 to our consolidated financial statements included in the U.K. Report and Accounts.

APPENDIX A
DIRECTORS’ REMUNERATION REPORT
In this Directors’ Remuneration Report, the terms “we”, “our”, “our company” and “us” or similar references may refer as the context requires, to Liberty Global or its predecessor LGI. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the proxy statement.
Annual Statement of the Chairman of the Compensation Committee
Background - U.S. and U.K. laws apply
This Directors’ Remuneration Report is being delivered to you in customary form for companies organized under the laws of England & Wales. This Report sets out relevant disclosures in relation to directors’ remuneration for the year ended December 31, 2019. The relevant sections of the Report have been audited by our company’s auditors, KPMG LLP.
As a NASDAQ-listed company, we prepared our proxy statement for the AGM in accordance with the disclosure requirements of the SEC rules and regulations. Pursuant to these rules and regulations, you will find our compensation discussion and analysis report (the CD&A) in the proxy statement. The CD&A sets forth our overall philosophy regarding compensation of our executive officers. In addition to the SEC requirements, as a public limited company organized under the laws of England & Wales, we are also subject to the Companies Act and the regulations promulgated thereunder. Under these laws and regulations we are required to have a Directors’ Remuneration Report approved by our shareholders. The Directors’ Remuneration Report consists of a directors’ compensation policy and an annual compensation report on the implementation of the directors’ compensation policy. Pursuant to these regulations, our annual compensation report on the implementation of the directors’ compensation policy for the year 2019, follows this Annual Statement and the Directors’ Compensation Policy.
Statement
Our company’s compensation arrangements, planning and structure are all described in the CD&A section of this Proxy Statement - you are referred to that section for a full discussion. The CD&A is incorporated by reference into this Report. Here we will set forth some specific disclosure relating to the relevant U.K. laws and regulations. Highlights of our business performance in 2019 are also set forth elsewhere in this Proxy Statement.
Directors’ Compensation Policy
Our directors’ compensation policy was most recently approved at our annual general meeting in 2017. In accordance with relevant laws, we are submitting our policy for approval again at this AGM, with only a few modifications (as further detailed at Directors’ Compensation Policy (to be effective on the date of the AGM) below) as the policy has been serving the company’s needs thus far.
The directors’ compensation policy applies to our CEO, who is also an executive director and referred to in the Directors’ Remuneration Report as an “executive director”, and our nonemployee directors, including our chairman, who are referred to in the Directors’ Remuneration Report as “non-executive directors”. Save as detailed below, the directors’ compensation policy described in the Directors’ Remuneration Report is substantially similar to the directors’ compensation policy approved by our shareholders at the 2017 AGM and which has been applied since that approval.
Main Decisions in 2019
In 2019, the fees payable to our non-executive directors, as set in 2018, remained the same other than the following: the amount of the reimbursement arrangements for our non-executive chairman was increased from $500,000 to $750,000, and the maximum award value that may be granted to our chairman was increased from $1.0 million to $2.0 million.

With respect to our CEO, the principal compensation matters in 2019 were as follows:

(i)
Our CEO has an annual bonus target of $15 million in accordance with our annual bonus plan in respect of 2019 performance. In recognition of our company’s performance in 2019 and pursuant to the terms of the annual bonus plan, the compensation committee determined that Mr. Fries overperformed on his individual objectives, but at Mr. Fries’ direction, the committee was asked to allocate a portion of his additional earned bonus amount to other executives in the executive leadership team. Accordingly, the compensation committee paid the bonus award at 101.8% to Mr. Fries on March 13, 2020 under the bonus plan.

(ii)
We granted PSUs and SARs to our CEO in our regular 2019 annual long-term incentive plan available to other executives using a target value of $25 million as provided by the terms of his employment agreement. This is described in —Directors’ Compensation Policy. The PSUs are subject to vesting and performance conditions over the years 2019-2021 and the SARs are subject to vesting conditions. With respect to our multi-year incentive awards of 2018 PSUs under the 2018 long-term incentive plan available for other executives, the compensation committee determined that our company exceeded the threshold for the two-year performance period ended December 31, 2019. This resulted in our CEO earning 106.1% of his target 2018 PSUs subject to continued employment to the vesting dates.

(iii)
We granted PRSUs and PSARs to our CEO in our Challenge Performance Award made available to other executives with a target equity value of $22.5 million. These awards vest in a single tranche in March of 2022 and are subject to performance conditions.

(iv)
On April 30, 2019, as previously disclosed, we renewed our CEO’s employment agreement which expired on that date for an additional 5 year term. The renewed agreement (the Fries Agreement) is described in detail elsewhere in this Proxy Statement; it is on substantially similar terms as the initial five year agreement. The original agreement and the renewal of the agreement are consistent with our director compensation policy as most recently approved by shareholders at our AGM in 2017. In connection with the renewal, Mr. Fries’ salary was increased to $2.5 million, he received a new $5 million sign-on commitment bonus and a new sign-on commitment award of 2 million Class B ordinary shares, subject to vesting in three installments, with the first two being 670,000 shares each and the final installment being 660,000 shares. The first installment vested during 2019. The remaining installments vest in May 15, 2021 and 2022, subject to performance conditions. In addition, pursuant to our shareholding incentive program, Mr. Fries elected to receive payment of his 2018 annual bonus in Class B ordinary shares, which were granted in 2019; he then held those shares for the requisite 12 month period, resulting in an issuance of 48,786 RSUs in Class B ordinary shares with a grant date fair value of $1,269,900, representing 12.5% of the gross number of ordinary shares earned under the 2018 annual bonus program.

Further information on the above awards and the changes in our compensation program are set out in Directors’ Compensation Policy beginning on page A-4 the annual compensation report beginning on page A-20 and under —Elements of Our Compensation Packages of the CD&A.
The Directors’ Remuneration Report and other sections of this Proxy Statement describe in detail how much of our CEO’s compensation is performance-based and is aligned with our shareholders.
Lastly, please refer to the disclosure in —Board and Committees of the Board of this Proxy Statement for detailed discussion on the governance of our compensation committee, the board of directors and its other committees.
JC Sparkman
Chairman of the Compensation Committee

Consideration of Shareholder Views
At the 2017 AGM, our shareholders approved our directors’ compensation policy (as required under the Companies Act) and on an advisory basis, the compensation of our NEOs (as determined pursuant to applicable SEC regulations), as disclosed in the proxy statement for such annual general meeting. In addition, at the 2018 and 2019 AGM, our shareholders approved, on an advisory basis, our 2018 and 2019 annual compensation reports, respectively (as required under the Companies Act), which included the compensation paid to our executive director. The compensation committee is maintaining the overall compensation program for our non-executive directors and for our executive director with certain modifications as described in the CD&A.
The voting results on the matters presented at previous annual general meetings were as follows:
(a) The directors’ compensation policy was approved at the 2017 AGM by a binding vote of a majority of the votes cast:

	For	Against

Total Votes Cast	252,090,381	107,712,147
% of Votes Cast	70.06%	29.94%

(b) The compensation of our NEOs, including the CD&A, was approved at the 2017 AGM on an advisory basis by a vote of a majority of the votes cast:

	For	Against

Total Votes Cast	240,088,760	119,713,768
% of Votes Cast	66.73%	33.27%

(c) The annual compensation report for the fiscal year 2018 was approved at the 2019 AGM on an advisory basis by a vote of a majority of the votes cast:

	For	Against

Total Votes Cast	218,874,765	68,025,792
% of Votes Cast	76.29%	23.71%

Directors’ Compensation Policy
We are subject to the disclosure requirements of the SEC and the Companies Act. In some respects the disclosure requirements in these jurisdictions overlap or are otherwise similar, and in other respects they are different, requiring distinct disclosures. This Directors’ Remuneration Report includes disclosures required by the Companies Act. The CD&A in the proxy statement also includes disclosures required by the Companies Act and the SEC. This Directors’ Remuneration Report should be read in conjunction with the CD&A.
The compensation for our directors (including our executive director) is based on U.S. standards and market conditions for many reasons, including, for example, as a result of our NASDAQ listing, our history as a U.S. incorporated company, our global operations and the U.S. residency of most of our directors (including our executive director). The compensation paid to our executive director was developed by the compensation committee of the board of directors, and the compensation paid to our non-executive directors was developed by the nominating and corporate governance committee of the board of directors (the N&CGC). The board of directors has approved this director’s compensation policy. Currently, this policy applies to one executive director, Michael T. Fries, who is also our CEO, and 10 non-executive directors. We could, in the future, have other executive directors. Information on our directors is found under Resolutions 1, 2, 3 and 4 of the proxy statement.
Directors’ Compensation Policy (to be effective on the date of the AGM)
If approved by our shareholders at the AGM, this directors’ compensation policy will be effective as of that date, and will apply until our annual general meeting to be held in 2023, unless earlier revised by a vote of our shareholders.
Further details on our compensation philosophy and goals can be found in the CD&A under Compensation Philosophy and Goals.
Key Changes
The directors’ compensation policy described below is substantially similar to the directors’ compensation policy approved by our shareholders at the 2017 AGM, except:

•	incorporation of the decisions made in 2019, previously disclosed, as summarized above in -- Main Decisions in 2019;

•	refinements to the policy have been made to take into account future tax or other law changes or market conditions due changing tax law in the jurisdictions we operate;

•
refinements to the policy have been made to take into account potential benefits associated with our multi-national business and international locations, such as travel and relocation benefits if appropriate due to a need to retain and or attract directors on an increasingly global basis; and

•
The compensation committee elected to use RSUs rather than PSUs in the 2020 annual program to reflect a number of strategic and macro factors. At the same time, the compensation committee extended the vesting period for the RSUs from two years to three years to promote employee retention. In future years, the compensation committee may return to company-wide financial and operational targets for use in the compensation planning.

Non-Executive Directors and Chairman
The following table is a summary of the policy for our non-executive directors’ compensation.

Element	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Metrics and Recovery of Sums
Fees	Designed to attract and retain high-caliber talent by offering market competitive fees.
Fees are paid quarterly in arrears and may be paid in cash or shares at each non-executive director’s election. An additional fee is payable to chairs of committees and for attendance at board or committee meetings.

The chairman of the board currently does not receive any cash fee; however, the board has determined to grant the chairman options annually for his services, as described under equity incentive awards below, and establish an expense reimbursement arrangement, as described under “Benefits” below.

The fees are reviewed annually by the N&CGC and any changes are approved by the board. During the review, fees may be adjusted based on various factors, including time commitment of the role and market levels in companies of comparable size and complexity. Newly appointed non-executive directors are generally paid fees at the same rate as existing non-executive directors (pro rata for first year).

Currently the annual fee payable to our non-executive directors is $125,000. Also, each non-executive director who serves as a chair of the audit committee, the compensation committee or the N&CGC receives an annual fee of $40,000, $25,000 and $10,000, respectively.

Our non-executive directors may elect to have their quarterly fee installments paid in Liberty Global Class A, and Liberty Global Class C, instead of in cash. The number of shares issued is based on the fair market value on the last trading day of the quarter for which the election is made. Any fractional share is paid in cash.

Currently, up to 85% of fees may be deferred into future periods or from prior periods, at the election of the non-executive director and pursuant to the director deferred compensation plan.
Not applicable. No recovery provisions apply to fees.

Element	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Metrics and Recovery of Sums
Benefits	Designed to attract and retain high-caliber talent.
Personal use of corporate aircraft and payments for spouse/significant other attending certain board functions, gifts (grossed up for U.S. tax), travel companion of any non-executive director who is unable to travel alone due to physical disability, training, professional organization memberships, attendance at conferences and seminars, charitable contributions made by our company at a non-executive director’s request, directors’ and officers’ insurance and indemnification (as provided in our articles of association and deeds of indemnity as described below). In addition, at a non-executive director’s election, we may make available health insurance under our health insurance policies. Benefits are reviewed annually and may be modified due to changes in tax, retirement, insurance, health and other laws and practices, and market conditions. We are a multi-national company and therefore laws and practices of more than one country are taken into consideration.

Expenses incurred by non-executive directors in performing their duties for our company are reimbursable in accordance with our business expense policy. For our chairman, we provide additional expense reimbursement of personal expenses incurred in relation to his ownership of our ordinary shares and his service as chairman. These include professional fees and other expenses incurred for estate or tax planning, regulatory filings and other services. Similar arrangements could apply for other non-executive directors if the Board believes it is appropriate.

Aggregate and individual maximums for benefits will depend on actual flight hours used under the aircraft policy, gifts received, attendance at board functions, cost of conferences and the total cost of negotiated insurance premiums.

Currently, the reimbursement of personal expenses incurred by our chairman may not exceed $750,000 per year; however, the board may consider increasing this limit in the future.
Not applicable. No recovery provisions apply to benefits.

Element	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Metrics and Recovery of Sums
Equity Incentive Awards
Designed to attract and retain high-caliber talent.
These awards ensure that our non-executive directors have a continuing stake in our company’s success, align their interests with our shareholders and also serve the goal of retention through vesting requirements and forfeiture provisions.

Annual grant of non-qualified share options (“options”) with, at each non-executive director’s election, an option to receive 50% as RSUs. The options vest in three equal installments over three years and currently have a ten-year term. RSUs vest after one year.

These awards are time-vested and only subject to continued service as a non-executive director. The annual grant has historically been made at the time of our annual general meeting, except for the annual grant to our chairman which is generally made in early April.

A non-executive director may defer into future periods or from prior periods, any RSU award at the time of vesting, pursuant to the director deferred compensation plan.

Currently the annual long-term incentive grants to our non-executive directors are equal to a value of $187,500 for each non-executive director, except our chairman who receives an annual grant equal to a value of $2.0 million per year. During its annual review of director compensation, our N&CGC may adjust these grant amounts, expiry terms, vesting dates, etc., based on various factors, including the commitment of the role and market levels of companies of comparable size and complexity.
Not applicable. No recovery provisions apply to equity incentive awards.
Savings Plans	Designed to attract and retain high-caliber talent.
We do not have a pension or other defined benefit plan for our non-executive directors. Non-executive directors may, however, defer up to 85% of their annual fees (cash or shares) and their annual equity grants to the extent payable in RSUs at the time of vesting.

The election to defer must be made in the year prior to the year in which the deferral applies. Payment of deferred compensation may be paid in a lump sum at termination, in installments or on a specified date.

The annual interest rate earned with respect to deferred cash compensation is 8.5%, in each case compounded daily. The annual interest rate may be increased or decreased in future years at the discretion of the board; provided that any decreases will apply only to deferral elections that become irrevocable after the new rate is set. Deferred RSUs do not accrue interest but will be adjusted for splits, combinations, dividends or distributions. Should applicable tax regulations change in the future, terms of deferred compensation may change or other programs may be instituted by the Board.
Not applicable. No recovery provisions apply to savings plans.
Footnotes:

(1)
For time-vested awards, no performance measures apply and these awards are only subject to continued service on the board. The multi-year vesting period (currently three years, except for RSUs which is one year) without performance measures is believed to be appropriate in order to have our non-executive directors retain a long-term interest in our company and because the value of the awards will move with our share prices, which is in line with our shareholders’ interests.

(2)
Please see footnote 1 to our executive director compensation section of the policy table below regarding the board retaining discretion with respect to our non-executive directors’ compensation. As provided in such footnote 1, we are retaining discretion over our non-executive directors’ compensation in the event modifications are necessary to retain current, or appoint new, non-executive directors.

Executive Directors
The following table is a summary of the policy for executive directors’ compensation. Our executive director is subject to competition for talent internationally, but more significantly in the U.S., and our policies concerning his compensation reflect a U.S. focus. Should we add executive directors, through acquisitions or otherwise, their home jurisdiction or historical compensation terms may require a different compensation package. See New Recruits Policy—Executive Directors below, and the footnotes to the table.

Element	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Metrics and Recovery of Sums
Salary
Designed to attract and retain high-caliber talent and represents a fixed component of an executive director’s compensation. It is provided as an economic consideration of the executive director’s level of responsibility, expertise, skills, knowledge, experience and value to our company.
Salaries are reviewed annually with any change generally effective from April 1.
Salary adjustments will generally be in line with adjustments made to the salaries of other members of senior management. The compensation committee does not specify a maximum salary due to unintended consequences, such as setting undue expectations.
Any change to salary is based upon responsibilities, experience, tenure with our company and individual performance, market conditions, contractual terms (if any), changes in compensation for other members of senior management, changes in size, value or complexity of our company, benchmarking analysis, and external advice from consultants based upon any of the foregoing. The current annual salary for our executive director is $2,562,500, which may be increased (but not decreased) as described above. Salary may be deferred into future periods at the election of an executive director as described under “Employer Matching and Savings Plans” below.
Reviewed annually taking into account the factors listed in Maximum Opportunity. No recovery provisions apply to salary.

Element	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Metrics and Recovery of Sums
Benefits	Designed to attract and retain high-caliber talent and tailored to the individual’s home jurisdiction. Our executive director is currently based in the U.S.
Eligible for participation in aircraft policy, executive health plan, charitable contributions made by our company at the executive director’s request, directors’ and officers’ insurance, indemnification (as provided in our articles of association and deeds of indemnity as described below) and payments in the form of gifts and for memberships in certain professional organizations. Also eligible for participation in other benefit plans and policies offered to salaried employees in the applicable country of employment, including life insurance, health insurance, gym facilities and relocation assistance, if and when applicable. In addition, we pay for expenses related to business travel, or relocation expenses if applicable, in accordance with our business expense policy.
If authorized by the compensation committee, we may reimburse an executive director for legal fees related to his compensation from our company, including legal fees relating to an executive director entering into an employment agreement with us.

Benefits are in line with local market practice and are market competitive and the cost thereof may change without action by the compensation committee.
Personal use under the aircraft policy is currently limited to 120 flight hours per calendar year, as authorized and determined by the compensation committee annually.
Not applicable. No recovery provisions apply to benefits.

Element	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Metrics and Recovery of Sums
Employer Matching and Savings Plans	Designed to attract and retain high-caliber talent and to provide opportunities for long-term savings.
We do not presently have a pension or other defined benefit plan for an executive director or any other employee based in the U.S. Accordingly, we provide a deferred compensation plan pursuant to which an executive director (along with other senior management) has the option to defer up to 90% of his annual salary and up to 100% of his annual bonus (also available to other members of senior management). The compensation committee may expand this plan in the future to provide for deferral of equity awards.
An executive director may elect distribution of deferred compensation in a lump sum or up to three installments on date(s) selected by him (which can be one year later or longer), or a lump sum on a change in control of our company as defined in the plan. The election to defer salary must be made in the year prior to the year in which the deferral applies and deferral of the annual bonus must be made at least six months before the end of the applicable year.
Like all U.S. employees of our company, contributions to the 401(k) Plan are eligible for company matching contributions in our ordinary shares as recommended by the 401(k) Plan committee and approved by the board. Employees may elect to receive all or any portion of their annual bonus in ordinary shares (Class A, B or C) in lieu of cash under our shareholding incentive plan as described  below in this table in “Annual Cash Performance Award” - such shares are not matched by the company but if the employee holds the shares for a year a top-up SHIP Share (defined below) award is made as described below. Our executive director can participate in this program.
Our company operates different pension schemes in the jurisdictions in which it operates. Alternate schemes may be offered in the future if an executive director resides outside the U.S. If an executive director joins the board, our company may provide an executive director with pension benefits customary for its senior management in the executive director's home country.

The annual interest rate earned with respect to deferred cash compensation is 8.5%, in each case compounded daily. The annual interest rate may be increased or decreased in future years at the discretion of the compensation committee; provided that any decrease will only apply to deferral elections that become irrevocable after the new rate is set.
For the 401(k) Plan, company match contributions are limited to the lesser of 10% of cash compensation or the applicable U.S. federal limit (adjusted annually for inflation as stated in U.S. regulations); for 2020 the U.S. federal limit is $19,500. The board may modify the company match at any time based on standard practices in the U.S.
Not applicable. No recovery provisions apply to deferred compensation or contributions to the 401(k) Plan.

Element	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Metrics and Recovery of Sums
Annual Cash Performance Award
Designed to attract and retain high-caliber talent. Annual cash performance awards (annual bonus) are one of the variable components of an executive director’s compensation package designed to motivate an executive director to achieve our annual business goals and reward him for superior performance.

At the beginning of the year, the compensation committee sets the terms of the annual bonus, including target and/or maximum amounts, and performance targets, currently based 60% on financial performance metrics, 20% on customer relationship net promoter score (rNPS) and 20% on a department performance objective, which may include the company’s overall objectives.

The compensation committee has discretion on setting the performance metrics and typically includes performance metrics different from the metric(s) selected for the corresponding multi-year equity awards. In addition, the compensation committee has discretion to change the weightings among the performance metrics. The pay-out is based on achievement against each of the metrics with the financial metrics adjusted for events during the year at the discretion of the compensation committee.

Following the completion of the year, the compensation committee determines the payment of the annual bonus pursuant to the terms of the annual bonus, except as otherwise provided in the terms of a service contract. Employees may elect to receive all or any portion of their annual bonus in ordinary shares (Class A, B or C) in lieu of cash under our shareholding incentive plan. If they  hold their shares for one year they are entitled to receive an additional award of ordinary shares representing 12.5% of the original award (“SHIP Shares”).

The target and/or maximum amount of the annual bonus is determined by the compensation committee based upon responsibilities, experience, tenure with our company, individual performance, market conditions, contractual terms, if any, changes in compensation for other members of senior management, benchmarking analysis, and external advice from consultants based upon any of the foregoing.
The maximum annual bonus amount that may be earned for 2020 by our executive director is 140% of his target award of $15.25 million and may be increased by up to 190% of his target award based exceptional individual performance and special contributions, subject to the applicable limits in the relevant employment agreement. For the duration of this policy such limits may be set under our incentive plans or the relevant employment agreement as the case may be. If our executive director elects for his annual cash bonus to be paid in ordinary shares in our shareholding incentive plan available to all executives and holds those shares for one year, he can also receive SHIP Shares under Operation.

For 2020, payment of our executive director’s annual bonus will be based on the achievement of the following performance metrics and operating metrics (as weighted): revenue budget (30%), OFCF budget (30%), rNPS target (20%) and department objective (20%). The performance measures may vary each year.

If our consolidated financial statements for any of the years relevant to the applicable performance metrics are required to be restated at any time as a result of an error (whether or not involving fraud or misconduct) and the compensation committee determines that if the financial results had been properly reported the annual bonus earned by our executive director would have been lower, then he will be required to refund and/or forfeit any such excess amount.

Element	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Metrics and Recovery of Sums
Equity Incentive Awards
Multi-year equity incentive awards, whether in the form of time-vested equity awards or performance-based awards, have historically represented a significant portion of our executive director’s compensation. These awards ensure that an executive director has a continuing stake in our success, align his interests with our shareholders and also serve the goal of retention through vesting requirements and forfeiture provisions.

The compensation committee determines generally on an annual basis the type (scheme) of equity awards for an executive director and other members of senior management. These awards may consist of time-vested awards, or multi-year performance-based awards or any combination thereof. Generally, the compensation committee sets a target annual equity value for an executive director and grants PSUs or RSUs for approximately two-thirds of such value and time-vested SARs for the remaining approximately one-third. In 2020, the compensation committee elected to use RSUs rather than PSUs in this particular annual program to reflect a number of strategic and macro factors. The awards were granted in an allocation of 60% RSUs to 40% SARs. The target value of these annual equity awards is $17,500,000 for 2020 and will increase each year by $1.5 million during the term of the Fries Agreement. The compensation committee may, however, determine the actual target value of annual equity awards each year in its sole discretion and may reduce this amount subject to the terms of the Fries Agreement.
Both RSUs and SARs vest annually in three equal installments over a three year period and are time-vested with no performance measures. For PSUs, the compensation committee selects one or more performance measures for the multi-year performance period (which is at least two years) and selects a target within those measures that must be achieved as a precondition for any portion of the PSU award to be earned.
The level of achievement of the performance target within a range established by the compensation committee at the time of grant determines the percentage of the PSUs earned during the performance period, subject to reduction or forfeiture based on individual performance and continued employment through the service period.

Equity awards may be granted at the discretion of the compensation committee and in accordance with our company’s incentive plans approved by our shareholders.
Our incentive plan limits the maximum performance-based opportunity for any person to a grant of equity awards of 8,000,000 ordinary shares per year (including a maximum of 4,000,000 Class B shares).
Currently, our executive director may earn 0% to 150% of his target PSUs depending on the achievement of the performance measures selected by the compensation committee and his individual performance, although the compensation committee has the discretion to set that range in any given year. Such awards are generally settled in shares, but may, at the discretion of the compensation committee, be settled in cash.
The target PSU awards granted in 2019 for our executive director are 220,914 Liberty Global Class A shares, and 441,828 Liberty Global Class C shares. For more information regarding the PSU grants and the performance conditions thereof, see the CD&A. For the duration of this policy the company may use past or current PSU targets to inform their setting of future targets.

The performance measure for 2019 PSUs is financial performance. In choosing this performance measure, the compensation committee’s goal is to ensure that our executive director is focused on maximizing performance against a key financial metric. The performance is based upon a comparison of our financial performance over the performance period compared to budget. Such performance must meet certain minimum criteria to earn any portion of the PSUs. For the 2019 PSUs, a performance range of 50% to 125% of such targets will generally result in the executive director earning 50% to 150% of his target award, subject to reduction based on individual performance. These financial performance measures may vary each year, including use of non-financial metrics. RSUs and SARs do not have a performance requirement.

If our consolidated financial statements for any of the years relevant to the applicable performance metrics are required to be restated at any time as a result of an error (whether or not involving fraud or misconduct) and the compensation committee determines that if the financial results had been properly reported the portion of the PSU awards earned by our executive director would have been lower than the PSUs actually earned by him, then he will be required to refund and/or forfeit any such excess amount of his earned PSUs. No recovery provisions apply to SARs or RSUs.

Element	Purpose and Link to Strategy	Operation	Maximum Opportunity	Performance Metrics and Recovery of Sums
Additional Compensation Opportunity	Designed to attract and retain high-caliber talent.
When the need arises, the compensation committee may approve other bonuses. This could include a signing bonus (relating to the execution of an agreement not previously in effect), a retention bonus or a promotion bonus.
			Any type or amount of bonus will be at the discretion of the compensation committee and may be delivered in the form of equity or cash. Any such bonus will be subject to our incentive plan limits.	Any award may or may not be subject to a performance condition and normally would not be expected to be subject to any recovery provisions.
Footnotes:

(1)
In accordance with the Companies Act, the compensation committee (with respect to our executive directors) and the board (with respect to our non-executive directors) retain discretion in the operation and administration of the compensation payable to our directors, including the award or vesting of any annual bonus, grant of multi-year equity awards and deferral of compensation. Any discretion with respect to annual bonuses or equity awards (whether outstanding or to be granted) will be operated in accordance with the terms of their respective plans and agreements and subject to any limitations provided in the listing rules applicable to our company. With respect to our incentive plans, our performance-based equity awards, our annual cash performance awards and deferred compensation plans, matters subject to discretion include, among other things:

•	Selection of participants;

•	Type of awards (e.g. options, SARs, PSUs RSUs and restricted shares and class of shares awarded);

•	Selection of performance metrics (whether financial, non-financial or individual);

•	Allocation of weightings between selected performance metrics and types of awards;

•	Timing and size of awards, including whether to provide for target, minimum or maximum amounts;

•	Treatment of new, terminated or retiring directors;

•	Length of performance and service periods and vesting schedules;

•	Treatment of awards on a change in control;

•	Interest rates;

•	Interpretation or construction of plan and agreement provisions;

•	Establishment, amendment and rescission of such rules and regulations as it deems necessary or advisable;

•	Exercise price or base price;

•	Termination, suspension, discontinuation, extension, modification or amendment of any plan or agreement;

•	Level of achievement against stated performance metrics (i.e., earned percentage); and

•	Forfeiture and recoupment policy.
With respect to performance awards, including the annual bonuses, that are based on the achievement of certain financial measures, the compensation committee retains the ability to adjust the targets and/or set different financial measures upon the occurrence of certain events, such as material acquisitions, material dispositions, mergers, force majeure, macroeconomic or macro-political events, significant product changes or expansion of services offered, that trigger an amendment to ensure the original purpose of the performance awards is maintained and/or that incentives are maintained.
In addition, the compensation committee or board may exercise discretion with respect to any aspect of a director’s (executive or non-executive) compensation in the case of unforeseen, exceptional changes to the business, acquisitions or market conditions, with reference to, among other measures, an appropriate benchmarking or other analysis.
Any use of discretion as described above or otherwise permitted in an applicable plan or agreement would be explained in the following annual compensation report on the implementation of the directors’ compensation policy.

(2)
For time-vested awards, no performance measures apply as the awards are only subject to continued service as an executive director. The multi-year vesting period for 2020 (currently three years) for these awards is currently believed to be appropriate in order to have an executive director retain a long-term interest in our company although it may be adjusted by the company. In previous years it was set at 2.75 years for PSUs and 4 years for SARs. The value of the awards will move with our share prices, which provides incentive to deliver on our company’s long-term strategic objectives and is in line with our shareholders’ interests.
Prior Commitments to Directors
Commitments made by our company to our executive and non-executive directors before the effective date of this directors’ compensation policy (each such commitment, a Prior Commitment) will be honored without regard to whether the Prior Commitment is consistent with the prevailing policy at the time when the Prior Commitment is ultimately fulfilled; provided, however, that such Prior Commitment is consistent with any applicable compensation policy, if any, in force when made. These commitments include deeds of indemnity entered into by our company with each of our directors as permitted by our articles of association. These deeds of indemnity require that we indemnify our directors, to the fullest extent permitted by applicable law, against all losses suffered or incurred by them in the event that they are a party to or involved in any claim arising in connection with their appointment as director, officer, employee, agent or fiduciary of Liberty Global or another corporation at the request of Liberty Global. In addition, any arrangement or commitment made by our company pursuant to and consistent with this directors’ compensation policy, as approved by our shareholders, will be deemed consistent with a later, amended policy, even if such arrangement would not otherwise be consistent with the policy prevailing when the commitment is fulfilled.
New Recruits Policy—Non-Executive Directors
The compensation package for any new non-executive director would, so far as practicable, be consistent with the policy table set forth above, taking into account the experience and skills of the individual and market conditions. The compensation package for any new non-executive director would, so far as practical, be as set out in the policy table above with fees prorated in the first year as necessary. The current maximum annual fee (excluding variable components as described in the policy table) that may be awarded to any new non-executive director is $125,000, plus an equity grant with a value of approximately $187,500 at the time of appointment. This maximum may be increased in accordance with the above policy table.
New Recruits Policy—Executive Directors
The compensation package for any new executive director would, so far as practicable, be consistent with the policy table set forth above, taking into account the experience and skills of the individual, market conditions and the country of residence or citizenship. In order to recruit high-caliber talent, the compensation committee will apply its discretion in determining an appropriate compensation package for a new executive director. In doing this, the compensation committee does not target compensation levels at any particular percentile of any applicable comparator group. In addition to the benefits as stated above, our company may cover relocation expenses, if necessary, and may offer a signing bonus. Any relocation costs will be made in line with our relocation policy applicable to all employees. This policy includes assistance with obtaining visas and work permits and limits on household items shipped by air and/or by sea and excludes costs for shipping certain large personal items (e.g. vehicles and pianos). The amount of any signing bonus will be based on market conditions and as the compensation committee, in its discretion, determines is necessary to attract high-caliber talent. If relocation costs and a signing bonus are provided, they may generally be subject to recoupment of up to 50% if the new executive director leaves our company within two years of appointment. As appropriate, we may also consider buying out existing share awards or long-term incentives of the new executive director from a previous employer, provided that any such compensation is no more valuable than the award being given up. Such action may be either in cash or replacement equity awards under our incentive plans or in combination thereof. We may also reimburse all or a portion of the legal fees in connection with agreeing to employment terms.
The maximum variable compensation that may be awarded on an ongoing basis to any new executive director will be in accordance with the above policy table. This would not include any amounts paid to buy out share awards or long-term incentives from a previous employer.
This new recruits policy applies to both an internal promotion or an external hire.
Other

Applicable laws of England & Wales provide for alternate directors to be appointed in the event a director may not be able to serve or attend a meeting. We have not historically appointed any alternate directors. In the future, should the need arise, the Board may determine that some form of compensation is appropriate for an alternate director. Some boards have also considered other positions such as board observers, emeritus board positions or other arrangements beyond the traditional board member position. In such event, the Board will take into account the service period, the degree of participation and involvement in Board or committee proceedings, market conditions, and other factors to attract and retain an alternate director. Furthermore, companies incorporated in England & Wales often have executive directors beyond the CEO of the company, which is not the prevailing practice in the United States. Presently our chairman is a non-executive chairman; the Board could determine that an executive chairman is appropriate or desirable in the future. The Board could determine on a future date that another executive director position is warranted and in such circumstances may have to adjust that person’s compensation to take into account director service in addition to officer service. Retirements of directors may also involve special circumstances that the Board may take into account in establishing benefits or other adjustments to compensation for the director in question. The residence of a future director could mean that relocation expenses, expatriate expenses or other similar expenses or benefits may be required to attract or retain that directors.

Other 2020 Compensation—2020 Employee Response Fund

In April, 2020 the company announced the formation of a Liberty Global Response Fund intended to help employees and their families who have been significantly affected by the COVID-19 crisis. The program is funded initially by the company’s executive leadership team and board of directors who will donate $2 million out of their remaining 2020 salaries and director fees via voluntary salary and fee reductions. This amount includes $1 million from our CEO, Michael Fries, 10% of salary reductions from our other NEOs and 10% of director fee reductions in the case of our non-executive directors. The company has also agreed to match all donations to the fund, which will bring the total amount available to employees to $4 million.

Consideration of Employee Compensation
As shown in the policy table, the executive director’s compensation is heavily weighted towards variable pay. This is also the case for other members of our executive leadership team and our corporate employees. Individual salary levels, target value of equity awards and annual bonus amounts vary according to the employees’ and officers’ levels of responsibility and contributions to our company. From time to time, the compensation committee considers comparative pay data for other similarly situated employees of companies in our industry and companies with which we compete for talent. In determining our non-executive directors’ compensation, our board relies on the general business and industry knowledge and experience of the members of our board and its own evaluation of the performance of our company and of our individual non-executive directors. Neither the compensation committee nor the board consults with employees in determining the directors’ compensation policy and does not take into account employee pay and conditions when determining non-executive directors’ compensation as employee pay and conditions are not relevant.
Service Contracts Policy
Non-executive directors do not currently have appointment letters in force with our company. Past letters are available for inspection at the registered office of our company.
The service contracts (also referred to as employment agreements) of executive directors may contain tailored terms which allow for termination payments to be paid if the executive director’s employment is terminated under certain circumstances , such as following a change of control, involuntary termination, termination “without cause,” “good reason”, death or disability, each as defined in the applicable executive director’s service contract.
In 2014, our board of directors and the compensation committee determined that it was in our company’s best interest to enter into an employment agreement with Mr. Fries to serve as our CEO in order to promote stability in management, secure his services for the long term, implement appropriate restrictive covenants and recognize his outstanding performance and our company’s success under his leadership. Mr. Fries was not previously subject to an employment agreement with us.
The initial term of the Original Fries Agreement ended on April 30, 2019 and in 2019, Liberty Global and Mr. Fries agreed on terms to renew and amend the Original Fries Agreement for an additional five-year term ending April 30, 2024. After the initial term, the Fries Agreement automatically renews for successive one-year terms unless either party provides at least 180 days written notice to the other party of its intention not to renew the term. Notwithstanding the foregoing, the Fries Agreement and Mr. Fries’ employment may be terminated by either party at any time during the initial five-year term or a renewal term.
Further details of termination and terms of the current executive director's employment are described more fully in Executive Officers and Directors--Employment and Other Agreements--Michael T. Fries--Summary of the Fries Agreement of the proxy statement; however, such provisions may be amended from time to time. Such summary of the terms of the Fries Agreement is subject to and qualified in its entirety by reference to the Fries Agreement, which is available for inspection at the registered office of our company and on the U.S. Securities and Exchange Commission website: www.sec.gov.

Although we are incorporated in the U.K., our ordinary shares are listed and traded on the NASDAQ Global Select Market, and Mr. Fries is based in Denver, Colorado. Consequently, the compensation for Mr. Fries and the terms of the Fries Agreement are based on U.S. customs and standards as we are competing with U.S. companies for senior management personnel based in the U.S. U.K. law requires that the compensation of our directors (including that of Mr. Fries who is a member of our board of directors), including historical compensation, whether awarded on terms subject to U.S. law or not, be consistent with a compensation policy approved by our shareholders. In accordance with these regulations, our shareholders approved our director compensation policy at the annual general meeting held in 2017, including compensation payable to Mr. Fries pursuant to the terms of the Original Fries Agreement.We are again presenting the directors’ compensation policy for shareholder approval at the AGM.
The key terms and conditions contained in the current Fries Agreement that could impact the director’s remuneration are set out in Executive Officers and Directors--Employment and Other Agreements--Michael T. Fries--Summary of the Fries Agreement in the proxy statement. The compensation policy set out under Director’s Compensation Policy--Executive Directors describes how such terms and conditions may be impacted by our compensation policy. For an illustration of our compensation policy with respect to Mr. Fries, see Illustration of the Application of the Policy.
In addition any potential additional benefits that may be made on termination or a change in control, are outlined for the current year in Executive Officers and Directors--Potential Payment upon Termination or Change of Control of the proxy statement, which gives an indication of how these payments may be determined.
Payments for Loss of Office Policy
Other than as provided by the terms of the Fries Agreement , we have not adopted a severance policy for any of our directors. Notwithstanding the foregoing, and subject to the terms of any service contracts, the compensation committee in the case of an executive director and the board in the case of a non-executive director may determine whether any payments or gifts are appropriate to any terminating or resigning director based upon actual circumstances and are appropriate in a U.S. context. The availability of payments and benefits for Mr. Fries varies with the reason employment terminates as provided in the Fries Agreement. If a new executive director is appointed, the compensation committee may decide it is appropriate to also enter into a service contract that provides similar provisions (or other market-based provisions) on termination to those included in our executive director’s service contract, including potentially relocation arrangements. Notice periods for executive directors will be set in accordance with market practice and with reference to factors such as business continuity balanced with the expectations of new hires.
For our directors (other than Mr. Fries), any outstanding equity awards will be exercisable or forfeited as provided in our plans and agreements under which the awards were granted according to their respective terms and in accordance with all applicable laws, regulations and rules. Any required notice periods would be determined in accordance with applicable law. These terms are summarized below.
Any outstanding vested equity awards, absent termination of a director’s service by us for cause (as defined in the applicable plan), will remain exercisable in accordance with their terms. Directors are entitled to accelerated vesting of all or part of their outstanding equity awards on account of certain termination events, in accordance with the applicable plans. Generally, if termination is due to the occurrence of a change in control of our company (as defined in the applicable plan), options and SARs will become immediately exercisable and the restrictions on restricted shares, RSUs or performance-based RSUs will lapse, unless individual agreements state otherwise and provided further that such awards are not continued on the same terms and conditions or, in the case of certain corporate reorganization transactions, effective provision has not been made for the assumption or continuation of the awards on equivalent terms.
If a director’s service terminates due to death or disability, options and SARs will become immediately exercisable, target performance awards may be deemed to be earned (subject to reduction by the compensation committee based on achievement of the performance metrics), unvested performance awards will become immediately exercisable, and the restrictions on restricted shares and RSUs will lapse, unless individual agreements state otherwise. Notwithstanding the foregoing, unless otherwise provided in the relevant agreement as may be modified, (1) no option or SAR may be exercised after its scheduled expiration date, (2) if the director’s service terminates by reason of death or disability (as defined in the applicable plan), his or her options or SARs remain exercisable for a period of at least one year following such termination (but not later than the scheduled expiration date) and (3) any termination of the director’s service for “cause” (as defined in the applicable plan) will result in the immediate termination of all options and SARs and the forfeiture of all rights to any restricted shares, RSUs, performance awards, retained distributions, unpaid dividend equivalents and any related cash amounts held by such terminated director.
While definitions of the foregoing termination events vary among the plans and agreements, generally “cause” is defined to mean (1) insubordination, dishonesty, incompetence or other misconduct, (2) failure to perform duties and (3) a felony conviction for fraud, embezzlement or other illegal conduct. For terminations within 12 months of a change-in-control event, “cause” is generally defined to mean only a felony conviction for fraud, embezzlement or other illegal conduct.
Illustration of the Application of the Policy
The following bar chart sets out the minimum, target and maximum compensation that could be earned by our executive director in 2020 based on the policy described above. Each bar is divided into fixed, short-term and long-term compensation, and shows the percentage of the total comprised by the parts, and the total value of compensation expected for each bar. Importantly, with respect to performance conditions, the applicable regulations require us to show maximum potential payouts even if performance has already been determined at below the maximum payout.  As explained below, for example, the 2018 PSU equity grant has already been determined to payout at 106.1% but the chart shows a potential maximum payout of 150% even though that cannot in fact be achieved.

Basis of Calculation and Assumptions

•
For fixed compensation, the full amount of salary and estimated cost of benefits, and the value of time-vested RSUs has been included - no discount has been applied for the fact that an election is available to defer such compensation under our company’s deferred compensation plan or shareholding incentive program. Additionally, the chart reflects our executive director’s decision to decrease his salary for 2020 by $1 million in order to support the Liberty Global Response Fund.

•
Fixed compensation also considers the intrinsic value of SARs vesting in 2020.  The intrinsic value for all SARs vesting in 2020 is calculated based on the spread between the base price of the applicable SAR and the closing market prices of our shares on March 31, 2020, as reported by NASDAQ. The value of these awards as of March 31, 2020 is zero for all scenarios, including the maximum scenario which considers a 50% appreciation in the share price, as the base price of the applicable SARs are all above the market prices of the shares.

•	Equity Incentive Awards consist of the following:

▪
The CEO Performance Grant Award granted to our executive director pursuant to the Fries Agreement consists of 2 million awards comprised of 670,000 Restricted Shares and 1,330,000 PSUs. The 670,000 Restricted Shares were granted on May 15, 2019 and restrictions were released on December 31, 2019. 670,000 of the total PSUs will vest on May 15, 2020, subject to satisfying individual performance criteria, and are shown in the target and maximum scenarios in the chart above. A zero payout would result if minimum performance is not met and the target and maximum scenarios for these awards are the same as there is no over-performance available for these awards. The remaining 660,000 PSUs will vest on May 15, 2021, subject to satisfying individual performance criteria.

▪
The PSUs granted to our executive director in 2018 have a two-year performance period ending December 31, 2019 and vest in equal tranches on April 1, 2020 and October 1, 2020. For the illustrative purposes of the chart, the target scenario assumes a 100% payout and the maximum scenario represents the max payout of 150% available under the plan. The actual payout was 106.1% and was approved by the compensation committee on February 19, 2020.

▪
The value of all equity incentive awards are shown at the closing market prices of our shares on March 31, 2020, as reported by NASDAQ. The maximum with 50% share price appreciation scenario assumes a 50% increase to the closing market prices of our shares on March 31, 2020.

The annual compensation report beginning on page A-19 explains how we implemented the directors’ compensation policy in 2019.

Annual Compensation Report
The members of our compensation committee are Andrew J. Cole, Larry E. Romrell and JC Sparkman (chairman). The chairman of our compensation committee reports to our board of directors on annual compensation decisions and on the administration of existing programs and development of new programs. The members of our compensation committee are “independent directors” (as defined under the NASDAQ Stock Market rules), “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) and “outside directors” (as defined in Section 162(m) of the Code).
The compensation committee is responsible for identifying our primary goals with respect to executive compensation, implementing compensation programs designed to achieve those goals, subject to appropriate safeguards to avoid unnecessary risk taking, and monitoring performance against those goals and associated risks. The responsibilities of the compensation committee are more fully described in its charter, which is available on our website at www.libertyglobal.com. In making its compensation decisions, the compensation committee ultimately relies on the general business and industry knowledge and experience of its members and the compensation committee’s own evaluation of our company and the performance of our executive officers. From time to time, however, the compensation committee will retain a compensation consultant to assist it in evaluating proposed changes in compensation programs or levels of compensation and to provide comparative data. In 2019, the compensation committee did not retain any consultants or advisors.
All compensation decisions with respect to our executive director and the chairman of our board are made by our compensation committee. Decisions with respect to our executive director’s compensation are made in private sessions of the compensation committee without the presence of management. With the assistance of our Human Resources and Legal Departments, our executive director is involved in formulating the terms of proposed performance or incentive award programs for consideration by the compensation committee, evaluating alternatives and recommending revisions. Other senior officers, within the scope of their job responsibilities, participate in gathering and presenting to the compensation committee, various legal, tax and accounting analyses relevant to compensation and benefit decisions.
The compensation committee’s approach to equity incentive awards for our executive director places a significant emphasis on performance-based equity awards. Since 2010, the compensation committee’s approach has been to set a target annual equity value for each executive officer, of which approximately two-thirds would be delivered in the form of an annual award of PSUs, which if earned convert to time-vested RSUs, and approximately one-third in the form of an annual award of time-vested SARs. In 2019, the compensation committee followed this approach.
Below is the annual compensation report on our directors’ compensation for the year-ended December 31, 2019. Pursuant to the requirements of the Companies Act, portions of this report have been audited by our U.K. auditors, KPMG LLP (U.K.) as indicated.

Single Total Figure of Compensation for Directors (Audited)
Below is the compensation earned by each of our directors in 2019 and 2018, which is provided in the format required by applicable U.K. regulations. The values reflected in the Long-Term Performance Awards column and the SAR/Option Awards column are based on market prices as described in footnotes 3 and 4 below for specific dates (and not grant date fair values as is the case under U.S. regulations). Accordingly, actual values realized or realizable may vary significantly from the figures in this table.

Director	Year	Fees and Salary ($)		Taxable Benefits ($)(1)	Annual Performance Bonus Awards ($)(2)	Long-Term Performance Awards ($)(3)	SAR/Option Awards ($)(4)		Pension ($)(5)	Other Items in the Nature of Remuneration ($)(9)	Total ($)
Executive
Michael T. Fries	2019	2,369,915		756,384	15,263,387	26,078,166	30,129		—	5,000,000	49,497,981
	2018	2,091,000		531,374	10,159,397	11,704,575	399,726		—		24,886,072

Non-Executive
Andrew J. Cole	2019	125,000	(6)(7)	593	—	—	—	(8)	—	—	125,593
	2018	116,500	(6)(7)	12,438	—	—	8,939		—	—	137,877

Miranda Curtis	2019	125,000		3,070	—	—	—	(8)	—	—	128,070
	2018	120,250		3,237	—	—	8,939		—	—	132,426

John W. Dick	2019	125,000	(6)	3,443	—	—	—	(8)	—	—	128,443
	2018	118,750	(6)	5,126	—	—	8,939		—	—	132,815

Paul A. Gould	2019	165,000	(6)(7)	24,206	—	—	—	(8)	—	—	189,206
	2018	145,250	(6)(7)	23,713	—	—	8,939		—	—	177,902

Richard R. Green	2019	125,000	(7)	13,663	—	—	—	(8)	—	—	138,663
	2018	111,250		13,040	—	—	8,939		—	—	133,229

John C. Malone	2019	—		750,656	—	—	—	(8)	—	—	750,656
	2018	—		505,116	—	—	—		—	—	505,116

David E. Rapley	2019	135,000	(7)	102,442	—	—	—	(8)	—	—	237,442
	2018	121,250	(7)	101,790	—	—	8,939		—	—	231,979

Larry E. Romrell	2019	125,000		719	—	—	—	(8)	—	—	125,719
	2018	117,250		3,270	—	—	8,939		—	—	129,459

JC Sparkman	2019	150,000		30,244	—	—	—	(8)	—	—	180,244
	2018	143,000		999	—	—	8,939		—	—	152,938

J. David Wargo	2019	125,000	(6)(7)	15,783	—	—	—	(8)	—	—	140,783
	2018	121,000	(6)(7)	26,821	—	—	8,939		—	—	156,760

_______________

(1)	Taxable benefits provided to our executive director include the following:

Executive Director	Year	Group Term Life Insurance ($)	Interest on Deferred Compensation ($)(a)	Use of Company Plane & Sports Box ($)	Entertainment Expense ($)(b)	Health Plan/Executive Medical ($)	Gifts, Fees & Tax Gross-up ($)(c)	Total ($)

Michael T. Fries	2019	1,190	231,898	333,058	—	—	190,238	756,384
	2018	1,247	211,941	317,515	139	—	532	531,374
_______________

(a)
Calculated at the rate of 9% in effect at the time of election as this compensation was deferred prior to December 31, 2016. In 2017 the compensation committee reduced the rate to 8.5% for elections made to defer after December 31, 2016.

(b)	These expenses include entertainment costs for his spouse joining for board meetings.

(c)
For 2019 includes pursuant to the terms of the employment agreement with Mr. Fries, payment made on behalf of Mr. Fries for professional fees incurred by him related to his employment agreement of $188,294 and the tax gross-up of $1,944 on payment made on behalf of Mr. Fries for professional fees related to tax preparation filings.

Taxable benefits provided to our non-executive directors include the following:

Non-Executive Director	Year	Interest on Deferred Compensation ($)	Entertainment & Travel Expenses ($)(a)		Miscellaneous Expenses ($)			Use of Company Plane ($)		U.K. Group Health Insurance ($)	Gifts & Tax Gross-up ($)	Total ($)

Andrew J. Cole	2019	26	—		—			—		—	567	593
	2018	16	11,170		—			—		—	1,252	12,438

Miranda Curtis	2019	—	—		—			—		2,571	499	3,070
	2018	—	—	—	—			—		2,248	989	3,237

John W. Dick	2019	—	204		—			—		2,571	668	3,443
	2018	—	1,729		—			—		2,248	1,149	5,126

Paul A. Gould	2019	23,734	—		—			—		—	472	24,206
	2018	21,678	1,211		—			—		—	824	23,713

Richard R. Green	2019	13,042	—		—			—		—	621	13,663
	2018	11,983	—		—			—		—	1,057	13,040

John C. Malone	2019	—	204		750,000	(b)		—		—	452	750,656
	2018	—	139		500,000	(b)		3,779		—	1,198	505,116

David E. Rapley	2019	101,737	—		—			—		—	705	102,442
	2018	84,792	15,826		—			27		—	1,145	101,790

Larry E. Romrell	2019	—	204		—			—		—	515	719
	2018	—	139		—			2,016		—	1,115	3,270

JC Sparkman	2019	—	—		—			29,581		—	663	30,244
	2018	—	—		—			—		—	999	999

J. David Wargo	2019	15,080	—		—			—		—	703	15,783
	2018	13,846	11,873		—		—	—	—	—	1,102	26,821
_______________

(a)	These expenses include travel and entertainment costs for spouses or guests joining members of our board for board meetings.

(b)	These expenses include reimbursement for personal expenses related to the ownership of our shares and his services as chairman.

(2)
The amount reflects the value of the annual performance bonus awards earned by Mr. Fries. For information regarding the operation of our annual performance bonus awards, including the performance metrics and maximum achievable performance bonus awards, see the section of the CD&A titled Elements of Compensation Packages—Annual Performance Bonus Awards. Our non-executive directors do not receive annual performance bonus awards.

(3)
The amount reflects the value of PSUs with a performance period that ended in the year indicated based on the actual number of PSUs earned and the closing price of the shares as reported by NASDAQ on December 31 of such year. The PSUs generally vest in the year following the end of the performance period as long as the executive director is employed by our company on the vesting date. Due to share depreciation the amount above related to the PSUs does not include any amount attributable to the share price appreciation from when the award was granted to December 31, 2019. With respect to our multi-year incentive awards of 2018 PSUs under the 2018 long-

term incentive plan available for other executives, the compensation committee determined that our company exceeded the threshold for the two-year performance period ended December 31, 2019. This resulted in our CEO earning 106.1% of his target 2018 PSUs subject to continued employment to the vesting dates. For information regarding the operation of our PSUs including the performance measures and targets, see the section of the CD&A titled Elements of Compensation Packages—Equity Awards. Additionally, Mr. Fries received a sign-on equity commitment award of two million Liberty Global Class B shares on May 15, 2019, which is scheduled to vest in three annual installments, the first of which vested on May 15, 2019, and the remaining installments will vest on May 15 of 2020 and 2021, subject to performance conditions. The vested shares are included in this amount. Our non-executive directors do not participate in our long-term incentive programs.

(4)
The amounts represent the intrinsic value for all SARs (i.e., the spread between the base price of the applicable SAR and the market price of the underlying shares on the respective vesting dates) or options that vested during the years indicated as calculated based on the closing prices of our shares on the applicable vesting dates, as reported by NASDAQ. For our executive director, the amounts consist of the value of shares received by our executive director upon vesting of RSUs during the year indicated and the aggregate value for SARs that vested quarterly during the applicable year, added together. For our non-executive directors, the amounts consist of the value of shares received by such director upon the vesting of RSUs during the years indicated and the value of options that vested annually during the applicable year, added together. The RSU and SAR awards for our executive director and the RSU and option awards for our non-executive directors are not subject to performance measures but are time-vested only. We believe time-vested awards are appropriate in order to have our directors retain a long-term interest in our company. The value of the awards will move with our share prices, which provides incentive to deliver on our long-term strategic objectives and is in line with our shareholders’ interests.

(5)	We do not provide a pension or other defined benefit plan for our directors.

(6)	Includes the dollar value of fees paid in our Liberty Global Class A shares and Liberty Global Class C shares at the election of the director.

(7)
The following table indicates the amount of fees included in the table that the directors listed have elected to defer in the years indicated pursuant to the Director Deferred Compensation Plan. Such deferred amounts accrue interest at the rate of 8.5% per annum, compounded daily, until paid in full.

Non-Executive Director	Year	Amount Deferred ($)

Andrew J. Cole	2019	—
	2018	74

Paul A. Gould	2019	102
	2018	69

Richard R. Green	2019	—
	2018	—

David E. Rapley	2019	114,750
	2018	93,500

J. David Wargo	2019	74
	2018	74
(8) Based on the closing prices on March 1, 2019, June 12, 2019, and June 21, 2019, none of the options that vested those days were in the money.

(9)	Represents a commitment sign-on bonus paid to Mr. Fries at the time he renewed his employment agreement with our company in April 2019.

2019 Equity Incentive Grants (Audited)
During 2019, the compensation committee approved performance awards to the executive director under the 2014 Incentive Plan (as amended and restated) consisting of the 2019 PRSUs and PSUs. Details of these awards are summarized below with further details set out in the CD&A on the applicable performance metrics.

Director	Grant Date	Type of Award (1)(2)	Class of Shares	Number of Shares	Base Price/Share	Face Value (3)	Performance Period	% Vesting at Threshold

Michael T. Fries	3/07/2019	2019 PRSUs	Liberty Global Class A	146,084	$—	$3,793,801	3 years ending 12/31/2021	100%
	3/07/2019	2019 PRSUs	Liberty Global Class C	292,168	$—	$7,368,477	3 years ending 12/31/2021	100%
	4/01/2019	2019 PSUs	Liberty Global Class A	220,914	$—	$5,500,759	2 years ending 12/31/2020	50%
	4/01/2019	2019 PSUs	Liberty Global Class C	441,828	$—	$10,670,146	2 years ending 12/31/2020	50%
____________

(1)
The terms of the PRSUs and PSUs awarded to our executive director are summarized in the CD&A under Elements of Compensation Packages—Equity Incentive Awards in the proxy statement. Generally, the compensation committee sets the performance targets corresponding to a selected performance measure. The level of achievement of the performance target within a range established by the compensation committee determines the percentage of the PSU award earned during the performance period, subject to reduction or forfeiture based on individual performance.

(2)
For the PRSUS granted on 3/07/2019, based on achievement of the performance measures, the number of ordinary shares that may be earned would range from no ordinary shares to 146,084 Liberty Global Class A shares and 292,168 Liberty Global Class C shares. If earned, the 2019 PRSUs will vest on March 7, 2022. Details for the performance measures and targets granted on 4/01/2019 are set forth in the CD&A of the proxy statement. Based on the performance measures and targets achieved, the number of ordinary shares that may be earned would range from no ordinary shares to 331,371 Liberty Global Class A shares and 662,742 Liberty Global Class C shares. If earned, the 2019 PSUs will vest in two equal installments on April 1, 2021 and October 1, 2021.

(3)
For purposes of this table, the PRSUs and PSUs have been valued using the closing per share prices on the date of grant: Liberty Global Class A shares of $25.97 and $24.90, respectively and Liberty Global Class C shares of $25.22 and $24.15, respectively. The U.K. regulations applying to shares and share options require disclosure of the “face value” of such awards based on the maximum number of shares that would vest if all performance measures and targets are met multiplied by either the share price on the date of grant or an average share price.

Payments to Former Directors
There have been no payments made to former directors and no payments made for loss of office during 2019.
Share Ownership Policy
The compensation committee has established a share ownership policy for our executive officers and senior officers, including our executive director. The purpose of this policy is to ensure that our executive director, as well as our other officers, has a significant stake in our long-term success and are aligned with our shareholders. As a result, the compensation committee established guidelines for ownership of our ordinary shares by our executive director of a minimum value of five times our executive director’s base salary. Our non-executive directors are not subject to this policy, although they are encouraged to own ordinary shares, representing at least $100,000 in value.
Any newly appointed executive director is expected to meet the guidelines in the policy within four years of appointment. If the executive director is not compliant with the policy, the compensation committee may pay their annual bonus in ordinary shares and/or prohibit any further sales of ordinary shares until compliant. Our share ownership policy is summarized in the CD&A under Elements of Our Compensation Packages—Share Ownership Policy of the proxy statement.
As of April 1, 2020, the value of the ordinary shares owned by our executive director, calculated in accordance with the policy, significantly exceeded the requirements of the policy.
Director Share Ownership and Equity Grants (Audited)
The following table shows the number of shares owned by our directors as well as equity awards outstanding as of April 1, 2020. The equity awards consist of SARs and PSUs for our executive director and options for our non-executive directors.

			Time Vested Options/SARs/RSUs						Performance Awards
Director	Amount of Shares Beneficially Owned (#)		Number of Shares Underlying Unexercised Options/SARs (#) Exercisable	Number of Shares Underlying Unexercised Options/SARs (#) Unexercisable		Base or Exercise Price ($)	Number of Shares Underlying Unvested RSUs (#)	Expiration Date	Earned Performance Awards (#)(unvested)	Unearned Performance Awards (#)
Executive
Michael T. Fries
Liberty Global Class A	830,038	(1)	42,988	—		29.45	—	5/1/2020	81,718	366,998	(2)
			971,587	—		27.71	—	6/24/2020
			201,746	—		32.37	—	5/1/2021
			157,121	—		42.01	—	5/1/2022
			198,639	13,243	(3)	32.81	—	5/1/2023
			—	—		—	215,800	5/2/2023
			156,634	71,198	(4)	35.69	—	5/1/2024
			128,676	165,441	(5)	29.88	—	5/1/2025
			—	522,284	(6)	25.97	—	3/7/2029
			74,087	321,044	(7)	24.90	—	4/1/2029
			—	517,368	(8)	16.05	—	4/1/2030
Liberty Global Class B	2,109,081		—	—		—	—		—	1,330,000	(9)
Liberty Global Class C	1,239,344	(1)	42,788	—		29.05	—	5/1/2020	163,437	733,996	(2)
			85,596	—		27.13	—	5/1/2020
			1,933,985	—		25.84	—	6/24/2020
			967,468	—		27.34	—	6/24/2020
			401,446	—		30.81	—	5/1/2021
			316,802	—		40.52	—	5/1/2022
			397,278	26,486	(3)	31.65	—	5/1/2023
			—	—		—	431,600	5/2/2023
			313,269	142,395	(4)	34.80	—	5/1/2024
			257,352	330,882	(5)	28.94	—	5/1/2025
			—	1,044,568	(6)	25.22	—	3/7/2029
			148,174	642,088	(7)	24.15	—	4/1/2029
			—	1,034,736	(8)	15.12	—	4/1/2030
Non-Executive
Andrew J. Cole
Liberty Global Class A	21,735	(13)	4,634	—		29.22	—	6/28/2020
			5,716	—		34.44	—	6/26/2021
			4,303	—		44.46	—	6/25/2022
			5,840	—		30.47	—	6/16/2023
			4,767	2,383	(10)	28.83	—	6/21/2024
			2,647	5,294	(11)	30.14	—	6/12/2025
			—	6,811	(12)	26.46		6/11/2029
Liberty Global Class C	54,095		4,614	—		28.82	—	6/28/2020
			9,985	—		26.77	—	6/28/2020
			11,379	—		33.06	—	6/26/2021
			8,548	—		41.41	—	6/25/2022
			11,680	—		29.64	—	6/16/2023
			9,533	4,767	(10)	27.85	—	6/21/2024
			5,294	10,588	(11)	29.07	—	6/12/2025
			—	13,621	(12)	25.73	—	6/11/2029
Miranda Curtis

		Time Vested Options/SARs/RSUs						Performance Awards
Director	Amount of Shares Beneficially Owned (#)	Number of Shares Underlying Unexercised Options/SARs (#) Exercisable	Number of Shares Underlying Unexercised Options/SARs (#) Unexercisable		Base or Exercise Price ($)	Number of Shares Underlying Unvested RSUs (#)	Expiration Date	Earned Performance Awards (#)(unvested)	Unearned Performance Awards (#)
Liberty Global Class A	129,471	2,952	—		10.64	—	6/17/2020
		1,045	—		16.64	—	6/21/2021
		1,989	—		19.28	—	6/19/2022
		4,634	—		29.22	—	6/28/2020
		5,716	—		34.44	—	6/26/2021
		4,303	—		44.46	—	6/25/2022
		5,840	—		30.47	—	6/16/2023
		4,767	2,383	(10)	28.83	—	6/21/2024
		2,647	5,294	(11)	30.14	—	6/12/2025
		—	6,811	(12)	26.46		6/11/2029
Liberty Global Class C	381,237	2,940	—		10.51	—	6/17/2020
		5,873	—		10.57	—	6/17/2020
		1,041	—		16.42	—	6/21/2021
		2,166	—		15.85	—	6/21/2021
		1,981	—		19.03	—	6/19/2022
		4,098	—		18.49	—	6/19/2022
		4,614	—		28.82	—	6/28/2020
		9,985	—		26.77	—	6/28/2020
		11,379	—		33.06	—	6/26/2021
		8,548	—		41.41	—	6/25/2022
		11,680	—		29.64	—	6/16/2023
		9,533	4,767	(10)	27.85	—	6/21/2024
		5,294	10,588	(11)	29.07	—	6/12/2025
		—	13,621	(12)	25.73	—	6/11/2029
John W. Dick
Liberty Global Class A	44,267	2,952	—		10.64	—	6/17/2020
		1,045	—		16.64	—	6/21/2021
		1,989	—		19.28	—	6/19/2022
		4,634	—		29.22	—	6/28/2020
		5,716	—		34.44	—	6/26/2021
		4,303	—		44.46	—	6/25/2022
		5,840	—		30.47	—	6/16/2023
		4,767	2,383	(10)	28.83	—	6/21/2024
		2,647	5,294	(11)	30.14	—	6/12/2025
		—	6,811	(12)	26.46		6/11/2029
Liberty Global Class C	120,245	2,940	—		10.51	—	6/17/2020
		5,873	—		10.57	—	6/17/2020
		1,041	—		16.42	—	6/21/2021
		2,166	—		15.85	—	6/21/2021
		1,981	—		19.03	—	6/19/2022
		4,098	—		18.49	—	6/19/2022
		4,614	—		28.82	—	6/28/2020
		9,985	—		26.77	—	6/28/2020
		11,379	—		33.06	—	6/26/2021
		8,548	—		41.41	—	6/25/2022

		Time Vested Options/SARs/RSUs						Performance Awards
Director	Amount of Shares Beneficially Owned (#)	Number of Shares Underlying Unexercised Options/SARs (#) Exercisable	Number of Shares Underlying Unexercised Options/SARs (#) Unexercisable		Base or Exercise Price ($)	Number of Shares Underlying Unvested RSUs (#)	Expiration Date	Earned Performance Awards (#)(unvested)	Unearned Performance Awards (#)
		11,680	—		29.64	—	6/16/2023
		9,533	4,767	(10)	27.85	—	6/21/2024
		5,294	10,588	(11)	29.07	—	6/12/2025
		—	13,621	(12)	25.73	—	6/11/2029
Paul A. Gould
Liberty Global Class A	221,229	1,476	—		10.64	—	6/17/2020
		1,045	—		16.64	—	6/21/2021
		1,989	—		19.28	—	6/19/2022
		4,634	—		29.22	—	6/28/2020
		5,716	—		34.44	—	6/26/2021
		4,303	—		44.46	—	6/25/2022
		5,840	—		30.47	—	6/16/2023
		4,767	2,383	(10)	28.83	—	6/21/2024
		2,647	5,294	(11)	30.14	—	6/12/2025
		—	6,811	(12)	26.46		6/11/2029
Liberty Global Class B	51,429	—	—		—	—
Liberty Global Class C	980,463	1,470	—		10.51	—	6/17/2020
		2,937	—		10.57	—	6/17/2020
		1,041	—		16.42	—	6/21/2021
		2,166	—		15.85	—	6/21/2021
		1,981	—		19.03	—	6/19/2022
		4,098	—		18.49	—	6/19/2022
		4,614	—		28.82	—	6/28/2020
		9,985	—		26.77	—	6/28/2020
		11,379	—		33.06	—	6/26/2021
		8,548	—		41.41	—	6/25/2022
		11,680	—		29.64	—	6/16/2023
		9,533	4,767	(10)	27.85	—	6/21/2024
		5,294	10,588	(11)	29.07	—	6/12/2025
		—	13,621	(12)	25.73	—	6/11/2029
Richard R. Green
Liberty Global Class A	6,382	2,952	—		10.64	—	6/17/2020
		1,045	—		16.64	—	6/21/2021
		1,989	—		19.28	—	6/19/2022
		4,634	—		29.22	—	6/28/2020
		5,716	—		34.44	—	6/26/2021
		4,303	—		44.46	—	6/25/2022
		5,840	—		30.47	—	6/16/2023
		4,767	2,383	(10)	28.83	—	6/21/2024
		2,647	5,294	(11)	30.14	—	6/12/2025
		—	6,811	(12)	26.46		6/11/2029
Liberty Global Class C	14,635	2,940	—		10.51	—	6/17/2020
		5,873	—		10.57	—	6/17/2020
		1,041	—		16.42	—	6/21/2021

			Time Vested Options/SARs/RSUs						Performance Awards
Director	Amount of Shares Beneficially Owned (#)		Number of Shares Underlying Unexercised Options/SARs (#) Exercisable	Number of Shares Underlying Unexercised Options/SARs (#) Unexercisable		Base or Exercise Price ($)	Number of Shares Underlying Unvested RSUs (#)	Expiration Date	Earned Performance Awards (#)(unvested)	Unearned Performance Awards (#)
			2,166	—		15.85	—	6/21/2021
			1,981	—		19.03	—	6/19/2022
			4,098	—		18.49	—	6/19/2022
			4,614	—		28.82	—	6/28/2020
			9,985	—		26.77	—	6/28/2020
			11,379	—		33.06	—	6/26/2021
			8,548	—		41.41	—	6/25/2022
			11,680	—		29.64	—	6/16/2023
			9,533	4,767	(10)	27.85	—	6/21/2024
			5,294	10,588	(11)	29.07	—	6/12/2025
			—	13,621	(12)	25.73	—	6/11/2029
John C. Malone
Liberty Global Class A	4,562,720	(14)	6,370	—		29.45	—	5/1/2023
			20,802	—		32.37	—	5/1/2021
			26,067	—		42.01	—	5/1/2022
			30,259	—		32.81	—	5/1/2023
			21,649	10,824	(15)	35.69	—	5/1/2024
Liberty Global Class B	8,677,225	(14)(18)	—	—		—	—
Liberty Global Class C	17,225,759	(14)	6,340	—		29.05	—	5/1/2023
			13,652	—		27.13	—	5/1/2023
			41,393	—		30.81	—	5/1/2021
			52,560	—		40.52	—	5/1/2022
			60,518	—		31.65	—	5/1/2023
			43,297	21,649	(15)	34.80	—	5/1/2024
			43,325	86,649	(16)	28.94	—	5/1/2025
			82,577	165,154	(17)	24.15	—	4/1/2029
			—	384,914	(8)	15.12		4/1/2030
David E. Rapley							—
Liberty Global Class A	3,364		983	—		10.64	—	6/17/2020
			1,045	—		16.64	—	6/21/2021
			1,989	—		19.28	—	6/19/2022
			4,634	—		29.22	—	6/28/2020
			2,858	—		34.44	—	6/26/2021
			2,152	—		44.46	—	6/25/2022
			5,840	—		30.47	—	6/16/2023
			4,767	2,383	(10)	28.83	—	6/21/2024
			2,647	5,294	(11)	30.14	—	6/12/2025
			—	6,811	(12)	26.46		6/11/2029
Liberty Global Class C	6,045		979	—		10.51	—	6/17/2020
			1,957	—		10.57	—	6/17/2020
			1,041	—		16.42	—	6/21/2021
			2,166	—		15.85	—	6/21/2021
			1,981	—		19.03	—	6/19/2022
			4,098	—		18.49	—	6/19/2022
			4,614	—		28.82	—	6/28/2020

		Time Vested Options/SARs/RSUs							Performance Awards
Director	Amount of Shares Beneficially Owned (#)	Number of Shares Underlying Unexercised Options/SARs (#) Exercisable	Number of Shares Underlying Unexercised Options/SARs (#) Unexercisable		Base or Exercise Price ($)		Number of Shares Underlying Unvested RSUs (#)	Expiration Date	Earned Performance Awards (#)(unvested)	Unearned Performance Awards (#)
		9,985	—		26.77		—	6/28/2020
		5,690	—		33.06		—	6/26/2021
		4,274	—		41.41		—	6/25/2022
		11,680	—		29.64		—	6/16/2023
		9,533	4,767	(10)	27.85		—	6/21/2024
		5,294	10,588	(11)	29.07		—	6/12/2025
		—	13,621	(12)	25.73		—	6/11/2029
Larry E. Romrell
Liberty Global Class A	24,488	492	—		10.64		—	6/17/2020
		697	—		16.64		—	6/21/2021
		1,989	—		19.28		—	6/19/2022
		4,634	—		29.22		—	6/28/2020
		5,716	—		34.44		—	6/26/2021
		4,303	—		44.46		—	6/25/2022
		5,840	—		30.47		—	6/16/2023
		4,767	2,383	(10)	28.83		—	6/21/2024
		2,647	5,294	(11)	30.14		—	6/12/2025
		—	6,811	(12)	26.46			6/11/2029
Liberty Global Class C	51,516	490	—		10.51		—	6/17/2020
		978	—		10.57		—	6/17/2020
		694	—		16.42		—	6/21/2021
		1,442	—		15.85		—	6/21/2021
		1,981	—		19.03		—	6/19/2022
		4,098	—		18.49		—	6/19/2022
		4,614	—		28.82		—	6/28/2020
		9,985	—		26.77		—	6/28/2020
		11,379	—		33.06		—	6/26/2021
		8,548	—		41.41		—	6/25/2022
		11,680	—		29.64		—	6/16/2023
		9,533	4,767	(10)	27.85		—	6/21/2024
		5,294	10,588	(11)	29.07		—	6/12/2025
		—	13,621	(12)	25.73		—	6/11/2029
JC Sparkman
Liberty Global Class A	12,700	1,476	—		10.64		—	6/17/2020
		1,045	—		16.64		—	6/21/2021
		1,989	—		19.28		—	6/19/2022
		4,634	—		29.22		—	6/28/2020
		2,858	—		34.44		—	6/26/2021
		2,152	—		44.46		—	6/25/2022
		2,920	—		30.47		—	6/16/2023
		4,767	2,383	(10)	28.83		—	6/21/2024
		2,647	5,294	(11)	30.14		—	6/12/2025
		—	6,811	(12)	26.46			6/11/2029
Liberty Global Class C	26,301	1,470	—		10.51	1,470	—	6/17/2020

			Time Vested Options/SARs/RSUs							Performance Awards
Director	Amount of Shares Beneficially Owned (#)		Number of Shares Underlying Unexercised Options/SARs (#) Exercisable	Number of Shares Underlying Unexercised Options/SARs (#) Unexercisable		Base or Exercise Price ($)		Number of Shares Underlying Unvested RSUs (#)	Expiration Date	Earned Performance Awards (#)(unvested)	Unearned Performance Awards (#)
			2,937	—		10.57	2,937	—	6/17/2020
			1,041	—		16.42	1,041	—	6/21/2021
			2,166	—		15.85	2,166	—	6/21/2021
			1,981	—		19.03	1,981	—	6/19/2022
			4,098	—		18.49	4,098	—	6/19/2022
			4,614	—		28.82	3,075	—	6/28/2020
			9,985	—		26.77	6,657	—	6/28/2020
			5,690	—		33.06	3,793	—	6/26/2021
			4,274	—		41.41		—	6/25/2022
			5,840	—		29.64		—	6/16/2023
			9,533	4,767	(10)	27.85		—	6/21/2024
			5,294	10,588	(11)	29.07		—	6/12/2025
			—	13,621	(12)	25.73		—	6/11/2029
J. David Wargo
Liberty Global Class A	57,084		1,476	—		10.64		—	6/17/2020
			1,045	—		16.64		—	6/21/2021
			1,989	—		19.28		—	6/19/2022
			4,634	—		29.22		—	6/28/2020
			5,716	—		34.44		—	6/26/2021
			4,303	—		44.46		—	6/25/2022
			5,840	—		30.47		—	6/16/2023
			4,767	2,383	(10)	28.83		—	6/21/2024
			2,647	5,294	(11)	30.14		—	6/12/2025
			—	6,811	(12)	26.46			6/11/2029
Liberty Global Class C	170,073	(19)	1,470	—		10.51		—	6/17/2020
			2,937	—		10.57		—	6/17/2020
			1,041	—		16.42		—	6/21/2021
			2,166	—		15.85		—	6/21/2021
			1,981	—		19.03		—	6/19/2022
			4,098	—		18.49		—	6/19/2022
			4,614	—		28.82		—	6/28/2020
			9,985	—		26.77		—	6/28/2020
			11,379	—		33.06		—	6/26/2021
			8,548	—		41.41		—	6/25/2022
			11,680	—		29.64		—	6/16/2023
			9,533	4,767	(10)	27.85		—	6/21/2024
			5,294	10,588	(11)	29.07		—	6/12/2025
			—	13,621	(12)	25.73		—	6/11/2029
_______________

(1)	Includes 1,977 Liberty Global Class A shares and 13,061 Liberty Global Class C shares held in the 401(k) Plan for the benefit of Mr. Fries.

(2)
Represents the target number of Liberty Global Class A shares and Liberty Global Class C shares underlying (i) the 2019 PSUs and (ii) the PRSUs under the 2019 Challenge Performance Awards that may be earned by the executive director. If earned, (i) the 2019 PSUs will vest in two equal installments on April 1, 2021 and October 1, 2021, respectively, and (ii) the PRSUs will vest in full on March 7, 2022, subject to satisfying individual performance criteria over each of the years 2019, 2020 and 2021.

(3)	Vests in one remaining quarterly installment on May 1, 2020.

(4)	Vests in five equal remaining quarterly installments from May 1, 2020 to May 1, 2021.

(5)	Vests in nine equal remaining quarterly installments from May 1, 2020 to May 1, 2022.

(6)	Vests in full on March 7, 2022.

(7)	Vests in 13 equal remaining quarterly installments from May 1, 2020 to May 1, 2023.

(8)	Vests in three equal annual installments on each of May 1, 2021, May 1, 2022 and May 1, 2023.

(9)
Represents the number of Liberty Global Class B shares underlying the PSU grants included in the CEO Performance Grant Award made under the CEO’s renewed employment agreement in 2019. Pursuant to the renewed employment agreement, subject to satisfying individual performance criteria, 670,000 shares will vest on May 15, 2020, and the remaining 660,000 shares will vest on May 15, 2021.

(10)	Vests in one remaining annual installment on June 21, 2020.

(11)	Vests in two equal remaining annual installments on June 12, 2020 and June 12, 2021.

(12)	Vests in three equal remaining annual installments on June 11, 2020, and June 11, 2021 and June 11, 2022.

(13)	Includes 32 Liberty Global Class A shares held by Mr. Cole’s minor daughter.

(14)
Includes 124,808 Liberty Global Class A shares and 756,405 Liberty Global Class C shares held by Mr. Malone’s spouse, as to which shares Mr. Malone has disclaimed beneficial ownership. Also includes 8,677,225 Liberty Global Class B shares and 6,757,225 Liberty Global Class C shares held by the Malone Trust and includes 2,140,050 Liberty Global Class A shares and 4,736,253 Liberty Global Class C shares held by Columbus Holding LLC, in which Mr. Malone has a controlling interest.

(15)	Vests in one remaining annual installment on May 1, 2020.

(16)	Vests in two equal remaining annual installments on May 1, 2020 and 2021.

(17)	Vests in three equal remaining annual installments on April 1, 2020, April 1, 2021 and April 1, 2022.

(18)
Based on the Schedule 13D/A (Amendment No. 7) of Mr. Malone, filed with the SEC on February 18, 2014, pursuant to a letter agreement dated as of February 13, 2014, among Michael T. Fries, our CEO and our executive director, Mr. Malone and the Malone Trust have agreed that, for so long as Mr. Fries is employed as a principal executive officer by us or serving on our board of directors, (a) in the event the Malone Trust or any permitted transferee (as defined in the letter agreement) is not voting the Liberty Global Class B shares owned by the Malone Trust, Mr. Fries will have the right to vote such Liberty Global Class B shares and (b) in the event the Malone Trust or any permitted transferee determines to sell such Liberty Global Class B shares, Mr. Fries (individually or through an entity he controls) will have an exclusive right to negotiate to purchase such shares, and if the parties fail to come to an agreement and the Malone Trust or any permitted transferee subsequently intends to enter into a sale transaction with a third party, Mr. Fries (or an entity controlled by him) will have a right to match the offer made by such third party.

(19)	Includes 32 Liberty Global Class C shares held by Mr. Wargo’s spouse, as to which Mr. Wargo has disclaimed beneficial ownership.

Option Exercises and Stock Vested (Audited)
The table below sets forth certain information concerning each exercise of options or SARs and each vesting of restricted shares or RSUs by our directors during the year ended December 31, 2019.

	Option/SARs Awards					Stock Awards
Director	Grant Date	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Expiration Date	Vest Date	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)

Michael T. Fries
Liberty Global Class A	5/1/2012	45,603	(2)	304,628	5/1/2019
Liberty Global Class C	5/1/2012 2/5/2016	136,209	(2)	899,889	5/1/2019
Liberty Global Class A	2/5/2016					4/1/2019	93,457	(3)	2,327,079
Liberty Global Class C	2/5/2016					4/1/2019	186,915	(3)	4,513,997
Liberty Global Class A	2/5/2016					10/1/2019	93,457	(3)	2,265,398
Liberty Global Class C	2/5/2016					10/1/2019	186,914	(3)	4,375,657
Liberty Global Class B	5/15/2019					5/15/2019	670,000		16,944,300
John W. Dick
Liberty Global Class A	6/17/2009	10,501		195,607	6/17/2019
Liberty Global Class C	6/17/2009	31,362		573,898	6/17/2019
Paul A. Gould
Liberty Global Class A	6/17/2009	5,250		106,995	6/17/2019
Liberty Global Class C	6/17/2009	15,681		309,177	6/17/2019
Richard Green
Liberty Global Class A	6/17/2009	9,086		175,024	6/17/2019
Liberty Global Class C	6/17/2009	31,362		580,326	6/17/2019
David Rapley
Liberty Global Class A	6/17/2009	3,500		76,302	6/17/2019
Liberty Global Class C	6/17/2009	10,452		219,810	6/17/2019
JC Sparkman
Liberty Global Class A	6/17/2009	5,250		103,395	6/17/2019
Liberty Global Class C	6/17/2009	15,681		302,199	6/17/2019
J. David Wargo
Liberty Global Class A	6/17/2009	10,501		209,705	6/17/2019
Liberty Global Class C	6/17/2009	31,362		610,200	6/17/2019
_______________

(1)	Value reflects the aggregate amount realized upon the exercise or vesting of awards of Liberty Global Class A shares or Liberty Global Class C shares in 2019.

(2)
Consists of Liberty Global Class A shares and Liberty Global Class C shares subject to SARs, which were exercised automatically upon expiration of their term. The actual number of shares issued to Mr. Fries upon exercise of these SARs, after taking into account the spread between the base price and the closing market price and giving effect to the withholding of shares for taxes, was 6,418 Liberty Global Class A shares, and 19,504 Liberty Global Class C shares.

(3)	Includes shares withheld by the company to pay applicable taxes due upon vesting of RSUs in 2019.

Percentage Change in Compensation of Executive Director Compared with Employees
The following table shows the percentage change in salary, taxable benefits and annual performance bonus awards for our executive director and, as stated in the note to the table, our corporate employees located in our Denver corporate offices for the last two fiscal years. Note that Liberty Global budgeted a 3% increase in pay for employees in our Denver offices, however the chart below is impacted by reductions in total staff and retirements, particularly senior personnel and as a result the figure shows a decline in average pay.

	Executive Director (1)	Employees (2)

Salary	13.3%	(2.8)%
Taxable benefits (3)	42.3%	(25.6)%
Annual performance bonus awards	50.2%	30.3%
_______________

(1)
These numbers have been derived from the numbers in the section —Single Total Figure of Compensation for Directors (Audited). Additional information prepared in accordance with SEC requirements may be found in the CD&A

(2)
Due to the complexity of our global operations with operations in multiple countries with different currencies, cost of living and work culture, we selected as the comparator group for the above table our corporate employees based in our Denver office. This group of employees is considered appropriate because our executive director is based in Denver, his compensation is based on U.S. customs and standards and most of the employees in our Denver corporate offices participate in an annual performance bonus award program and benefit programs similar to those available to our executive director. To determine the percentage changes for the salary and taxable benefits for our corporate employees, we calculated the average amount of salary and taxable benefits per average employee by dividing the total salary and total taxable benefits by the average number of corporate employees for each fiscal year (without adjustment for leavers and joiners). To determine the percentage change for the annual performance bonus award, we calculated the average award earned per corporate employee by dividing the total performance bonus awards earned by the number of employees that earned such awards for each fiscal year.

(3)	Excluding one-off benefits associated with the renegotiation of the Fries Agreement which has a five year term, taxable benefits increased 4.5%.
CEO Pay Ratio
The following table sets out the ratio of our executive director’s pay to the total pay and benefits of U.K. employees at the 25th, 50th and 75th percentile of compensation among U.K. employees for 2019. The CEO single figure used in the calculation of the ratios reflects the 2019 single total figure of remuneration (as disclosed on page A-19) for our executive director.

Year	Method	25th percentile Pay Ratio	50th percentile pay ratio	75th percentile pay ratio
2019	C	1,624:1	939:1	517:1

The calculation methodology used reflects Option C as defined under the relevant regulations. To determine the employees at the three quartiles, the company reviewed and analyzed salary data for its permanent employees as of December 31, 2019. Given the size of the company and the variance in pay elements by employee, the company chose to use base salary to identify the best equivalents for the U.K. employees, as base salary represents the single largest component of pay for the majority of employees across the businesses. Having identified the pools of employees with salaries at the relevant levels, we excluded those employees whose start dates were after January 1, 2020 and graduate trainees on developmental rotations, and selected a single representative full-time employee from the remaining identified employees. Once the employees were identified, the company included other elements of pay, including overtime, commissions, benefits and all other relevant compensation elements and converted to U.S. Dollars using prevailing currency exchange rates as of December 31, 2019 in order to provide a like for like comparison to the pay of our executive director.

The 2019 salary, and pay and total benefits, for the 25th, 50th and 75th percentile U.K. employees are as follows:

Percentile	Salary	Total Pay
25th percentile	£21,270	£22,977
Median	£29,660	£39,762
75th percentile	£45,000	£72,168

Each employee’s pay and benefits were calculated using each employee’s remuneration, consistent with the aggregated CEO remuneration. (No adjustments were made and no components of pay have been omitted. Note that some of the U.K. employees have limited equity-based compensation. Cash on cash comparisons would be different because our CEO’s compensation has a substantial equity component.)
Relative Importance of Spend on Pay
The following table shows our consolidated expenditures for the last two fiscal years on total compensation costs (as calculated under GAAP) for all employees and our share repurchase programs. The share repurchase program was chosen as an appropriate comparator as it is our primary method of distributing profits to our shareholders.

	2019	2018	Percentage Change
	in millions

Compensation costs (1)	$2,189.7	$2,143.4	2.2%
Share repurchase programs (2)	$3,220.2	$2,010.0	60.2%
_______________

(1)
Includes costs for wages and salaries, share-based compensation, pension and social security and benefits. The amounts for 2019 and 2018 exclude employees who were with the operations sold by our company in 2019.

(2)	Following the completion of the sale of certain operations in 2019, the company effected a self-tender offer. This figure includes direct acquisition costs.
Past Performance
Total Shareholder Return Graphs
The following graph compares the changes in the cumulative total shareholder return on our Liberty Global Class A shares, Liberty Global Class B shares and Liberty Global Class C shares from January 1, 2010 to December 31, 2019, to the change in the cumulative total return on the ICB 6500 Telecommunications and the Nasdaq US Benchmark TR Index (assuming reinvestment of dividends, if applicable). The performance presented below includes (a) the share prices of LGI’s Series A, Series B and Series C common stock prior to the June 7, 2013 acquisition of Virgin Media and (b) the retrospective impact of the July 1, 2015 distribution of our LiLAC ordinary shares.  The performance presented below for the periods prior to July 1, 2016, has not been retrospectively revised to give effect to the distribution of LiLAC ordinary shares to holders of Liberty Global ordinary shares. The graph assumes that $100 was invested on January 1, 2010.

	December 31,
	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019

Liberty Global Class A shares	$161.57	$187.40	$287.49	$406.43	$448.66	$378.55	$273.37	$320.29	$190.71	$203.22
Liberty Global Class B shares (a)	$163.09	$187.22	$286.07	$402.04	$450.13	$360.69	$279.06	$315.44	$186.34	$201.77
Liberty Global Class C shares	$155.08	$180.79	$268.80	$392.86	$441.99	$373.01	$271.73	$309.61	$188.84	$199.41
ICB 6500 Telecommunications	$119.27	$127.28	$151.85	$172.19	$176.90	$183.25	$226.81	$226.59	$211.14	$266.82
Nasdaq US Benchmark TR Index	$117.55	$117.91	$137.29	$183.26	$206.09	$207.08	$234.02	$284.06	$268.60	$352.32
______________

(a)	Trading data is limited for Liberty Global Class B shares, as these shares are thinly traded.

Ten Year CEO Total Compensation (Determined under U.K. Regulations Using Historic Stock Prices)

	2019	2018(3)	2017(3)	2016(3)	2015(3)	2014(3)	2013(3)	2012(3)	2011(3)	2010(3)

Single Total Compensation Figure (1)(2)	$49,497,981	$24,886,072	$8,963,767	$24,038,545	$29,662,545	$131,664,116	$17,980,903	$14,544,935	$12,939,782	$4,348,078
Annual Performance Bonus Awards (as percentage of maximum)	101.8%	101.6%	57.0%	61.7%	82.3%	98.1%	79.2%	90.6%	100.0%	85.3%
Vesting of Long-Term Performance Awards (as percentage of maximum)	106.1%	27.4%	—%	66.3%	69.1%	100.8%	66.3%	93.5%	87.5%	—%

(1)
Reflects the single figure in respect of Mr. Fries for each of the periods, calculated in accordance with U.K. regulations (as shown in the table “Single Total Figure of Compensation for Directors (Audited)”.

(2)
U.K. regulations require that equity awards are valued using stock prices as of the end of the year in which they were granted and SAR values using the stock price at the time of vesting. Since market prices for our shares move upwards or downwards these values therefore only show the “spot” value based upon those regulations. Actual amounts realized or realizable will vary and can vary substantially. The single total figure of compensation for Mr. Fries consists of the sum of his fees and salary, taxable benefits, annual performance bonus awards, long-term performance awards, SAR/option awards and pension for the relevant year, as the case may be.

(3)
The numbers for the above table for previous years are derived from our proxy statement for each of the respective years. For further information on previous years please refer to those filings. For calendar year 2014, the reported single figure included compensation from Mr. Fries’ employment agreement which was entered into in that year. Under the agreement he received various equity awards which were subject to time vesting and performance conditions over multiple years, but which were shown pursuant to the applicable regulations as if earned in one year, reflecting stock prices on December 31, 2014. Stock prices have since varied.

Director Compensation for the Year Ending December 31, 2020
For 2020, the nominating and corporate governance committee with respect to our non-executive directors and the compensation committee with respect to our executive director intend to apply our expected approved directors’ compensation policy set out beginning on page A-4 and as summarized below.
Executive Director
Employment Agreement. On April 30, 2019, Liberty Global and Mr. Fries agreed on terms to renew the Original Fries Agreement for an additional five-year term. The Fries Agreement provides for renewal on substantially the same terms as the Original Fries Agreement, including adjustments to salary, bonus and annual equity incentives mentioned below. The aggregate value of these three annual components together are similar to the Original Fries Agreement beginning in 2020. The sign-on commitment grants in cash and equity were the same as the Original Fries Agreement in amount of the cash and number of shares. For additional information including on 2019, see Executive Officers and Director Compensation—Employment and Other Agreements in the proxy statement.
Salary. For 2020, the compensation committee increased our executive director’s base salary to $2,562,500. Previously, in connection with the Fries Agreement, his salary was adjusted to $2.5 million as of April 30, 2019. In connection with the Liberty Global Response Fund, Mr. Fries has voluntarily reduced his salary in 2020 by $1 million, as described below under April 2020 Developments.

Benefits. Our executive director is eligible for participation in our aircraft policy, directors’ and officers’ insurance, indemnification (as provided in our articles of association and a deed of indemnity between Liberty Global and the executive director), gifts, reimbursement of certain fees, and memberships in certain professional organizations. Our executive director is eligible for participation in other benefit plans and policies offered to salaried employees in the U.S., including life insurance, health insurance, executive health plan and gym facilities. We offer our Deferred Compensation Plan that permits our executive director to defer payment of his salary and annual bonus. In addition, we will pay for expenses related to business travel in accordance with our business expense policy.
Annual Performance Bonus Award. In February 2020, the compensation committee approved individual and department performance goals, including maximum achievable annual performance bonus awards, with respect to annual performance awards for 2020 to our executive officers, including our executive director. For 2020, the target achievable performance bonus award for our executive director is $15.25 million pursuant to the terms of the Fries Agreement and in accordance with the directors’ compensation policy. The target 2020 annual bonus program is based on the achievement of revenue and OFCF budgets, a target score for rNPS and specified department goals and objectives for the fiscal year ending December 31, 2020. Based on the achievement of the financial and operational performance metrics (except the department performance metric), a payout of up to 150% of the target bonus amount will be available for over-performance against budget or target. In order to achieve a more flexible management approach, the compensation committee replaced the individual APR multiplier with a discretionary special contribution bonus. In special circumstances, the compensation committee can approve the discretionary special contribution bonus, based on exceptional individual performance and special contributions, to increase the maximum 2020 annual performance bonus for an individual to amounts above 100% of the target bonus amount, subject to overall budget constraints and a maximum of 190%. Under the shareholding incentive program, the executive director may elect to receive up to 100% of his earned 2019 annual bonus in ordinary shares of Liberty Global in lieu of cash. The terms and financial metrics for this annual performance bonus award in 2019 are summarized in the CD&A under Elements of Compensation Packages—Annual Performance Bonus Awards in the proxy statement.
Equity Incentive Awards. In accordance with our equity incentive program, on April 1, 2020, the compensation committee established the annual long term incentive plan for 2020-2022 and granted RSUs and SARs to our executive officers, including our executive director, with a three-year service period of January 1, 2020 to December 31, 2022. These grants vest annually on May 1 of each of 2021, 2022 and 2023 (consisting of 60% RSUs and 40%SARs). For our executive director, the target equity value for the 2020 RSUs and SARs is $17.5 million pursuant to the Fries Agreement and will increase each year by $1.5 million during the term of the Fries Agreement.
In this particular annual program, the compensation committee elected to use RSUs rather than PSUs, as granted in former long-term incentive plans that were based on one or more financial, individual and department performance measures, to reflect a number of strategic and macro factors, including the current COVID-19 crisis. In addition, the vesting period of (i) the RSUs was extended to three years, as compared to the vesting period of PSUs granted in former programs of 2.75 years, to focus on retention and (ii) the SARs was changed from quarterly vestings over four years, as in previous SAR grants, to annual vestings over three years to better align with market practices in our industry. In future years, the compensation committee may return to company-wide financial and operational targets for use in the compensation planning.
Non-executive Directors
Certain compensation for 2020 will be same as compensation for 2019 and was maintained as stated in our directors’ compensation policy, which is summarized in the proxy statement under Executive Officers and Directors Compensation—Directors Compensation. Similar to previous years, the non-executive directors will receive an equity award grant on the date of the AGM as stated in the Executive Officers and Directors Compensation—Directors Compensation of the proxy statement, except in the case of our chairman, who will receive his grant of options at the time the executive director receives his SAR award grant. The equity awards they receive will be based on a combination of our Liberty Global Class A and Liberty Global Class C shares.
Our non-executive directors are eligible for participation in our aircraft policy, directors’ and officers’ insurance, indemnification (as provided in our articles of association and deeds of indemnity between Liberty Global and each non-executive director), gifts and memberships in certain professional organizations. We will also make available to our non-executive directors, when requested, health insurance under our health insurance policies. In accordance with our directors’ compensation policy, we will reimburse our chairman of the board from his reimbursement allowance for professional fees and other expenses incurred by him related to his ownership of our shares and in connection with his services as our chairman. For our non-executive directors, we offer our Directors Deferred Compensation Plan that permits our non-executive directors to defer up to 85% of their fees

(whether paid in shares or cash) and vesting of any RSUs. In addition, we will pay for expenses related to business travel, including guests when invited, in accordance with our business expense policy.
April 2020 Developments
In April, 2020 the company announced the formation of a Liberty Global Response Fund intended to help employees and their families who have been significantly affected by the COVID-19 crisis. The program is funded initially by the company’s executive leadership team and board of directors who will donate $2 million out of their remaining 2020 salaries and director fees via voluntary salary and fee reductions. This amount includes $1 million from our CEO, Michael Fries, 10% of salary reductions from our other NEOs and 10% of director fee reductions in the case of our non-executive directors. The company has also agreed to match all donations to the fund, which will bring the total amount available to employees to $4 million.
In April, 2020, the Compensation Committee and the Board of Directors determined to extend the expiration date on SARs and director options issued in 2013 from a seven-year term to a ten-year term to align those historic awards with the ten-year awards provided currently. Our Chairman’s options required no adjustment. There was no change to the exercise prices of the 2013 SARs and director options, which were set forth in the relevant Form 4 SEC filings made. They have exercise prices ranging from $27.71 to $32.20 in Class A ordinary shares and $25.84 to $31.76 in Class C ordinary shares (after taking into account adjustments for stock splits, share dividends, etc.). For the company’s executive officers, the exact number of SARs and their exercise prices are shown in Form 4 filings previously made.
Other than as stated above and in the policy, no changes are anticipated in 2020 with respect to the compensation of our non-executive directors or our executive director.
Signed on behalf of the board of directors:

Bryan H. Hall
Executive Vice President, General Counsel and Secretary
May 21, 2020

Company registered number:	8379990

VOTE

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Your vote matters – here's how to vote!

You may vote online instead of mailing this card.

Online
Go to **www.envisionreports.com/lgip** or scan the QR code — login details are located in the shaded bar below.

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/lgip

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual General Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Resolutions — The Board of Directors recommends a vote FOR all nominees in ordinary resolutions 1 - 4, FOR ordinary resolutions 5 - 7, for every 3 YEARS on Proposal 8 and FOR Proposals 9 - 14: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

+

C 1234567890 J N T

1 U P X 4 6 3 4 1 8

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

039NMH

Annual General Meeting Admission Ticket

Annual General Meeting of
Liberty Global plc Shareholders

June 30, 2020, 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time and 4 p.m. British Summer Time)
1550 Wewatta St., Suite 1000,
Denver Colorado 80202 U.S.

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Liberty Global plc's 2020 Annual General Meeting of Shareholders will be held at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time and 4 p.m. British Summer Time) on June 30, 2020, at 1550 Wewatta St., Suite 1000, Denver Colorado 80202 U.S. If you plan to attend the Annual General Meeting, please tear off and keep the upper portion of this form as your ticket for admission to the meeting. This ticket, along with a form of personal identification, admits the named Shareholder(s) and one guest. As a result of U.S. federal, state and local regulations and guidelines related to the COVID-19 pandemic, physical attendance at the meeting may be subject to restrictions or limitations based upon company policy. In order to provide shareholders with the ability to join remotely, the company intends to webcast the AGM for shareholders. The webcast can be accessed at https://www.libertyglobal.com/investors/investor-relations/presentations-and-webcasts/. However, due to England and Wales corporate laws, shareholders will not be able to vote during the webcast.

Your vote is important. Regardless of whether you plan to attend the meeting, it is important that your ordinary shares be voted. Accordingly, we ask that you vote your ordinary shares as soon as possible using one of two convenient methods: over the internet or by signing and returning your proxy card in the envelope provided. If you plan to attend the meeting, please mark the appropriate box on the proxy.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual General Meeting:
The Annual Report to Shareholders, the U.K. Report and Accounts and The Notice and Proxy Statement are available at www.envisionreports.com/lgip.

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/lgip

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — LIBERTY GLOBAL PLC Liberty Global Class A & B

Annual General Meeting of Shareholders — June 30, 2020

Proxy Solicited by the Board of Directors

The undersigned shareholder of Liberty Global plc hereby appoints Bryan H. Hall, Jennifer Hodges or Isabel Coberly, with power to act without the other and with the right of substitution in each, the proxies of the undersigned to vote all of the Liberty Global Class A and Liberty Global Class B shares of Liberty Global plc, held by the undersigned at the Annual General Meeting of Shareholders to be held on June 30, 2020, and at any adjournments thereof, with all the powers the undersigned would possess, if present in person. All previous proxies given with respect to the meeting are revoked.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS FOR ALL NOMINEES IN ORDINARY RESOLUTIONS 1 - 4, FOR ORDINARY RESOLUTIONS 5 - 7, FOR EVERY 3 YEARS ON PROPOSAL 8 AND FOR PROPOSALS 9 - 14. IN THE EVENT THAT ANY OTHER MATTER MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING, OR ANY ADJOURNMENT THEREOF, THE PERSONS SET FORTH ABOVE ARE AUTHORIZED, AT THEIR DISCRETION, TO VOTE THE MATTER.

(Resolutions on which to be voted appear on reverse side.)

B Materials Election

The rules of the U.K. Companies Act 2006 and the U.S. Securities and Exchange Commission permit companies to send you a notice that proxy and other information is available on the internet instead of mailing you a set of the materials. Check the box to the right if you consent to receiving such proxy and other materials via the internet. ☐

C Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

D Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐